UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule
14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
CHURCHILL DOWNS INCORPORATED
(Name of Registrant as Specified in its Charter)
Not applicable.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

DEAR FELLOW SHAREHOLDERS,
As we reflect on 2024, we are pleased to report a resounding year of growth for our Company. We delivered record net revenue of $2.7 billion, record net income of $427 million, and record Adjusted EBITDA of $1.2 billion from our diversified portfolio of assets.

Key Highlights and Growth Initiatives

●   Completed the new, world-class Paddock Project and celebrated a historic and record-breaking 150th Kentucky Derby at Churchill Downs Racetrack.

●   Opened The Rose in Northern Virginia in November 2024.

●   Opened the Terre Haute Casino Resort in Indiana in Spring 2024.

●   Expansion of our Kentucky historical racing machine (HRM) businesses with the opening of our seventh HRM entertainment venue, Owensboro Racing & Gaming in Western Kentucky, in February 2025.

●   Complete the Starting Gate Pavilion and Courtyard Project for the 151st Kentucky Derby in May 2025.

●   Strengthen our Virginia HRM portfolio by completing our HRM venue expansion in Richmond by the third quarter 2025 and opening The Roseshire in Henrico County by the fourth quarter of 2025.

●   Continue construction of the Marshall Yards Racing & Gaming HRM venue in Southwestern Kentucky for opening in first quarter 2026.

●   Initiate transformative, multi-year construction projects at Churchill Downs Racetrack.

We have a proven track record of generating strong returns on our organic capital investments. As we plan for the future of our Company, we remain steadfast and focused on executing our pipeline of growth projects to ensure we generate attractive long-term returns for our shareholders.

We are well-positioned to deliver compelling growth in the coming years, particularly through our flagship asset, the Kentucky Derby, along with our HRM opportunities in Virginia and Kentucky. We will pursue strategic acquisitions with accretive growth potential aligned with our long-term vision.

The success of our Company reflects the dedication and hard work of our accomplished and talented leaders and team members. We thank our leaders and team members for their contributions to the creation of long-term shareholder value.

We have a very strong balance sheet supported by our unique portfolio of assets that will continue to drive growth in Adjusted EBITDA and free cash flow.

Thank you for your continued support and investment in our Company. We appreciate your confidence in our team as we work to deliver long-term shareholder value for you.

R. Alex Rankin Chairman of the Board	William C. Carstanjen Chief Executive Officer

600 N. HURSTBOURNE PARKWAY, STE. 400

LOUISVILLE, KENTUCKY 40222

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date: Tuesday, April 22, 2025 Time: 9:00 a.m. Eastern Time Place: Via a live audio-only webcast at www.proxydocs.com/CHDN.

Agenda:

I.   To elect the two (2) Class II Directors identified in this Proxy Statement for a term of three (3) years (Proposal No. 1);

II.  To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2025 (Proposal No. 2);

III.   To approve the Churchill Downs Incorporated 2025 Omnibus Stock and Incentive Plan (Proposal No. 3);

IV.   To conduct an advisory vote to approve executive compensation (Proposal No. 4); and

V.  To transact such other business as may properly come before the meeting or any adjournment thereof, including matters incident to its conduct.

Record Date:

The close of business on March 3, 2025 has been fixed as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. Only shareholders of record at that time will be entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof.

Voting:

To attend and vote during the Annual Meeting, visit www.proxydocs.com/CHDN. All shareholders, including those who expect to attend the Annual Meeting virtually, are urged to vote prior to the Annual Meeting by telephone or Internet or by requesting and promptly signing and returning a proxy card, as more fully described in the Notice of Internet Availability of Proxy Materials.	Vote by Telephone
Vote by Internet
Vote by Mail

March 13, 2025

    By Order of the Board of Directors.

    BRADLEY K. BLACKWELL

    Executive Vice President and

    General Counsel,

    Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 22, 2025

The Company’s Proxy Statement for the 2025 Annual Meeting of Shareholders and the Annual Report to

Shareholders for the fiscal year ended December 31, 2024 are available at

http://www.churchilldownsincorporated.com/proxy

The letter to shareholders and the accompanying proxy statement contains various “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by the use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “seek,” “should,” “will,” “scheduled,” and similar words or similar expressions (or negative versions of such words or expressions), although some forward-looking statements are expressed differently. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors, that could cause actual results to differ materially from expectations are described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and in other filings we make with the Securities and Exchange Commission. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Proxy Statement

600 N. HURSTBOURNE PARKWAY, STE. 400

LOUISVILLE, KENTUCKY 40222

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 22, 2025

The Board of Directors (the “Board of Directors” or “Board”) of Churchill Downs Incorporated (“Company” “or “CHDN”) is soliciting proxies to be voted at the 2025 Annual Meeting of Shareholders to be held on Tuesday, April 22, 2025, at 9:00 a.m. Eastern Time (the “Annual Meeting”), and at any adjournment or postponement thereof. The Annual Meeting will be held in a virtual meeting format only. You will be able to attend and participate in the Annual Meeting online by visiting www.proxydocs.com/CHDN. Certain officers and directors of the Company and persons acting under their instruction may also solicit proxies on behalf of the Board of Directors by means of telephone calls, personal interviews and mail at no additional expense to the Company. The Notice of Internet Availability of Proxy Materials (the “Notice”) was first mailed to shareholders on or about March 13, 2025.

Voting Rights

Only holders of record of the Company’s Common Stock, no par value (“Common Stock”), on March 3, 2025 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. On that date, 73,487,843 shares of Common Stock were outstanding and entitled to vote. Each shareholder has one vote per share on all matters coming before the Annual Meeting. The shareholders of the Company do not have cumulative voting rights in the election of directors.

To ensure your votes are counted, please vote over the Internet, by telephone or by mail as instructed in these materials as promptly as possible.

VOTING INSTRUCTIONS AND INFORMATION

When and where is our virtual Annual Meeting?

We will hold our virtual Annual Meeting on Tuesday, April 22, 2025 at 9:00 a.m. Eastern Time online at www.proxydocs.com/CHDN.

How are we distributing our proxy materials?

In accordance with the “notice and access” rules and regulations adopted by the SEC, instead of mailing a printed copy of our proxy materials to each shareholder of record (the “full set delivery” option), we are furnishing proxy materials to our shareholders over the Internet (the “notice only” option). A company may use either option, “notice only” or “full set delivery,” for all of its shareholders or may use one method for some shareholders and the other method for others. We believe the “notice only” process expedites shareholders’ receipt of proxy materials and reduces the costs and environmental impact of our Annual Meeting. The Company will bear the entire cost of the solicitation.

On or about March 13, 2025, we began mailing a Notice to our shareholders containing instructions on how to access this Proxy Statement and our 2024 Annual Report on Form 10-K and vote online, as well as instructions on how to receive paper copies of these documents for shareholders who so select. This Proxy Statement and the 2024 Annual Report on Form 10-K are also available at http://www.churchilldownsincorporated.com/proxy.

Who can vote and ask questions at the Annual Meeting?

You are entitled to vote or direct the voting of your shares of CHDN Common Stock if you were a shareholder of record or if you held CHDN Common Stock in “street name” at the close of business on the Record Date (Monday, March 3, 2025). On that date, 73,487,843 shares of CHDN Common Stock were outstanding. Each share of CHDN Common Stock held by you on the Record Date is entitled to one vote.

2025 Proxy Statement	1

Proxy Statement

To vote during the Annual Meeting, you must be properly logged into the meeting website, as explained below under “What do I need to attend, and vote at, the Annual Meeting?” We will respond to questions submitted that are applicable to our business and otherwise in compliance with the rules of conduct for the meeting.

How many votes must be present to hold the Annual Meeting?

We must have a “quorum” to conduct the Annual Meeting. A majority of the outstanding shares of Common Stock entitled to vote, represented in person by virtual attendance or by proxy, shall constitute a quorum. Once a share is represented for any purpose at the Annual Meeting, it will be deemed present for quorum purposes for the remainder of the Annual Meeting and for any adjournment of the Annual Meeting, unless a new record date must be set for the adjourned meeting.

What do I need to attend, and vote at, the Annual Meeting?

In order to attend the Annual Meeting, you must register in advance at www.proxydocs.com/CHDN prior to the deadline of April 20, 2025 at 5:00 p.m. (Eastern Time). Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you access to the Annual Meeting and to submit questions prior to the Annual Meeting. Only CHDN shareholders of record as of the close of business on the Record Date will be permitted to attend the Annual Meeting. If you hold shares in “street name,” you will also need a valid “legal proxy” in order to vote at the Annual Meeting, which you can obtain by contacting your account representative at the broker, bank or similar institution through which you hold your shares. This legal proxy must be submitted with your registration to be able to vote your shares at the Annual Meeting.

If you encounter any technical difficulties accessing the virtual Annual Meeting, please call the technical support number that will be posted on the virtual meeting log-in page.

What proposals will be voted on at the Annual Meeting?

The following proposals from the Company will be considered and voted on at the Annual Meeting:

1.	To elect the two (2) Class II Directors identified in this Proxy Statement for a term of three (3) years (Proposal No. 1);

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2025 (Proposal No. 2);

3.	To approve the Churchill Downs Incorporated 2025 Omnibus Stock and Incentive Plan (Proposal No. 3); and

4.	To conduct an advisory vote to approve the executive compensation of the Company’s named executive officers as disclosed in this Proxy Statement (Proposal No. 4).

You may also vote on any other business as may properly come before the Annual Meeting or any adjournment thereof, including matters incident to the Annual Meeting’s conduct.

How does the Board of Directors recommend I vote?

CHDN’s Board of Directors unanimously recommends that you vote:

1.	“FOR” each of the two (2) Class II director nominees identified in this Proxy Statement.

2.	“FOR” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2025.

3.	“FOR” the proposal to approve the Churchill Downs Incorporated 2025 Omnibus Stock and Incentive Plan.

4.	“FOR” the proposal to approve, on a non-binding advisory basis, the executive compensation of the Company’s named executive officers as disclosed in this Proxy Statement.

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Proxy Statement

What vote is required to approve each proposal?

Proposal	Vote Required for Approval	Effect of Abstentions, Withhold Votes and Broker Non-Votes

Proposal No. 1 Election of Directors	Directors will be elected by a plurality of the votes cast at the Annual Meeting. The individuals nominated for election to the Board at the Annual Meeting receiving the highest number of “FOR” votes will be elected.	A withhold vote will have no effect on the outcome of the election of directors. Broker discretionary voting is not permitted. Broker non-votes will have no effect on the outcome of this proposal. Votes may not be cumulated.

Proposal No. 2 Ratification of PricewaterhouseCoopers LLP	The affirmative vote of the holders of a majority of the voting power of the Company’s capital stock present virtually in person or represented by proxy at the Annual Meeting and entitled to vote on such matter.	An abstention has the same effect as a vote “against” this proposal. Broker discretionary voting is permitted. Because broker discretionary voting is permitted, there will be no broker non-votes on this proposal.

Proposal No. 3 Approval of the Churchill Downs Incorporated 2025 Omnibus Stock and Incentive Plan	The affirmative vote of the holders of a majority of the voting power of the Company’s capital stock present virtually in person or represented by proxy at the Annual Meeting and entitled to vote on such matter.	An abstention has the same effect as a vote “against” this proposal. Broker discretionary voting is not permitted. Broker non-votes will have no effect on the outcome of this proposal.

Proposal No. 4 Approval, on a non-binding advisory basis, of the executive compensation of the Company’s named executive officers	The affirmative vote of the holders of a majority of the voting power of the Company’s capital stock present virtually in person or represented by proxy at the Annual Meeting and entitled to vote on such matter.	An abstention has the same effect as a vote “against” this proposal. Broker discretionary voting is not permitted. Broker non-votes will have no effect on the outcome of this proposal.

How do I vote?

You may cast your vote in one of four ways:

●

By Submitting a Proxy by Internet. Go to the following website: www.proxypush.com/CHDN. You may submit a proxy by Internet 24 hours a day. To be valid, your proxy by Internet must be received by the time of the Annual Meeting. When you access the website, follow the instructions to create an electronic voting instruction form.

●

By Submitting a Proxy by Telephone. To submit a proxy using the telephone, call 1-866-284-6863 any time on a touch-tone telephone. There is NO CHARGE to you for the call in the United States or Canada. International calling charges apply outside the United States and Canada. You may submit a proxy by telephone 24 hours a day, 7 days a week. Follow the simple prompts and instructions provided by the recorded message. To be valid, your proxy must be received by the time of the Annual Meeting.

●

By Submitting a Proxy by Mail. If you have requested and received a proxy card by mail, mark your proxy card, sign and date it, and return it in the prepaid envelope that was provided or return it to: Proxy Tabulator for Churchill Downs Incorporated, P.O. Box 8016, Cary, North Carolina 27512-9903. To be valid, your proxy must be received by April 21, 2025.

●

During the Annual Meeting. To vote during the live webcast of the Annual Meeting, you must first register at www.proxydocs.com/CHDN. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you access to the Annual Meeting and to submit questions prior to the Annual Meeting. Please be sure to follow instructions found on your proxy card and/or voting authorization form and subsequent instructions that will be delivered to you via email. Shareholders will be able to attend the Annual Meeting

2025 Proxy Statement	3

Proxy Statement

platform with the webcast beginning at 8:45 a.m. (Eastern Time) on April 22, 2025 pursuant to the unique access instructions they receive following their registration at www.proxydocs.com/CHDN.

How can I revoke my proxy or substitute a new proxy or change my vote?

You can revoke your proxy or substitute a new proxy by use of any of the following means:

For a Proxy Submitted by Internet or Telephone

●	Submitting in a timely manner a new proxy through the Internet or by telephone that is received prior to the time of the Annual Meeting;

●	Requesting, executing and mailing a later-dated proxy card that is received by April 21, 2025; or

●	Voting during the virtual Annual Meeting.

For a Proxy Submitted by Mail

●	Executing and mailing another proxy card bearing a later date that is received by April 21, 2025;

●	Giving written notice of revocation to CHDN’s Secretary at 600 N. Hurstbourne Parkway, Ste. 400, Louisville, Kentucky 40222 that is received by CHDN by April 21, 2025; or

●	Voting during the virtual Annual Meeting.

What is a broker non-vote?

Brokers, banks or other nominees holding shares on behalf of a beneficial owner may vote those shares in their discretion on certain “routine” matters even if they do not receive timely voting instructions from the beneficial owner. With respect to “non-routine” matters, the broker, bank or other nominee is not permitted to vote shares for a beneficial owner without timely received voting instructions. The only routine matter to be presented at the Annual Meeting is the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2025. The remaining proposals to be presented at the Annual Meeting are considered non-routine.

A broker non-vote occurs when a broker, bank or other nominee does not vote on a non-routine matter because the beneficial owner of such shares has not provided voting instructions with regard to such matter. If a broker, bank or other nominee exercises its discretionary voting authority on the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2025, such shares will be considered present at the Annual Meeting for purposes and broker non-votes will occur as to each of the other proposals presented at the Annual Meeting. Broker non-votes will have no impact on the voting results of the election of directors or the other proposals to be presented at the Annual Meeting.

How will my shares be voted if I return a blank proxy card or a blank voting instruction card?

If you are a holder of record of shares of our Common Stock and you sign and return a proxy card without giving specific voting instructions, your shares will be voted:

1.	“FOR” each of the two (2) Class II director nominees identified in this Proxy Statement.

2.	“FOR” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2025.

3.	“FOR” the proposal to approve the Churchill Downs Incorporated 2025 Omnibus Stock and Incentive Plan.

4.	“FOR” the proposal to approve, on a non-binding advisory basis, the executive compensation of the Company’s named executive officers as disclosed in this Proxy Statement.

If you hold your shares in street name via a broker, bank or other nominee and return a signed but blank voting instruction card (and do not otherwise provide the broker, bank or other nominee with voting instructions), your shares:

●	will be counted as present for purposes of establishing a quorum;

4	2025 Proxy Statement

Proxy Statement

●

will be voted in accordance with the broker’s, bank’s or other nominee’s discretion on “routine” matters, which includes only the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2025; and

●

will not be counted in connection with the election of directors, the proposal to approve the Churchill Downs Incorporated 2025 Omnibus Stock and Incentive Plan, the proposal to approve, on a non-binding advisory basis, the executive compensation of the Company’s named executive officers as disclosed in this Proxy Statement, or any other non-routine matters that are properly presented at the Annual Meeting. For each of these proposals, your shares will be treated as “broker non-votes.”

Our Board knows of no matter to be presented at the Annual Meeting other than the proposals described above. If any other matters properly come before the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by us on the proxy card will be voted with respect thereto as permitted and in accordance with the judgment of the proxy holders.

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Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the Record Date (except as otherwise indicated below) regarding the beneficial ownership of the Common Stock by the only persons known by the Company to beneficially own more than five percent (5%) of the Common Stock, each director and director nominee of the Company, each named executive officer (as defined in “Executive Compensation—2024 Summary Compensation Table” herein), and the Company’s directors and executive officers as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all of the shares of Common Stock shown as beneficially owned by them. The percentage of beneficial ownership is calculated based on 73,487,843 shares of Common Stock outstanding as of the Record Date. We are not aware of any pledge of our Common Stock or any other arrangements the operation of which may at a subsequent date result in a change in control of our Company.

Name of Beneficial Owner	Amount and Nature Of Beneficial Ownership		Percent of Class

BlackRock, Inc. and affiliates 55 East 52nd Street New York, NY 10055	7,996,638(1)		10.88

The Vanguard Group, Inc. and affiliates 100 Vanguard Blvd. Malvern, PA 19355	6,723,558	(2)	9.15

Directors

Andréa Carter	3,355	(3)	*

Douglas C. Grissom	26,540	(4)	*

Daniel P. Harrington	1,266,375	(5)	1.72

Karole F. Lloyd	35,671	(6)	*

R. Alex Rankin	94,682	(7)	0.13

Paul C. Varga	28,931	(8)	*

Named Executive Officers

William C. Carstanjen	1,591,644	(9)	2.17

William E. Mudd	681,308	(10)	0.93

Marcia A. Dall	155,159	(11)	0.21

Bradley K. Blackwell	24,877	(12)	*

Maureen Adams	13,421	(13)	*

11 Directors and Executive Officers as a Group	3,921,963		5.34

*	Less than 0.1%.

(1)

Based on a Schedule 13G/A filed with the SEC on October 18, 2024, reporting the beneficial ownership of BlackRock, Inc. and its subsidiaries specified therein (“BlackRock”) as of September 30, 2024. As reported in such filing, BlackRock has sole voting power over 7,811,228 shares, sole dispositive power over 7,996,638 shares and no shared voting or dispositive power over any shares.

(2)

Based on a Schedule 13G/A filed with the SEC on February 13, 2024, reporting the beneficial ownership of The Vanguard Group and its subsidiaries specified therein (“Vanguard”) as of December 29, 2023. As reported in such filing, Vanguard has sole voting power over no shares, sole dispositive power over 6,629,885 shares, shared voting power over 29,927 shares and shared dispositive power over 93,673 shares.

(3)

Includes 866 deferred stock units, which Ms. Carter has elected to defer pursuant to the Company’s deferred compensation plan. Also includes 1,259 restricted stock awards that will vest within 60 days of March 3, 2025, and 1,229 restricted stock units awarded by the Company for her board service, over which Ms. Carter has neither voting nor dispositive power until immediately following her resignation or retirement from the Board.

(4)

Includes 10,869 deferred stock units, which Mr. Grissom has elected to defer pursuant to the Company’s deferred compensation plan. Also includes 15,670 restricted stock units awarded by the Company for his board service, over which Mr. Grissom has neither voting nor dispositive power until immediately following his resignation or retirement from the Board.

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Proxy Statement

(5)

Mr. Harrington shares voting and investment power with respect to 1,145,352 shares held by TVI Corp. He specifically disclaims beneficial ownership of these shares. Amount in chart includes 71,790 deferred stock units, which Mr. Harrington has elected to defer pursuant to the Company’s deferred compensation plan. Also includes 49,232 restricted stock units awarded by the Company for his board service, over which Mr. Harrington has neither voting nor dispositive power until immediately following his resignation or retirement from the Board. Amount in chart does not include 195,204 shares held by the Veale Foundation. Mr. Harrington is a member of the Board of Trustees of the Veale Foundation, but Mr. Harrington disclaims beneficial ownership of those shares.

(6)

Includes 1,259 restricted stock awards that will vest within 60 days of March 3, 2025 and 13,182 restricted stock unit awards, over which Ms. Lloyd has neither voting nor dispositive power until immediately following her resignation or retirement from the Board.

(7)

Includes 49,232 restricted stock units awarded by the Company for his board service, over which Mr. Rankin has neither voting nor dispositive power until immediately following his resignation or retirement from the Board.

(8)

Includes 7,871 restricted stock units awarded by the Company for his board service, over which Mr. Varga has neither voting nor dispositive power until immediately following his resignation or retirement from the Board. Also includes 1,259 restricted stock awards that will vest within 60 days of March 3, 2025.

(9)

Excludes 70,627 restricted stock units deferred under the Company’s Deferral Plan. Excludes 228,121 restricted stock units and 2018 performance stock units, tied to Mr. Carstanjen’s continued service to the Company, awarded under the Company’s 2016 Omnibus Stock Incentive Plan over which Mr. Carstanjen has neither voting nor dispositive power until October 30, 2025, at which time 151,942 units shall vest without restriction; December 31, 2025, at which time 34,514 units shall vest without restriction; December 31, 2026, at which time 25,440 units shall vest without restriction; and December 31, 2027, at which time 16,225 units shall vest without restriction. Excludes 54,865 performance stock units awarded under the Company’s executive long term incentive compensation plan over which Mr. Carstanjen has neither voting nor dispositive power until December 31, 2025, at which time the performance period ends with regard to 27,222 performance stock units; December 31, 2026, at which time the performance period ends with regard to 27,643 performance stock units. Further excludes all performance stock units to be awarded to Mr. Carstanjen under the Company’s executive long-term incentive compensation plan for the performance period of January 1, 2025 through December 31, 2027.

(10)

Excludes 123,329 restricted stock units and 2018 performance stock units, tied to Mr. Mudd’s continued service to the Company, awarded under the Company’s 2016 Omnibus Stock Incentive Plan over which Mr. Mudd has neither voting nor dispositive power until October 30, 2025, at which time 94,966 units shall vest without restriction; December 31, 2025, at which time 13,479 units shall vest without restriction; December 31, 2026, at which time 9,475 units shall vest without restriction; and December 31, 2027, at which time 5,409 units shall vest without restriction. Excludes 24,206 performance stock units awarded under the Company’s executive long term incentive compensation plan over which Mr. Mudd has neither voting nor dispositive power until December 31, 2025, at which time the performance period ends with regard to 12,010 performance stock units; and December 31, 2026, at which time the performance period ends with regard to 12,196 performance stock units. Further excludes all performance stock units to be awarded to Mr. Mudd under the Company’s executive long-term incentive compensation plan for the performance period of January 1, 2025 through December 31, 2027.

(11)

Excludes 7,861 restricted stock units deferred under the Company’s Deferral Plan. Excludes 18,230 restricted stock units, tied to Ms. Dall’s continued service to the Company, awarded under the Company’s 2016 Omnibus Stock Incentive Plan over which Ms. Dall has neither voting nor dispositive power until December 31, 2025, at which time 9,028 units shall vest without restriction; December 31, 2026, at which time 6,092 units shall vest without restriction; and December 31, 2027, at which time 3,110 units shall vest without restriction. Excludes 17,752 performance stock units awarded under the Company’s executive long term incentive compensation plan over which Ms. Dall has neither voting nor dispositive power until December 31, 2025, at which time the performance period ends with regard to 8,808 performance stock units; and December 31, 2026, at which time the performance period ends with regard to 8,944 performance stock units. Further excludes all performance stock units to be awarded to Ms. Dall under the Company’s executive long-term incentive compensation plan for the performance period of January 1, 2025 through December 31, 2027.

(12)

Excludes 11,347 restricted stock units, tied to Mr. Blackwell’s continued service to the Company, awarded under the Company’s 2016 Omnibus Stock Incentive Plan over which Mr. Blackwell has neither voting nor dispositive power until December 31, 2025, at which time 5,258 units shall vest without restriction; December 31, 2026, at which time 3,790 units shall vest without restriction; and December 31, 2027, at which 2,299 units shall vest without restriction. Excludes 8,876 performance stock units awarded under the Company’s executive long term incentive compensation plan over which Mr. Blackwell has neither voting nor dispositive power until December 31, 2025, at which time the performance period ends with regard to 4,404 performance stock units; and December 31, 2026, at which time the performance period ends with regard to 4,472 performance stock units. Further excludes all performance stock units to be awarded to Mr. Blackwell under the Company’s executive long-term incentive compensation plan for the performance period of January 1, 2025 through December 31, 2027.

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Proxy Statement

(13)

Excludes 4,450 restricted stock units, tied to Ms. Adams’ continued service to the Company, awarded under the Company’s 2016 Omnibus Stock Incentive Plan over which Ms. Adams has neither voting nor dispositive power until December 31, 2025, at which time 2,959 units shall vest without restriction; and December 31, 2026, at which time 1,491 units shall vest without restriction. Excludes 8,876 performance stock units awarded under the Company’s executive long term incentive compensation plan over which Ms. Adams has neither voting nor dispositive power until December 31, 2025, at which time the performance period ends with regard to 4,404 performance stock units; and December 31, 2026, at which time the performance period ends with regard to 4,472 performance stock units.

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Proxy Statement

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The Company’s executive officers, as listed below, are elected annually to their executive offices and serve at the pleasure of the Board of Directors.

Name and Age	Position(s) With Company and Term of Office

William C. Carstanjen(1) Age: 57	Chief Executive Officer since August 2014; President and Chief Operating Officer from March 2011 to August 2014; Chief Operating Officer from January 2009 to March 2011; Executive Vice President and Chief Development Officer from June 2005 to January 2009; General Counsel from June 2005 to December 2006

William E. Mudd(2) Age: 53	President and Chief Operating Officer since October 2015; President and Chief Financial Officer from August 2014 to October 2015; Executive Vice President and Chief Financial Officer from October 2007 to August 2014

Marcia A. Dall(3) Age: 61	Executive Vice President and Chief Financial Officer since October 2015

Bradley K. Blackwell(4) Age: 53	Executive Vice President and General Counsel since February 2023; Senior Vice President and General Counsel from March 2017 to February 2023; Vice President, Operations from February 2015 to March 2017; Vice President, Legal from April 2011 to February 2015; Vice President, Legal and Regulatory Affairs for TwinSpires from January 2007 to April 2011; Corporate Counsel from April 2005 to January 2007

Maureen Adams(5) Age: 61	Executive Vice President, Gaming Operations since February 2023; Senior Vice President, Gaming Operations from February 2022 to February 2023; Vice President of Gaming Operations from July 2019 to February 2022; President and General Manager of Calder Casino from August 2013 to July 2019

(1)

Prior to joining the Company, Mr. Carstanjen was employed at General Electric Company (“GE”). From 2004 through June 2005, he served as the Managing Director and General Counsel of GE Commercial Finance, Energy Financial Services. From 2002 to 2004, he served as General Counsel of GE Specialty Materials and, from 2000 to 2002, he served as Transactions and Finance Counsel of GE Worldwide Headquarters. Mr. Carstanjen began his career as an attorney with Cravath, Swaine & Moore LLP in New York City, specializing in mergers and acquisitions and other corporate transactions.

(2)

Prior to joining the Company, Mr. Mudd was employed at GE. From 2006 through October 2007, he served as Chief Financial Officer, Global Commercial & Americas P&L of GE Infrastructure, Water & Process Technologies. From 2004 to 2006, he served as Chief Financial Officer, Supply Chain, Information Technology and Technology Finance, GE Consumer & Industrial Europe, Middle East, & Africa, Budapest and Hungary and, from 2002 to 2004, he served as Manager, Global Financial Planning & Analysis and Business Development at GE FANUC in Charlottesville, Virginia.

(3)

Prior to joining the Company, Ms. Dall was employed at Erie Indemnity Company, a company providing sales, underwriting and administrative services to Erie Insurance Exchange, where from March 2009 through October 2015, she served as Executive Vice President and Chief Financial Officer. From January 2008 until March 2009, she served as Chief Financial Officer of the Healthcare division at CIGNA Corporation. Prior to CIGNA, Ms. Dall was a corporate officer and the Chief Financial Officer for the International and U.S. Mortgage Insurance segments of Genworth Financial, a former subsidiary of GE. Ms. Dall began her career in 1985 in the Financial Management Program at GE and held various leadership roles both in finance and operations over her twenty-plus year tenure with GE. Ms. Dall is a Certified Public Accountant.

(4)

Prior to joining the Company, Mr. Blackwell served as Assistant General Counsel and Secretary at Michaels Stores, Inc. (“Michaels”), a NYSE publicly traded specialty retailer with over 1,000 stores across 49 states, Canada, and Puerto Rico. Prior to Michaels, Mr. Blackwell served as an attorney with Jones Day in Dallas, Texas, focusing on mergers and acquisitions and corporate counseling.

(5)	Prior to joining the Company, Ms. Adams was employed by Caesars Entertainment for 15 years where she held a variety of senior positions in Finance, Marketing/Sales, and Operations.

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Election of Directors (Proposal No. 1)

ELECTION OF DIRECTORS (Proposal No. 1)

At the Annual Meeting, shareholders will vote to elect the two (2) persons identified below to serve in Class II of the Board of Directors and to hold office for a term of three (3) years expiring at the 2028 annual meeting of shareholders and thereafter until their respective successors shall be duly elected and qualified or until the earlier of their resignation, death or removal.

The Amended and Restated Bylaws of the Company provide that the Board of Directors shall be composed of not fewer than three (3) nor more than fifteen (15) members, the exact number to be established by the Board of Directors, and further provide for the division of the Board of Directors into three (3) approximately equal classes, of which one (1) class is elected annually to a three (3) year term. Currently the Board of Directors is comprised of seven (7) directors, with three (3) directors in Class I, two (2) directors in Class II, and two (2) directors in Class III.

The Nominating and Governance Committee has recommended, and the Board has approved, the nomination of the two (2) persons named in the following table for election as directors in Class II. The nominees currently serve as members of Class II and have agreed to serve if re-elected.

Directors are elected by a plurality of votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. With each shareholder having one vote per share to cast for each director position, the nominees receiving the greatest number of “FOR” votes will be elected. The biographical information for our directors and director nominees below includes information regarding certain of the experiences, qualifications, attributes and skills that led to the determination that such individuals are qualified to serve on the Board of Directors.

The Board of Directors recommends a vote “FOR” the election of each director in Class II named below.

10	2025 Proxy Statement

Election of Directors (Proposal No. 1)

Election of Directors

The following table sets forth information relating to the Class II director nominees of the Company who are proposed to the shareholders for election to serve as directors for a term of three (3) years, expiring at the 2028 annual meeting of shareholders, and thereafter until their respective successors shall be duly elected and qualified or until the earlier of their resignation, death or removal.

Class II—Nominated for Terms Expiring in 2028

R. Alex Rankin
Age: 69 Director since 2008

Background, Skills and Experience

Mr. Rankin is the Chairman of the Board of Sterling G. Thompson Company, LLC, a private insurance agency and broker, and the President of Upson Downs Farm, Inc., a thoroughbred breeding and racing operation. He is also Vice Chairman and Director of Glenview Trust Company, a private Trust and Investment Management Company, and a Steward of The Jockey Club. Mr. Rankin is a former Trustee and Chairman of the James Graham Brown Foundation, a private, non-profit foundation that fosters the well-being, quality of life, and image of Louisville and Kentucky by actively supporting and funding projects in the fields of civic affairs, economic development, education, and health and general welfare, which since 1954 has awarded over 3,200 grants totaling over $620 million.

Key Qualifications and Experience

Mr. Rankin has expertise in finance and risk management. He also has years of experience in, and a deep understanding of, the thoroughbred horseracing industry.

Andréa Carter
Age: 55 Director since 2022

Background, Skills and Experience

Ms. Carter was appointed to the Board of Directors on December 15, 2022 and was originally identified as a candidate through another independent member of the Board of Directors. She has amassed over 25 years of professional experience in the field of human resources across multiple industries and major organizations and has served since 2017 as Senior Executive Vice President and Chief Human Resources Officer for Global Payments, Inc. in Atlanta, a worldwide provider of payment technology and software solutions. Prior to joining Global Payments, Inc., Ms. Carter was Chief Human Resources Officer for Habitat for Humanity and has held various executive Human Resources roles at Ralph Lauren, Newell Rubbermaid, and The Home Depot. She holds a bachelor’s degree in interdisciplinary studies from Tennessee State University and is a graduate of the Executive Leadership Council Class of 2022. Ms. Carter has been recognized with a number of distinctions and awards in recent years, which include: Atlanta Business Chronicle, “Women who Mean Business,” Atlanta Magazine, “Women Making a Mark,” Savoy Magazine, “Power 300 Most Influential Black Executives,” Women’s Inc., “Most Influential Women Execs in Corporate America,” and is a 2021 recipient of the UNCF MASKED award (Mankind Assisting Students Kindle Educational Dreams).

Key Qualifications and Experience

Ms. Carter has extensive leadership and human resources experience across multiple public companies.

(1)	There has been no change in principal occupation or employment of any director during the past 5 years.

(2)

Summaries above include directorships at any time within the last 5 years in companies with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subject to the requirements of Section 15(d) of the Exchange Act or companies registered under the Investment Company Act of 1940 and, in the case of certain nominees, other present or former directorships or positions considered significant by them.

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Election of Directors (Proposal No. 1)

The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve as a director. If any nominee should become unavailable before the Annual Meeting, the persons named in the proxy, or their substitutes, reserve the right to vote for substitute nominees selected by the Board of Directors.

Continuing Directors

The following tables set forth information relating to the Class III and Class I directors of the Company who will continue to serve as directors until the expiration of their respective terms of office and until their respective successors are duly elected and qualified.

Class III—Terms Expiring in 2026

Douglas C. Grissom
Age: 57 Director since 2017

Background, Skills and Experience

Mr. Grissom is a Senior Advisor on Madison Dearborn Partners’ (“MDP”) Technology & Government Solutions team. Prior to February 2024, Mr. Grissom served as a Managing Director on MDP’s Business & Government Software and Services team. Prior to joining MDP, he was with Bain Capital in private equity, McKinsey & Company, and Goldman Sachs. Through MDP, Doug has previously served on the Board of Directors at @stake, Aderant, Asurion, BlueCat Networks, Cbeyond, CoVant Technologies, Fieldglass, Fleet Complete, Great Lakes Dredge & Dock, Intelsat, LGS Innovations, Lightspeed Systems, LinQuest Corporation, and Neoworld. Outside MDP, he is a Board Member at Amherst College, Endeavor Louisville, Harvard Business School Fund Council, Harvard Business School Midwest Advisory Board, James Graham Brown Foundation, Kentucky Squash Racquets Association, Louisville Brands, Louisville Collegiate School, Louisville Squash Plus, and MetroSquash.

Key Qualifications and Experience

Mr. Grissom has extensive financial and board experience within a variety of industries. Mr. Grissom also has extensive private equity, mergers and acquisitions, and finance experience through his years of experience as an investment banker, consultant, and investor.

Daniel P. Harrington
Age: 69 Director since 1998

Background, Skills and Experience

Mr. Harrington serves as the President and Chief Executive Officer of HTV Industries, Inc., a private holding company with diversified business interests that include manufacturing, distribution, technology, and banking. Mr. Harrington also serves as a Trustee of The Veale Foundation. Previously, Mr. Harrington has served as a Director of First Guaranty Bank, First State Financial Corporation, and Portec Rail Products, Inc. (serving on its Audit and Compensation Committees).

Key Qualifications and Experience

Mr. Harrington has extensive financial, accounting, and chief executive experience within a variety of industries. He also has board, compensation, and audit experience, including serving for years as the Audit Chair for the Company and qualifies as an Audit Committee Financial Expert.

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Election of Directors (Proposal No. 1)

Class I—Terms Expiring in 2027

William C. Carstanjen
Age: 57 Director since 2015

Background, Skills and Experience

Mr. Carstanjen was named the Company’s twelfth Chief Executive Officer in August 2014 and appointed to the Board of Directors in July 2015. Mr. Carstanjen served as the Company’s President and Chief Operating Officer (2011-2014), the Company’s Chief Operating Officer (2009-2011) and as Executive Vice President, General Counsel and Chief Development Officer for the Company (2005-2009). Mr. Carstanjen joined the Company in July 2005 after serving as an executive with General Electric Company. Mr. Carstanjen began his career as an attorney with Cravath, Swaine & Moore LLP in New York City, specializing in mergers and acquisitions, corporate finance, and corporate governance. Mr. Carstanjen brings a wealth of experience and knowledge to his leadership role at the Company. Throughout his tenure, Mr. Carstanjen has led the Company’s diversification strategy into its online business lines, historical horse racing operations and regional casino gaming, as well as led the growth of the Kentucky Oaks and Kentucky Derby events. Mr. Carstanjen is a Director of Glenview Trust Company and the American Gaming Association.

Key Qualifications and Experience

Mr. Carstanjen has many years of leadership, strategy, mergers and acquisition, corporate finance, corporate governance and legal experience. He brings a wealth of experience and knowledge through his leadership roles at the Company.

Karole F. Lloyd
Age: 66 Director since 2018

Background, Skills and Experience

Mrs. Lloyd was elected to the Board of Directors in 2018 and serves as Chair of the Audit Committee and a member of the Nomination and Governance Committee. Mrs. Lloyd has served on the Board of Directors of Aflac Inc. since January 2017 and is chair of the Audit Committee and a member of the Executive Committee, Finance and Investment Committee, and Corporate Development Committee of the Aflac Inc. Board of Directors. Mrs. Lloyd is the retired Vice Chair and Southeast Regional Managing Partner for Ernst & Young LLP (“EY”). From 2009 through 2016, she served as a member of the US Executive Board, Americas Operating Executive, and the Global Practice Group for EY. In her 37-year career at EY, Mrs. Lloyd served many of EY’s clients through mergers, IPOs, acquisitions, divestitures, and across numerous industries including banking, insurance, consumer products, healthcare, transportation, real estate, manufacturing, and retail. Mrs. Lloyd has been active in the Atlanta community, working with the Metro Atlanta Chamber of Commerce and The Rotary Club of Atlanta. She was previously the Chair of the Atlanta Symphony Orchestra Board of Directors. Mrs. Lloyd is active in supporting many colleges and universities throughout the southeast, including serving on the President’s Advisory Council and the Board of Visitors at the University of Alabama. Mrs. Lloyd received her NACD cyber-risk oversight certification in 2022.

Key Qualifications and Experience

Ms. Lloyd has extensive accounting and advisory experience that includes financial reporting, regulatory compliance, internal audit, and risk management to go along with her leadership skills. She also brings experience from serving as a public company board member and qualifies as an Audit Committee Financial Expert.

Paul C. Varga
Age: 61 Director since 2020

Background, Skills and Experience

Mr. Varga was appointed to the Board of Directors on February 25, 2020. Mr. Varga served as the Chairman and Chief Executive Officer of Brown-Forman Corporation, a public global spirits and wine company, from August 2007 until his retirement in December 2018. He served as President and Chief Executive Officer of Brown-Forman Beverages, a division of Brown-Forman Corporation, from 2003 to 2005, and as Global Chief Marketing Officer for Brown-Forman Spirits from 2000 to 2003. Mr. Varga currently serves on the Board of Directors of Macy’s, Inc. as Lead Independent Director and as a member of both the Compensation and Management Development Committee and Finance Committee. He previously served on the Board of Directors of Brown-Forman Corporation from 2003 until July 2019.

Key Qualifications and Experience

In addition to Mr. Varga’s many years of leadership experience in the role of chief executive officer and as a public company board member, he also has considerable expertise and experience in corporate finance, strategy, building brand awareness, product development, marketing, distribution, and sales.

(1)	Except as noted with respect to Mr. Grissom there has been no change in principal occupation or employment of any director during the past 5 years.

(2)

Summaries above include directorships at any time within the last 5 years in companies with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subject to the requirements of Section 15(d) of the Exchange Act or companies registered under the Investment Company Act of 1940 and, in the case of certain nominees, other present or former directorships or positions considered significant by them.

2025 Proxy Statement	13

Election of Directors (Proposal No. 1)

DIRECTOR SKILLS AND EXPERIENCE MATRIX

Experience and Attributes

Executive Leadership	●	●	●	●	●	●	●

Finance / Capital Markets	●		●	●	●	●	●

Mergers & Acquisitions / Business Development / Strategy	●		●	●	●	●	●

Human Capital / Talent Development / Compensation	●	●	●	●	●	●	●

Risk Management / Regulatory	●	●		●	●	●	●

Industry / Horseracing	●			●		●	●

Corporate Governance and Diversity	●	●	●	●	●	●	●

The table below provides certain diversity information regarding our Board members.

Background

Age	57	55	57	69	66	69	61

Gender Identity

Male	●		●	●		●	●

Female		●			●

Race/Ethnicity

Black / African American		●

White	●		●	●	●	●	●

14	2025 Proxy Statement

Election of Directors (Proposal No. 1)

Retirement Age Policy

The Company has a mandatory retirement age policy in the Corporate Governance Guidelines with regard to directors, which provides that a person is not qualified to serve as a director unless he or she is less than seventy-two (72) years of age on the date of election. No director nominees in Class II will have met the mandatory retirement age as of the date of the Annual Meeting.

Director Compensation for Fiscal Year Ended December 31, 2024

During 2024, each non-employee director of the Board of Directors received the compensation set forth below (all fees shown are annual fees, except for meeting fees) which, after considering market data and the input of the Compensation Committee’s independent compensation consultant, did not change from the compensation levels set for 2023.

	Retainer Fee ($)(1)	Meeting Fees ($)(2)	Stock Awards ($)(3)	Chairman Fee ($)		Non-Chairman Fee ($)

Board of Directors	75,000	2,000	155,000	150,000	(4)

Compensation Committee		2,000		25,000		12,500

Nominating and Governance Committee		2,000		20,000		10,000

Audit Committee		2,000		35,000		15,000

(1)	Retainer fee is paid in arrears, in equal quarterly installments.

(2)	Directors who do not reside in Louisville, Kentucky may also request reimbursement for travel expenses to and from Board and committee meetings.

(3)

Each non-employee director received a grant of restricted stock units (“RSUs”), with an aggregate grant date fair value of $155,000. Each non-employee director may elect to receive all or a portion of such grant as restricted stock (“RSAs”), which are legally issued common stock at the time of grant, with certain restrictions placed on them.

(4)	Represents an additional fee for serving as non-employee Chairman of the Board of Directors.

In accordance with the fees described above, in 2024, we provided the following compensation to our non-employee directors. Mr. Carstanjen, our Chief Executive Officer (“CEO”), is not separately compensated for his service on our Board. Please see the 2024 Summary Compensation Table on page 53 for a summary of the compensation paid to our CEO with respect to 2024.

Name	Fees earned or paid in cash ($)		Stock Awards ($)(2)	Total ($)

Ulysses L. Bridgeman, Jr.(3)	99,000	(1)	155,000	254,000

Andréa Carter	107,500	(1)	155,000	262,500

Robert L. Fealy(4)	90,906		155,000	245,906

Douglas C. Grissom	125,875	(1)	155,000	280,875

Daniel P. Harrington	143,000	(1)	155,000	298,000

Karole F. Lloyd	142,000		155,000	297,000

R. Alex Rankin	235,000		155,000	390,000

Paul C. Varga	128,500		155,000	283,500

(1)

The Churchill Downs Incorporated 2005 Deferred Compensation Plan allows directors to defer receipt of all or part of their retainer and meeting fees in a deferred share account until after their service on the Board has ended. This account allows the director, in effect, to invest all or part of his or her deferred cash compensation in Company Common Stock. Funds in this account are credited as hypothetical shares of Common Stock based on the market price of the stock at the time the compensation would otherwise have been earned. Hypothetical dividends are reinvested in additional shares based on the market price of the stock on the date dividends are paid. All shares in the deferred share accounts are hypothetical and are not issued or transferred until the director ends his or her service on the

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Election of Directors (Proposal No. 1)

Board. Upon the end of Board service, the shares are issued or transferred to the director. Payout options under the plan are limited to either a single lump sum payment or equal annual installments over a term not to exceed ten years. In 2024, Mr. Grissom deferred all of his 2024 directors’ fees into a deferred share account under the plan, while Mr. Bridgeman deferred 50% of his 2024 directors’ fees into a deferred share account under the plan. As of December 31, 2024, Mr. Bridgeman had 13,608 deferred shares, Ms. Carter had 864 deferred shares, Mr. Grissom had 10,836 deferred shares, and Mr. Harrington had 71,570 deferred shares.

(2)

On April 23, 2024, each non-employee director received a grant of RSUs or RSAs, valued in the amount of $155,000, calculated based upon the closing price of a share of Common Stock on the date of grant. The RSUs or RSAs vest one year from the date of grant, subject to the director’s continued service through the vesting date. If RSUs are awarded, at the time a director ceases being a director of the Company, the Company will issue one share of Common Stock for each vested RSU held by such director. As of December 31, 2024, Mr. Bridgeman had 36,780 RSUs, Ms. Carter had 1,225 RSUs and 1,255 RSAs, Mr. Fealy had 0 RSUs and 0 RSAs, Mr. Grissom had 15,622 RSUs, Mr. Harrington had 49,081 RSUs, Ms. Lloyd had 13,142 RSUs and 1,255 RSAs, Mr. Rankin had 49,801 RSUs, and Mr. Varga had 7,847 RSUs and 1,255 RSAs.

(3)	Mr. Bridgeman served on the Board until his death on March 11, 2025.

(4)	Mr. Fealy retired from the Board effective July 23, 2024.

Director Stock Ownership Guidelines

As memorialized in the Corporate Governance Guidelines, the Board expects all directors to display confidence in the Company by ownership and retention of a meaningful amount of Common Stock. Pursuant to the Company’s insider trading policy, all directors are subject to the Company’s anti-hedging policy, which prohibits hedging and monetization transactions with respect to Common Stock. Each director is expected to own shares with a fair market value equal to five (5) times the director’s annual retainer. Each director appointed or elected to the Board has five (5) years from the date of appointment or election to the Board to meet this requirement. Each director’s continuing compliance with the ownership guidelines will be measured in the year he or she stands for re-election and will be considered as one of the criteria for nomination by the Nominating and Governance Committee.

The chart below shows each current director’s compliance with the ownership guidelines calculated as of December 31, 2024, other than with respect to Mr. Carstanjen, who is subject to maintaining holdings of Common Stock equal to at least six (6) times his annual base salary, pursuant to the Key Executive Stock Ownership and Retention Guidelines, as further described in the “Executive Stock Ownership Guidelines” section below. Furthermore, deferred shares acquired by directors under the Churchill Downs Incorporated 2005 Deferred Compensation Plan and RSUs and RSAs granted as director compensation are included for purposes of measuring compliance with the Company’s share ownership guidelines.

Director	Ownership Guidelines	Met Guidelines

Andréa Carter	5x	Transition Period(1)

Douglas C. Grissom	5x	✓

Daniel P. Harrington	5x	✓

Karole F. Lloyd	5x	✓

R. Alex Rankin	5x	✓

Paul C. Varga	5x	✓

✓	=	Met guidelines.

(1)	Ms. Carter became a director in December 2022 and will not be required to satisfy the Director Stock Ownership Guidelines until December 2027.

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Corporate Governance

CORPORATE GOVERNANCE

The Board of Directors is responsible for providing effective governance over the Company’s affairs. The Company’s corporate governance practices are designed to align the interests of the Board and management with those of our shareholders and to promote honesty and integrity throughout the Company.

We annually review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies, as well as any updated SEC and Nasdaq rules.

Copies of the current charter, as approved by our Board, for each of our Audit, Compensation and Nominating and Governance Committees and a copy of our Corporate Governance Guidelines, Code of Conduct (along with any amendments or waivers related to the Code of Conduct) are available on our corporate website, http://www.churchilldownsincorporated.com, under the “Governance” subheading under the “Investors” tab. Please note that information available through our website is not incorporated by reference into this Proxy Statement.

The Company has adopted an insider trading policy governing the purchase and sale and other disposition of Company securities by our directors, officers and employees. The Company believes this policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and Nasdaq listing standards. It is also our policy that the Company will not trade in company securities in violation of applicable securities laws or stock exchange listing standards. Our insider trading policy was filed as Exhibit 19 to our Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Shareholder Communications

Shareholders and other interested parties may send communications to the Company’s Board of Directors addressed to the Board of Directors or to any individual director c/o Churchill Downs Incorporated, 600 N. Hurstbourne Parkway, Ste. 400, Louisville, Kentucky 40222. Any correspondence addressed to the Board of Directors in care of the Company is forwarded to the Board of Directors without review by management.

Board Leadership Structure

R. Alex Rankin is the Chairman of the Board of Directors. The Board continues to deem it advisable to maintain certain aspects of its governance structure to assure effective independent oversight. These governance practices include maintaining executive sessions of the independent directors after each Board meeting, annual performance evaluations of the CEO by the independent directors, and separate roles for the CEO and Chairman of the Board of Directors. Our Corporate Governance Guidelines state that the offices of the Chairman of the Board and CEO may be either combined or separated, in the Board’s discretion; provided, that if the Board designates one individual to serve as the Chairman of the Board and the CEO, the Board will then designate an independent director to serve as the Lead Independent Director. The Board will review the designation of Lead Independent Director periodically, but in no event less often than every two years. The Board is currently led by an independent Chairman, Mr. Rankin. The Board believes that separating the roles of CEO and Chairman of the Board is the most appropriate structure at this time. Separating the roles of CEO and Chairman of the Board ensures that our CEO is able to more exclusively focus on this role. The Board also believes that an independent Chairman of the Board allows for independent oversight of management, increases management accountability, and encourages an objective evaluation of management’s performance relative to compensation.

The Chairman of the Board has the following responsibilities (in conjunction with the Lead Independent Director, if applicable): (i) preside at all Board meetings and meetings of shareholders, (ii) serve as liaison between the Board and Company management; (iii) work with the CEO to formulate the Company’s business strategies; and (iv) represent the Company, Board and management to the shareholders and the public. Additionally, the Chairman of the Board serves as an ex officio member of each Board committee on which the Chairman does not already serve as a voting member. The duties of the Lead Independent Director, if applicable, are set forth in the Company’s Corporate Governance Guidelines.

Oversight of Company Risk

As part of its responsibility to oversee the management, business and strategy of the Company, the Board of Directors has overall responsibility for risk oversight. While the Board of Directors performs certain risk oversight functions directly, such as its ongoing review, approval and monitoring of the Company’s fundamental business and financial strategies and major corporate actions,

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Corporate Governance

the majority of the Board of Directors’ risk oversight functions are carried out through the operation of its committees. Each committee oversees risk management within its assigned areas of responsibility, as described below in the discussion of committee responsibilities. Enterprise risk management falls under the leadership of our executive team with oversight from the Audit Committee. The purpose of this program is to promote risk-intelligent decision making and, in turn, increase the likelihood of achieving our operational objectives. Our Board of Directors is regularly advised of potential organizational risks and supporting mitigating policies, including quarterly reports from management on cyber security matters. For further details on cybersecurity oversight, please see Item 1C. Cybersecurity in the Company’s Form 10-K for the fiscal year ended December 31, 2024. The Audit Committee is primarily responsible for overseeing the Company’s risk assessment and risk management practices, as well as its compliance programs. The Audit Committee is also responsible for monitoring the effectiveness of the Company’s information technology security and control, which includes insurance coverage for protection against cyber-attacks. The Compensation Committee’s responsibilities include oversight of the risks associated with the Company’s compensation policies and practices, as well as its managerial development and succession plans. The Nominating and Governance Committee oversees the risks related to the Company’s corporate governance structure and processes, including risks related to environmental and sustainability matters.

Board Evaluations

The Board conducts an annual self-evaluation to assist in determining whether it and its committees are functioning effectively. The Nominating and Governance Committee solicits comments from all directors and reports annually to the Board with an assessment of the Board’s performance and how its committees are functioning. This is discussed with the full Board following the end of each fiscal year. The assessment focuses on the Board’s contribution to the Company and specifically focuses on areas in which the Board or management believes that the Board could improve.

Board Meetings and Committees

Four (4) meetings of the Board of Directors were held during the last fiscal year. During the fiscal year, all incumbent directors attended at least 75% of their Board and committee meetings for the period for which they served. The Company encourages its directors to attend the annual meeting of shareholders each year. Each of the directors then serving on the Board attended the Company’s annual meeting in 2024.

The Board has determined that all of the directors of the Company who served during any part of the last completed fiscal year are “independent directors,” as defined under Nasdaq Rule 5605(a)(2), except William C. Carstanjen, due to his position as CEO of the Company.

As required by the Company’s Corporate Governance Guidelines, the Board of Directors currently has four (4) standing committees: the Executive, Audit, Compensation, and Nominating and Governance Committees. The current composition of the committees is illustrated in the table below, along with the number of meetings held in 2024.

Director Name	Board of Directors	Executive Committee	Audit Committee	Compensation Committee	Nominating and Governance Committee

William C. Carstanjen	Member

Douglas C. Grissom	Member			Member	Chair

Daniel P. Harrington	Member	Member	Member	Chair

Karole F. Lloyd	Member		Chair		Member

R. Alex Rankin	Chair	Chair

Paul C. Varga	Member		Member	Member

Andréa Carter	Member			Member	Member

Number of meetings in 2024	4	0	4	4	2

=	Ex-officio Member

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Corporate Governance

EXECUTIVE COMMITTEE

The Executive Committee is authorized, subject to certain limitations set forth in the Company’s Amended and Restated Bylaws, to exercise the authority of the Board of Directors between Board meetings. The Executive Committee does not meet on a regular basis, but instead meets as and when needed.

AUDIT COMMITTEE

The primary purposes of the Audit Committee are to assist the Board of Directors in fulfilling its responsibility in monitoring management’s conduct of the Company’s financial reporting process and overseeing the Company’s risk assessment and risk management practices. The Audit Committee is generally responsible for monitoring the integrity of the financial reporting process, systems of internal controls and financial statements and other financial reports provided by the Company to any governmental or regulatory body, the public or other users thereof, as well as overseeing the processes by which management assesses the Company’s exposure to cybersecurity and other risks and evaluating the guidelines and policies governing the Company’s monitoring, control and minimization of such exposures.

The Audit Committee’s responsibilities are as follows, among others:

●	To monitor the performance of the Company’s internal audit function.

●

To appoint, remove, compensate, retain and oversee the independent registered public accounting firm engaged by the Company for the purpose of preparing or issuing audit opinions on the Company’s financial statements and its internal control over financial reporting.

●	To monitor the Company’s compliance with legal and regulatory requirements as well as the Company’s Code of Conduct and compliance policies.

●	To consider the effectiveness of the company’s internal control system including information technology security and control.

●

To inquire of management, including its internal auditor, and the Company’s independent auditors regarding significant risks or exposures, including those related to fraudulent activities, facing the Company; to assess the steps management has taken or proposes to take to minimize such risks to the Company; and to periodically review compliance with such steps.

●

In discharging its oversight role, to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and to retain outside counsel, auditors or other experts for this purpose.

●

To assist the Board in overseeing the Company’s enterprise risk management process, including reviewing risks relating to cybersecurity as well as major legislative and regulatory developments that could materially impact the Company’s risk.

●	To conduct an annual performance evaluation of the Audit Committee.

The Audit Committee of the Board of Directors operates under a written charter which is reviewed annually and the Company’s Board of Directors has determined that all members of the Company’s Audit Committee are independent as defined under Nasdaq Rule 5605(a)(2) and Rule 10A-3(b)(1) under the Exchange Act.

The Board of Directors has determined that Daniel P. Harrington and Karole F. Lloyd are “audit committee financial experts” as defined by regulations promulgated by the SEC.

COMPENSATION COMMITTEE

Responsibilities of the Compensation Committee

The Board established the Compensation Committee to assist it in discharging the Board’s responsibilities relating to compensation of the CEO, each of the Company’s other executive officers, and the Company’s non-employee directors. The Compensation Committee has overall responsibility for decisions relating to all compensation plans, policies and perquisites as they affect the CEO and other executive officers and may form and delegate authority to subcommittees when it deems appropriate.

2025 Proxy Statement	19

Corporate Governance

The Compensation Committee’s responsibilities are as follows, among others:

●	To oversee the development and implementation of the Company’s compensation policies and programs for executive officers, including the CEO.

●	To establish the annual goals and objectives relevant to the compensation of the CEO and the executive officers and to present such to the Board annually.

●

To evaluate the performance of the CEO and other executive officers in light of the agreed-upon goals and objectives and to determine and approve the compensation level of the CEO, including the balance of the components of total compensation, based on such evaluation and to present its report to the Board annually.

●

To develop guidelines for the compensation and performance of the Company’s executive officers and to determine and approve the compensation of the Company’s executive officers, including the balance of the components of total compensation.

●	To establish appropriate performance targets, participation and levels of awards with respect to the Company’s incentive compensation plans.

●

To administer the Company’s equity-based compensation plans, including the establishment of criteria for the granting of stock-based awards and the review and approval of such grants in accordance with the criteria.

●	To review and approve hiring, retention and termination agreements and/or deferred compensation arrangements with the Company’s executive officers.

●	To establish and periodically review Company policies relating to senior management perquisites and other non-cash benefits.

●	To review periodically the operation of the Company’s overall compensation program for key employees and evaluate its effectiveness in promoting shareholder value and Company objectives.

●

To review the results of any advisory shareholder votes on executive compensation and consider whether to recommend adjustments to the Company’s compensation policies and programs as a result of such results.

●

To consider, at least annually, whether risks arising from the Company’s compensation policies and practices for all employees, including non-executive officers, are reasonably likely to have a material adverse effect on the Company, including whether the Company’s incentive compensation arrangements encourage excessive or inappropriate risk-taking.

●	To approve any compensation “clawback” policy required by law or otherwise adopted by the Company.

●	To oversee regulatory compliance with respect to matters relating to executive officer compensation.

●	To approve plans for managerial development and succession within the Company and to present such plans to the Board annually.

●

To periodically review the Company’s key human capital management strategies, policies, programs and practices, including those relating to diversity, equity and inclusion, employee engagement and talent recruitment, development and retention.

●	To review, assess and recommend to the Board appropriate compensation for non-employee directors.

●	To oversee the production of and approve the report on executive compensation to be included in the Company’s proxy statement for the annual meeting of shareholders.

●

To review and discuss with management the compensation discussion and analysis, and based on such discussion, make a recommendation to the Board as to whether or not the compensation discussion and analysis should be included in the proxy statement.

●	To review and reassess the adequacy of its charter annually and recommend any proposed changes to the Board for approval.

●	To conduct an annual performance evaluation of the Compensation Committee.

The Compensation Committee of the Board of Directors operates under a written charter which is reviewed annually and is comprised entirely of directors meeting the independence requirements of Nasdaq and Rule 10C-1(b)(1) under the Exchange Act.

20	2025 Proxy Statement

Corporate Governance

Compensation Committee Interlocks and Insider Participation

None of the directors who served on the Compensation Committee at any time during the last fiscal year were officers or employees of the Company or were former officers of the Company. None of the members who served on the Compensation Committee at any time during fiscal 2024 had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. Finally, no executive officer of the Company serves, or in the past fiscal year has served, as a director or member of the compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on the Board of Directors or the Compensation Committee.

Compensation Risk Assessment

The Compensation Committee performed an assessment of whether risks arising from the Company’s compensation policies and practices for all employees during 2024, including non-executive officers, are reasonably likely to have a material adverse effect on the Company. Each policy and plan was evaluated based on certain elements of risk, including, but not limited to, (i) the mix of fixed and variable pay, (ii) types of performance metrics, (iii) performance goals and payout curves, (iv) payment timing and adjustments, (v) equity incentives, and (vi) stock ownership requirements and trading policies. Based on this evaluation, an assessment of each plan was performed, along with an overall assessment of compensation risk to the Company. After evaluation and discussion, the Committee determined that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

NOMINATING AND GOVERNANCE COMMITTEE

The Company’s Nominating and Governance Committee is responsible for identifying, evaluating, and recommending individuals qualified to become members of the Board, overseeing annual performance of the Board and Committees, and establishing the criteria for and reviewing the effectiveness of the Company’s Board of Directors. In addition, the Nominating and Governance Committee provides oversight regarding the Company’s environmental, sustainability and governance efforts and progress and corporate governance policies.

The Company’s Nominating and Governance Committee operates under a written charter and is comprised entirely of directors meeting the independence requirements of Nasdaq.

Pursuant to the Company’s Corporate Governance Guidelines, the Nominating and Governance Committee determines and recommends to the Board criteria regarding personal qualifications needed for Board membership, and the Committee considers, reviews qualifications, and recommends qualified candidates for Board membership. In doing so, the Nominating and Governance Committee reviews the composition of the Board and the Company’s strategic plans to determine its needs regarding Board composition and identify candidates with the appropriate skill sets and qualifications. While the Company does not have a formal policy on diversity for members of the Board of Directors, the Company’s Corporate Governance Guidelines specifically provide that diversity of race and gender, as well as general diversity of backgrounds and experience represented on the Board of Directors are factors to consider in evaluating potential directors. The Nominating and Governance Committee seeks to include diverse individuals with respect to self-identified characteristics such as gender, race, and ethnicity when conducting a search for qualified candidates for Board membership. The Nominating and Governance Committee may employ an outside consultant to identify nominees with the skill sets, experience and backgrounds that suit the Company’s needs.

A candidate for the Company’s Board of Directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the Company’s various constituencies. In considering a candidate for nomination as a member of the Board, the Nominating and Governance Committee will consider criteria such as independence; occupational background, including principal occupation (i.e., chief executive officer, attorney, accountant, investment banker, or other pertinent occupation); level and type of business experience (i.e., financial, lending, investment, media, racing industry, technology, etc.); self-identified diversity characteristics; number of boards on which the individual serves; and the general diversity of backgrounds and experience represented on the Board. The Nominating and Governance Committee periodically reviews the Company’s Corporate Governance Guidelines and, when appropriate, recommends changes to the Board. It also evaluates the performance of the Board and provides feedback to the Board on how the directors, the committees and the Board are functioning. Finally, it evaluates Board of Director practices at the Company and leadership on an annual basis and recommends appropriate changes to the Board and/or its practices.

2025 Proxy Statement	21

Corporate Governance

The Nominating and Governance Committee receives and considers issues raised by shareholders or other stakeholders in the Company and recommends appropriate responses to the Board. The Nominating and Governance Committee will consider recommendations for director candidates submitted by shareholders. Such questions, comments or recommendations should be submitted in writing to the Nominating and Governance Committee in care of the Office of the Secretary at 600 N. Hurstbourne Parkway, Ste. 400, Louisville, Kentucky 40222. The Nominating and Governance Committee, in having adopted criteria to be considered for membership on its Board, considers such candidates applying such criteria and follows the recommendation process noted above. Recommendations by shareholders that are made in accordance with these procedures will receive the same consideration as recommendations from other sources.

22	2025 Proxy Statement

Proposal to Ratify the Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for 2025 (Proposal No. 2)

PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2025 (Proposal No. 2)

The Board of Directors, on recommendation from the Audit Committee, selected PricewaterhouseCoopers LLP (“PwC”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025. PwC has served as the Company’s independent registered public accounting firm since the Company’s 1990 fiscal year.

Although the Company’s Amended and Restated Bylaws do not require that the Company’s shareholders ratify the appointment of PwC as the Company’s independent registered public accounting firm, the Board of Directors is submitting the appointment of PwC to the Company’s shareholders for ratification as a matter of good corporate governance. This proposal will be approved if the votes cast favoring the action exceed the votes cast opposing the action. If the appointment is not ratified, the Company’s Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the appointment is ratified, the Company’s Audit Committee, in its sole discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of PwC are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

The Board of Directors and the Audit Committee recommend that the shareholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for fiscal year 2025.

2025 Proxy Statement	23

Independent Public Accountants

INDEPENDENT PUBLIC ACCOUNTANTS

Audit Fees

The audit fees incurred by the Company for services provided by PwC (i) for the fiscal year ended December 31, 2024, were $3,159,500 and (ii) for the fiscal year ended December 31, 2023, were $3,330,500. Audit fees include services related to the audit of the Company’s consolidated financial statements, the audit of the effectiveness of internal control over financial reporting, involvement with registration statement filings, statutory audits and consultations related to miscellaneous SEC and financial reporting matters.

Audit-Related Fees

The Company incurred fees in the amount of $4,600 for 2024 and $4,500 for 2023 for assurance and related services performed by PwC that were reasonably related to the performance of the audit or review of the Company’s financial statements that are not reported in the preceding section.

Tax Fees

The Company did not incur any tax fees for services provided by PwC in 2024 or 2023. Tax fees include services related to tax return preparation for a related entity, tax consultation and tax advice.

All Other Fees

All other fees incurred by the Company for services provided by PwC relate to the use of Inform, PwC’s accounting research software, and PwC’s disclosure checklist software, which amounted to $2,000 in each of 2024 and 2023. The Audit Committee has considered whether the provision of non-audit services to the Company is compatible with maintaining PwC’s independence.

The Audit Committee has adopted a policy of evaluating and pre-approving all audit and non-audit services provided by the independent auditors. The Audit Committee may delegate pre-approval authority to a member, provided that decisions of such member shall be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all audit and permissible non-audit services provided by the independent auditors in 2024.

24	2025 Proxy Statement

Churchill Downs Incorporated Audit Committee Report

CHURCHILL DOWNS INCORPORATED AUDIT COMMITTEE REPORT

The following is the report of the Company’s Audit Committee (the “Committee”), each member of which has been determined by the Board of Directors (the “Board”) to meet the current standards of the SEC and the Nasdaq exchange to be considered an “independent director.” The Board has also determined that two members, Daniel P. Harrington and Karole F. Lloyd, are “audit committee financial experts” as defined by the SEC.

The Committee has an Audit Committee Charter (the “Charter”). The Charter sets forth certain responsibilities of the Committee, which include oversight of the integrity of the financial reporting process and financial statements of the Company, the systems of internal controls over financial reporting which management has established, the independence and performance of the Company’s internal and independent auditors, the Company’s compliance with financial, accounting, legal and regulatory requirements, and the effectiveness of the Enterprise Risk Management (“ERM”) function. The Committee reviews the work of the Company’s management, the internal audit staff and the independent auditors on behalf of the Board.

Specifically, the Committee:

●

Met four (4) times during the year, during which the Committee reviewed and discussed with management and the independent auditors the Company’s interim and annual financial statements for 2024; at each of such meetings, the Committee met in executive session with the Company’s Vice President of Internal Audit, independent auditors, General Counsel, CFO, and CEO.

●	Discussed with the independent auditors all matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

●

Received the written disclosures and letters from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board, regarding the independent auditors’ communications with the Audit Committee concerning independence and discussed with the independent auditors the independent auditors’ independence.

●

Based on the review and discussions referred to in the first three bullets above, the Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

●	Reviewed and discussed reports from the Company’s internal audit department and reports from the Company’s legal and compliance department.

●	Discussed with management and the independent auditors the quality of the Company’s internal controls.

●	Review the Company’s significant financial, business, and other risk exposures and the steps management has taken to prevent, detect, and monitor such exposures as part of the ERM function.

●	Reviewed and approved all related person transactions, if any.

●	Self-evaluated the effectiveness of the Committee.

●	Evaluated the effectiveness of the Company’s internal audit function.

●

Inquired of management, including its internal auditor, and the Company’s independent auditors regarding significant risks or exposures, including those related to fraudulent activities, facing the Company; assessed the steps management has taken or proposes to take to minimize such risks to the Company; and reviewed compliance with such steps.

●

Reviewed and approved the 2024 audit and non-audit services and related fees provided by the independent auditors, PricewaterhouseCoopers LLP (“PwC”). The non-audit services approved by the Audit Committee were also reviewed to ensure compatibility with maintaining the auditor’s independence.

●	In February 2024, the Committee selected PwC to be reappointed as independent auditors for the calendar year 2024.

2025 Proxy Statement	25

Churchill Downs Incorporated Audit Committee Report

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

Members of the Audit Committee

Karole F. Lloyd, Chair

Daniel P. Harrington

Paul C. Varga

R. Alex Rankin, ex officio

26	2025 Proxy Statement

Proposal to Approve the Churchill Downs Incorporated 2025 Omnibus Stock and Incentive Plan (Proposal No. 3)

PROPOSAL TO APPROVE THE CHURCHILL DOWNS INCORPORATED 2025 OMNIBUS STOCK AND INCENTIVE PLAN (Proposal No. 3)

OVERVIEW

On February 18, 2025, the Board approved the Churchill Downs Incorporated 2025 Omnibus Stock and Incentive Plan (the “2025 Plan”), subject to approval by our shareholders. The 2025 Plan will replace the Company’s 2016 Omnibus Stock Incentive Plan (the “2016 Plan”) with respect to future awards and, accordingly, no further awards will be granted under that plan following the approval of the 2025 Plan.

The 2025 Plan provides the Company with the ability to design compensatory awards that are responsive to the Company’s needs. The 2025 Plan provides for a variety of awards to allow us to attract and retain employees and non-employee directors and provide such persons with incentives and rewards for superior performance. If the 2025 Plan is approved by shareholders, we will continue to be able to make awards of long-term equity incentives, which we believe are critical for attracting, motivating, rewarding and retaining a talented team who will contribute to our success. If the 2025 Plan is not adopted by our shareholders, the Company will continue to operate the 2016 Plan pursuant to its current provisions.

EQUITY GRANT PRACTICES

Outstanding Equity Awards

As of February 18, 2025, there were approximately 802,707 full value awards (that is, awards other than stock options and stock appreciation rights (“SARs”), and with performance-based awards counted assuming the maximum vesting level) issued and outstanding under the 2016 Plan. As of February 18, 2025, 2,037,373 shares of Common Stock remained available for issuance under the 2016 Plan.

Dilution

Annual dilution from our equity compensation program is measured as the total number of shares subject to equity awards granted in a given year, less cancellations and other shares returned to the reserve that year, divided by total shares outstanding at the end of the year. Annual dilution from our equity compensation program for fiscal year 2024 was 0.358%. Overhang is another measure of the dilutive impact of equity programs. Our overhang is equal to the number of shares subject to outstanding equity compensation awards plus the number of shares available to be granted, divided by the total number of outstanding shares. As of February 18, 2025 our overhang was 3.145%. As of February 18, 2025, the 3,300,000 shares being requested under the 2025 Plan would bring our aggregate overhang to approximately 4.862%. Overhang percentages are based on approximately 73.5 million shares of Common Stock outstanding as of February 18, 2025.

Burn Rate

Burn rate is a measure of the number of shares subject to equity awards that we grant annually, which helps indicate the life expectancy of our equity plans and is another measure of stockholder dilution. We determine our burn rate by dividing the aggregate number of shares subject to awards granted during the year by the weighted average number of shares outstanding during the year. The Company’s burn rate for the past three fiscal years has been as follows:

		Full Value Awards
Year	Options Granted	RSUs Granted	PSUs Earned	Options + Full Value Awards	Weighted Average Number of Ordinary Shares Outstanding	Burn Rate

2024	—	148,000	343,000	491,000	74,000,000	0.664%

2023	—	142,000	305,000	447,000	75,200,000	0.594%

2022	—	134,000	368,000	502,000	75,900,000	0.661%

Our three-year average Burn Rate is 0.640%

2025 Proxy Statement	27

Proposal to Approve the Churchill Downs Incorporated 2025 Omnibus Stock and Incentive Plan (Proposal No. 3)

CERTAIN FEATURES OF THE 2025 PLAN

The following features of the 2025 Plan are designed to reinforce alignment between the equity compensation arrangements awarded pursuant to the 2025 Plan and our shareholders’ interests:

●

Subject to adjustment as provided for in the 2025 Plan, the number of shares of Common Stock that will initially be available for all awards under the 2025 Plan, other than substitute awards, will be 3,300,000 shares (comprised of the 2,037,373 shares that remained available for grant under the 2016 Plan as of February 18, 2025, plus 1,262,627 “new” shares), reduced on a one-for-one basis for any shares of Common Stock granted under the 2016 Plan after February 18, 2025 and prior to the effective date of the 2025 Plan;

●	No discounting of stock options or stock appreciation rights;

●	No repricing or replacement of underwater stock options or stock appreciation rights without shareholder approval;

●	No liberal share recycling with respect to stock options or SARs;

●	No dividend equivalents on stock options or SARs;

●	No dividends or dividend equivalents paid on unearned awards;

●	Annual non-employee director compensation limit, which cannot be amended without shareholder approval; and

●	No liberal definition of “change in control.”

DESCRIPTION OF THE 2025 PLAN

A summary of the material features of the 2025 Plan is provided below. The summary is qualified in its entirety by, and made subject to, the complete text of the 2025 Plan attached as Appendix B to this Proxy Statement.

Purpose

The 2025 Plan is intended to enhance our ability to attract and retain employees and non-employee directors and to provide such persons with incentives and rewards for superior performance.

Administration

The 2025 Plan will be administered by the Compensation Committee of the Board, or a subcommittee thereof, or such other committee designated by the Board (the “Plan Committee”), in each case consisting of two or more members of the Board. Each member of the Plan Committee is intended to be (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) “independent” within the meaning of the rules of Nasdaq.

Subject to the express provisions of the 2025 Plan, the Plan Committee has the authority to select eligible persons to receive awards and determine all of the terms and conditions of each award. All awards will be evidenced by an agreement containing such provisions not inconsistent with the 2025 Plan as the Plan Committee approves. The Plan Committee also has authority to establish rules and regulations for administering the 2025 Plan and to decide questions of interpretation or application of any provision of the 2025 Plan. The Plan Committee may take any action such that (1) any outstanding stock options and SARs become exercisable in part or in full, (2) all or any portion of a restriction period on any outstanding awards lapse, (3) all or a portion of any performance period applicable to any outstanding awards lapse, and (4) any performance objectives applicable to any outstanding award be deemed satisfied at the target, maximum or any other level.

The Plan Committee may delegate some or all of its power and authority under the 2025 Plan to the Board or, subject to applicable law, a subcommittee of the Board, a member of the Board, the CEO, or other officer of the Company as the Plan Committee deems appropriate, except that it may not delegate its power and authority to a member of the Board, the CEO, or any other officer with regard to awards to persons subject to Section 16 of the Exchange Act.

Available Shares

Subject to adjustment as provided for in the 2025 Plan and the 2025 Plan’s share counting provisions, the number of shares of Common Stock that will initially be available for all awards under the 2025 Plan, other than substitute awards, will be 3,300,000 shares, reduced on a one-for-one basis for any shares of Common Stock granted under the 2016 Plan after

28	2025 Proxy Statement

Proposal to Approve the Churchill Downs Incorporated 2025 Omnibus Stock and Incentive Plan (Proposal No. 3)

February 18, 2025 and prior to the effective date of the 2025 Plan. The initial share pool is comprised of the 2,037,373 shares that remained available for grant under the 2016 Plan as of February 18, 2025, plus 1,262,627 “new” shares. The maximum number of shares that may be issued as “incentive stock options” will not exceed 3,300,000 shares. After the effective date of the 2025 Plan, no awards will be granted under the 2016 Plan.

To the extent that shares of Common Stock subject to an outstanding award granted under the 2025 Plan, the 2016 Plan, or the Company’s 2007 Omnibus Stock Incentive Plan (together with the 2016 Plan, the “Prior Plan”) are not issued or delivered by reason of (i) the expiration or forfeiture of such award or (ii) the settlement of such award in cash, then such shares of Common Stock will again be available under the 2025 Plan. Shares of Common Stock subject to an award granted under the 2025 Plan or the Prior Plan, other than a stock option or SAR, will again become available for issuance under the 2025 Plan if the shares are delivered to or withheld by the Company to pay the withholding taxes payable with respect to such award. Shares of Common Stock subject to a stock option or SAR granted under the 2025 Plan or the Prior Plan will not again be available for issuance under the 2025 Plan if such shares are (i) shares that were tendered or withheld by the Company in payment of the purchase price of a stock option, (ii) shares that were tendered or withheld by the Company to satisfy any tax withholding obligation with respect to a stock option or SAR, (iii) shares subject to a SAR that is not issued in connection with its stock settlement on exercise thereof, or (iv) shares repurchased by the Company on the open market with the proceeds of a stock option exercise. On the record date of March 3, 2025, the closing sales price per share of our Common Stock as reported on Nasdaq was $115.16.

Change in Control

Unless otherwise provided in an award agreement, in the event of a change in control of the Company, the Plan Committee (as constituted prior to such change in control) may, in its discretion, provide that (i) stock options and SARs outstanding as of the date of the change in control be cancelled and terminated without payment if the fair market value of one share as of the date of the change in control is less than the per share option price or base price, and (ii) performance awards will be (x) considered to be earned and payable based on achievement of performance goals, target performance or such other performance level determined by the Plan Committee (either in full or pro rata), and any limitations or other restrictions will lapse and such performance awards will be immediately settled or distributed or (y) converted into restricted share or RSU awards based on achievement of performance goals, target performance or such other performance level determined by the Plan Committee (either in full or pro rata) and with appropriate adjustments to reflect the change in control in accordance with the terms of the 2025 Plan.

Unless otherwise provided in an award agreement, in the event of a change in control of the Company in which the successor company assumes or substitutes shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such change in control, or a parent corporation thereof, for some or all of the shares subject to an outstanding award, with appropriate adjustments to reflect the change in control in accordance with the terms of the 2025 Plan, if a participant’s employment with such successor company (or the Company) or a subsidiary terminates within 24 months following such change in control and under the circumstances specified in the award agreement: (i) stock options and SARs outstanding as of the date of such termination of employment will immediately vest, become fully exercisable and will remain exercisable for a two-year period (or if earlier, until the original expiration date set forth in the award agreement); (ii) the restrictions, limitations and other conditions applicable to restricted shares, RSUs and other share-based awards outstanding as of the date of such termination of employment will lapse and such awards will become fully vested; and (iii) the restrictions, limitations and other conditions applicable to any other awards will lapse, and such other awards will become free of all restrictions, limitations and conditions and become fully vested and transferable.

Unless otherwise provided in an award agreement, in the event of a change in control of the Company, to the extent the successor company does not assume or substitute for an award, then immediately prior to the change in control: (i) stock options and SARs outstanding as of the date of the change in control that are not assumed or substituted for (or continued) will immediately vest and become fully exercisable; (ii) restrictions, limitations and other conditions applicable to awards that are not assumed or substituted for (or continued) will lapse and the awards will become fully vested; and (iii) the restrictions, other limitations and other conditions applicable to any other awards that are not assumed or substituted for (or continued) will lapse, and such other awards will become fully vested and transferable and the Plan Committee may require such awards, in its discretion and in whole or in part, to be surrendered to the Company by the participant, and to be immediately cancelled by the Company, and to provide for the participant to receive a cash payment or other property, shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such change in control, or a parent corporation thereof, or a combination of the payment of cash, other property or shares.

2025 Proxy Statement	29

Proposal to Approve the Churchill Downs Incorporated 2025 Omnibus Stock and Incentive Plan (Proposal No. 3)

Under the terms of the 2025 Plan, “change in control” generally means: (i) certain acquisitions of more than 50% of either the then outstanding voting securities of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; (ii) certain changes in the majority composition of the members of the Board during any 24-month period; (iii) the consummation of certain reorganizations, mergers, consolidations, or sales or other dispositions of all or substantially all of the assets of the Company or the acquisition of assets of another entity; or (iv) shareholder approval of a complete liquidation or dissolution of the Company.

No Repricing

The Plan Committee may not, without the approval of shareholders, (i) reduce the purchase price or base price of any previously granted stock option or SAR, (ii) cancel any previously granted stock option or SAR in exchange for another stock option or SAR with a lower purchase price or base price, (iii) cancel any previously granted stock option or SAR in exchange for cash or another award if the purchase price of such stock option or the base price of such SAR exceeds the fair market value of a share of Common Stock on the date of such cancellation, or (iv) take any other action with respect to any previously granted stock option or SAR that would be treated as repricing under the rules and regulations of Nasdaq, in each case, other than in connection with a change in control or pursuant to the plan’s adjustment provisions.

Adjustments

In the event of any equity restructuring that causes the per share value of shares of stock to change, such as a share dividend, share split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the Plan Committee will make appropriate adjustments to the number and class of securities available under the 2025 Plan, the terms of each outstanding stock option and SAR (including the number and class of securities subject to each outstanding stock option or SAR and the purchase price or base price per share), the terms of each outstanding restricted stock award, RSU award and other share-based award (including the number and class of securities subject thereto), and the terms of each outstanding performance award (including the number and class of securities subject thereto), such adjustments to be made in the case of outstanding stock options and SARs in accordance with Section 409A of the Internal Revenue Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or complete liquidation of the Company, the equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Plan Committee to prevent dilution or enlargement of rights of participants. In either case, the decision of the Plan Committee regarding any such adjustment shall be final, binding and conclusive.

Clawback of Awards

The awards granted under the 2025 Plan and any cash payment or shares of Common Stock delivered pursuant to an award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable award agreement or any clawback or recoupment policy which the Company may adopt from time to time, including, without limitation, the Churchill Downs Incorporated Policy on Recoupment of Incentive Compensation, and any other policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

Effective Date, Termination, and Amendment

The 2025 Plan will become effective as of the date of shareholder approval and will terminate as of the tenth anniversary of the date of such shareholder approval, unless earlier terminated by the Board. The Board may amend the 2025 Plan at any time, subject to any requirement of shareholder approval required by applicable law, rule or regulation, including any rule of Nasdaq, and provided that no amendment may be made that seeks to increase the non-employee director compensation limit or the prohibition on repricing of stock options and SARs without shareholder approval under the 2025 Plan or that materially impairs the rights of a holder of an outstanding award without the consent of such holder.

Eligibility

Participants in the 2025 Plan will consist of such employees and non-employee directors of the Company and its subsidiaries (and such persons who are expected to become any of the foregoing) as selected by the Plan Committee in its discretion. As of February 18, 2025, approximately 9,111 employees and 7 non-employee directors would be eligible to participate in the 2025 Plan if selected by the Plan Committee.

30	2025 Proxy Statement

Proposal to Approve the Churchill Downs Incorporated 2025 Omnibus Stock and Incentive Plan (Proposal No. 3)

Non-Employee Director Compensation Limit

Under the terms of the 2025 Plan, the maximum number of shares subject to awards granted during a single calendar year to any non-employee director, taken together with any cash fees paid to such non-employee director during the calendar year, will not exceed $750,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes). The non-employee director compensation limit under the 2025 Plan will not apply to distributions of previously deferred compensation under a deferred compensation plan maintained by the Company or any subsidiary or compensation received by the director in his or her capacity as an executive officer or employee of the Company or any subsidiary.

Stock Options and SARs

The 2025 Plan provides for the grant of stock options and SARs. The Plan Committee will determine the conditions to the exercisability of each stock option and SAR.

Each stock option will be exercisable for no more than ten (10) years after its date of grant, except with respect to certain stock options that expire during blackout or lock-up periods. If the stock option is an incentive stock option and the optionee owns greater than ten percent (10%) of the voting power of all shares of capital stock of the Company (or any parent or subsidiary) (a “ten percent holder”), then the stock option will be exercisable for no more than five years after its date of grant. Except in the case of substitute awards granted in connection with a corporate transaction, the exercise price of a stock option will not be less than 100% of the fair market value of a share of Common Stock on the date of grant.

Each SAR will be exercisable for no more than ten (10) years after its date of grant, except with respect to certain SARs that expire during blackout or lock-up periods. Other than in the case of substitute awards granted in connection with a corporate transaction, the base price of a SAR will not be less than 100% of the fair market value of a share of Common Stock on the date of grant, provided that the base price of a SAR granted in tandem with a stock option (a “tandem SAR”) will be the exercise price of the related stock option. A SAR entitles the holder to receive upon exercise (subject to withholding taxes) shares of Common Stock (which may be restricted stock) or, to the extent provided in the award agreement, cash or a combination thereof, with an aggregate value equal to the difference between the fair market value of the shares of Common Stock on the exercise date and the base price of the SAR.

Stock Awards

The 2025 Plan provides for the grant of stock awards. The Plan Committee may grant a stock award as a restricted stock award, RSU award, or other share-based award, including shares granted without any vesting conditions. Restricted stock awards and RSU awards are subject to forfeiture if the holder does not remain continuously in the employment of the Company during the restriction period or if specified performance objectives (if any) are not attained during the performance period.

Unless otherwise set forth in a restricted stock award agreement, the holder of shares of restricted stock has rights as a shareholder of the Company, including the right to vote and receive dividends with respect to shares of restricted stock and to participate in any capital adjustments applicable to all holders of the Company’s Common Stock; provided, however, that any dividend or other distribution paid with respect to shares subject to a restricted stock award will be deposited by the Company and will be subject to the same restrictions as the shares of Company Common Stock with respect to which such dividend or distribution was made.

The agreement awarding RSUs will specify (1) whether such award may be settled in shares of Common Stock, cash or a combination thereof; and (2) whether the holder will be entitled to receive dividend equivalents with respect to the number of shares of Common Stock subject to such award. Any dividend equivalents credited with respect to RSUs will be subject to the same vesting and other restrictions as the RSUs to which they relate. Prior to settlement of a RSU, the holder of a RSU has no rights as a shareholder of the Company.

Other-share based awards granted under the 2025 Plan may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Company Common Stock, including without limitation shares granted as a bonus and not subject to any vesting conditions, dividend equivalents, share purchase rights and shares issued in lieu of obligations of the Company to pay cash under any compensatory plan or arrangement, subject to such terms as shall be determined by the Plan Committee. The Plan Committee shall determine the terms and conditions of such awards,

2025 Proxy Statement	31

Proposal to Approve the Churchill Downs Incorporated 2025 Omnibus Stock and Incentive Plan (Proposal No. 3)

which may include the right to elective deferral thereof, subject to such terms and conditions as the Plan Committee may specify in its discretion. Any distribution, dividend or dividend equivalents with respect to other share-based awards that are subject to vesting conditions shall be subject to the same vesting conditions as the underlying awards.

All of the terms relating to the satisfaction of performance objectives and the termination of a restriction period or performance period relating to a stock award, or the forfeiture and cancellation of a stock award (i) upon a termination of employment, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, will be determined by the Plan Committee.

Performance Awards

The 2025 Plan also provides for the grant of performance awards in the form of performance shares, performance units and performance cash. The agreement relating to a performance award will specify whether such award may be settled in shares of Common Stock (including shares of restricted stock) or cash or a combination thereof. The agreement relating to a performance award will provide, in the manner determined by the Plan Committee, for the vesting of such performance award if the specified performance objectives are satisfied or met during the specified performance period and for the forfeiture of such award if the specified performance objectives are not satisfied or met during the specified performance period. Any dividends or dividend equivalents with respect to a performance award will be subject to the same vesting and other restrictions as such performance award. Prior to the settlement of a performance award in shares of Common Stock, the holder of such award has no rights as a shareholder of the Company with respect to such shares.

All of the terms relating to the satisfaction of performance objectives and the termination of a performance period, or the forfeiture and cancellation of a performance award upon (i) a termination of employment, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, will be determined by the Plan Committee.

Performance Objectives

Under the 2025 Plan, the grant, vesting, exercisability or payment of certain awards, or the receipt of shares of Common Stock subject to certain awards, may be made subject to the satisfaction of performance objectives. The performance goals applicable to a particular award will be determined by the Plan Committee at the time of grant. Performance objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual participant or the subsidiary, division, department or function within the Company or subsidiary in which the participant is employed. Performance objectives may be measured on an absolute or relative basis. Relative performance may be measured by a group of peer companies or by a financial market index. Performance objectives may be based on specified levels of or increases in the Company’s or subsidiary’s return on equity, earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis, net earnings per share, diluted earnings per share, total earnings, earnings growth, return on capital, cost of capital, return on assets, return on investment, return on equity, net customer sales, volume, sales growth, gross profit, gross margin return on investment, share price (including but not limited to, growth measures and total shareholder return), operating profit, operating margin, net operating profit after taxes, net earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on investment (which equals net cash flow divided by total capital), financial return ratios, total return to shareholders, market share, earnings measures/ratios, economic value added (EVA), balance sheet measurements, asset growth, market share, internal rate of return, increase in net present value or expense targets, “Employer of Choice” or similar survey results, customer satisfaction surveys and productivity, ESG-related metrics, or any other performance objectives selected by the Plan Committee. Any performance objectives that are financial metrics, may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP. Performance objectives will be subject to such other special rules and conditions as the Plan Committee may establish at any time.

NEW PLAN BENEFITS

The number of RSUs, PSUs or other forms of award that will be granted under the 2025 Plan is not currently determinable. Information regarding awards granted in 2024 under the 2016 Plan to the NEOs is provided in the “2024 Summary

32	2025 Proxy Statement

Proposal to Approve the Churchill Downs Incorporated 2025 Omnibus Stock and Incentive Plan (Proposal No. 3)

Compensation Table” and the “Grants of Plan-Based Awards for Fiscal Year Ended December 31, 2024” table. Information regarding awards granted in 2024 under the 2016 Plan to non-employee directors is provided in the “Director Compensation for Fiscal Year Ended December 31, 2024” table.

FEDERAL INCOME TAX CONSEQUENCES

The following is a brief summary of certain United States federal income tax consequences generally arising with respect to awards under the 2025 Plan. This discussion does not address all aspects of the United States federal income tax consequences of participating in the 2025 Plan that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-United States tax consequences of participating in the 2025 Plan. Each participant is advised to consult his or her particular tax advisor concerning the application of the United States federal income tax laws to such participant’s particular situation, as well as the applicability and effect of any state, local or non-United States tax laws before taking any actions with respect to any awards.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to each of the corporation’s chief executive officer, the corporation’s chief financial officer and certain other current and former executive officers of the corporation.

Stock Options

A participant will not recognize taxable income at the time a stock option is granted and the Company will not be entitled to a tax deduction at that time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and the Company (or, if applicable, the employing subsidiary) will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the stock option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of those shares will be taxed as long-term capital gain or loss, and the Company will not be entitled to any deduction. If, however, those shares are disposed of within the above-described period, then in the year of that disposition the participant will recognize compensation taxable as ordinary income equal to the excess of (1) the lesser of the amount realized upon that disposition and the fair market value of those shares on the date of exercise over (2) the exercise price, and the Company (or, if applicable, the employing subsidiary) will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code.

SARs

A participant will not recognize taxable income at the time SARs are granted and the Company will not be entitled to a tax deduction at that time. Upon exercise, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company, and the Company (or, if applicable, the employing subsidiary) will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code.

Stock Awards

A participant will not recognize taxable income at the time restricted stock (i.e., stock subject to restrictions constituting a substantial risk of forfeiture) is granted and the Company will not be entitled to a tax deduction at that time, unless the participant makes an election to be taxed at that time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant in an amount equal to the excess of the fair market value for the shares at such time over the amount, if any, paid for those shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions constituting a substantial risk of forfeiture lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for those shares. The amount of ordinary income recognized by making the above-described election or upon the lapse of

2025 Proxy Statement	33

Proposal to Approve the Churchill Downs Incorporated 2025 Omnibus Stock and Incentive Plan (Proposal No. 3)

restrictions constituting a substantial risk of forfeiture is deductible by the Company (or, if applicable, the employing subsidiary) as compensation expense, subject to the deduction limits under Section 162(m) of the Internal Revenue Code. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions constituting a substantial risk of forfeiture lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), rather than dividend income, in an amount equal to the dividends paid and the Company (or, if applicable, the employing subsidiary) will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code.

A participant will not recognize taxable income at the time a RSU is granted and the Company will not be entitled to a tax deduction at that time. Upon settlement of RSUs, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by the Company, and the Company (or, if applicable, the employing subsidiary) will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code.

The tax consequences of an other share-based award will depend on the terms of such award.

Performance Awards

A participant will not recognize taxable income at the time performance awards are granted and the Company will not be entitled to a tax deduction at that time. Upon settlement of performance awards, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company, and the Company (or, if applicable, the employing subsidiary) will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code.

The Board of Directors recommend that the shareholders vote “FOR” the approval of the Churchill Downs Incorporated 2025 Omnibus Stock and Incentive Plan.

34	2025 Proxy Statement

Advisory Vote to Approve Executive Compensation (Proposal No. 4)

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (Proposal No. 4)

Pursuant to Section 14A of the Exchange Act, the Company’s shareholders are entitled to a vote to approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers (“NEOs”) as disclosed in this Proxy Statement in accordance with SEC rules. In accordance with the preference expressed by shareholders, the Company is holding such advisory votes on an annual basis and the next advisory vote following the Annual Meeting will occur at the 2026 annual meeting of shareholders.

The Company has a “pay-for-performance” philosophy that forms the foundation of all decisions regarding compensation of the Company’s NEOs. We believe that this compensation philosophy, and the program structure approved by the Compensation Committee, is central to the Company’s ability to attract, motivate and retain individuals who can achieve superior financial results while also aligning the interests of the executives with the interests of shareholders over the long-term. This approach has resulted in the Company’s ability to attract and retain the executive talent deemed necessary to guide the Company successfully during a period of growth and transformation and react quickly to potential threats to the Company’s financial health. Please refer to “Compensation Discussion and Analysis—Executive Summary” for an overview of the compensation of the Company’s NEOs.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the policies and practices described in this Proxy Statement. At the Annual Meeting, shareholders will be asked to approve the compensation of the Company’s NEOs by voting FOR the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure in this Proxy Statement.”

This vote is advisory and therefore not binding on the Company. The Board of Directors and Compensation Committee value the opinions of the Company’s shareholders. Should there be a significant vote against the NEO compensation as disclosed in this Proxy Statement, the Board will consider those shareholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

This proposal will be approved if the votes cast favoring the action exceed the votes cast opposing the action.

The Board of Directors recommends a vote “FOR” the approval of the advisory resolution relating to the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement.

2025 Proxy Statement	35

Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (our “CD&A”) provides an overview of our executive compensation program for 2024 and our executive compensation philosophies and objectives.

Our NEOs were:

William C. Carstanjen Chief Executive Officer	William E. Mudd President and Chief Operating Officer	Marcia A. Dall Executive Vice President and Chief Financial Officer	Bradley K. Blackwell Executive Vice President and General Counsel	Maureen Adams Executive Vice President, Gaming Operations

36	2025 Proxy Statement

Compensation Discussion and Analysis

Executive Summary

The Company has been creating extraordinary entertainment experiences for over 150 years, beginning with the Company’s most iconic and enduring asset, the Kentucky Derby. Headquartered in Louisville, Kentucky, the Company has expanded through the acquisition, development, and operation of live and historical racing entertainment venues, the growth of the online wagering businesses, and the acquisition, development, and operation of regional casino gaming properties. Our long-term success depends on our ability to attract, engage, motivate and retain highly talented executives and key employees to achieve our strategic plans and deliver financial returns to shareholders over both the short-term and long-term. One of the key objectives of our executive compensation program is to link executives’ pay to their performance and their advancement of the Company’s long-term performance and business strategies. Other objectives include aligning the executives’ interests with those of shareholders and encouraging high-performing executives to remain with the Company over the course of their careers. We believe that the amount of compensation for each NEO reflects each individual’s extensive management experience, high performance and exceptional service to the Company and our shareholders. We also believe that the Company’s compensation strategies have been effective in attracting executive talent and promoting performance and retention.

This CD&A describes the Company’s executive compensation policies and programs and how these policies and programs apply to our NEOs. It also describes the actions and decisions of the Compensation Committee (or, in this CD&A and related tables, “Committee”), which oversees the executive compensation program and determines the compensation of the NEOs. A detailed discussion of the Committee’s structure, roles and responsibilities, and related matters can be found under “Compensation Committee” on pages 19-21.

Our long-term incentive goals are based on operational results that the Committee believes help drive Company and shareholder success over multi-year performance periods. Certain metrics the Company uses for incentive purposes are as follows (Please refer to “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-K for the fiscal year ended December 31, 2024 for reconciliation of these metrics to the most directly comparable GAAP measures, and the discussion of the Company’s Executive Annual Incentive Plan (“EAIP”) beginning on page 45 and the Company’s Executive Long-Term Incentive Plan (“ELTI”) beginning on page 47):

●

Adjusted EBITDA—Adjusted EBITDA used for compensation purposes under the EAIP in fiscal year 2024 was $1,159.2 million, which is approximately 106.5% of the Adjusted EBITDA target of $1,088.9 million under the EAIP;

●

Cash Flow Metric—Cash Flow Metric for compensation purposes for the three-year performance for our 2022 performance stock units (“PSUs”) under the ELTI was $1,969.9 million, exceeding by approximately 132.9% the Cash Flow target of $1,482.0 million under the ELTI; and

●	Total Shareholder Return—Total Shareholder Return from January 1, 2022 to December 31, 2024, the three-year performance period for our 2022 PSUs under the Company’s ELTI, was 19%.

We believe the Company’s outstanding performance is further reflected in the key business metrics summarized in the table below.

	Fiscal Year 2019		Fiscal Year 2024	% Increase	5-Year Compound Annual Growth Rate (CAGR)

CHDN Stock Price	$68.60	(1)	$133.54	95%	14%

Net Income attributable to Churchill Downs Incorporated (millions)	$140	(2)	$427	205%	25%

Adjusted EBITDA (millions)(3)	$451		$1,159	157%	21%

Earnings Per Share (attributable to Churchill Downs Incorporated, diluted)	$1.72	(1)	$5.68	230%	27%

Dividends Per Share	$0.291	(1)	$0.409	41%	7%

(1)	Amounts include adjustment for the 2023 stock split of Common Stock.

(2)	Amount is related to continuing operations and excludes the loss from discontinued operations.

(3)	See Appendix A of this Proxy Statement for a reconciliation of Adjusted EBITDA to net income, which is the most directly comparable financial measure calculated in accordance with GAAP.

2025 Proxy Statement	37

Compensation Discussion and Analysis

2024 Highlights

In 2024, we delivered strong performance while continuing the execution of several organic investments that we believe will provide long-term sustainable value creation. We delivered strong growth in net revenue, operating income, net income, and Adjusted EBITDA compared to fiscal year 2023:

●	Net revenue was $2.7 billion, up $272.6 million or 11.1%;

●	Net income was $426.8 million, up $9.5 million or 2.3%;

●	Adjusted EBITDA was $1.2 billion, up $135.3 million, or 13.2%(1);

●	Cash from operations was $771.7 million, up $166.4 million or 27.5%.

(1)	See Appendix A of this Proxy Statement for a reconciliation of Adjusted EBITDA to net income, which is the most directly comparable financial measure calculated in accordance with GAAP.

Live and Historical Racing Segment:

●	Adjusted EBITDA was $574.6 million, up $99.2 million or 20.9% from fiscal year 2023.

●	Churchill Downs Racetrack:

—

Churchill Downs Racetrack ran the 150th Kentucky Derby on the first Saturday of May, generating all-time record all-sources handle and all-time record Derby Week Adjusted EBITDA with nearly 157,000 fans gathered in person to watch the most exciting two minutes in sports.

—

We successfully completed the transformative Paddock Project prior to the 150th Kentucky Derby. This multi-year project fundamentally improves the entire venue for every guest and provides a foundation to further innovate for years to come.

—	We extended the agreement with NBC Sports to continue hosting the Kentucky Derby on NBC and Peacock through 2032.

—	We announced the Starting Gate Pavilion and Courtyard renovation to be open for the 151st Kentucky Derby.

●	Kentucky HRMs:

—	Owensboro Racing & Gaming: Constructed a new HRM entertainment venue that opened in February 2025 in Owensboro, Kentucky.

—	Marshall Yards Racing & Gaming: Announced a new HRM entertainment venue near Paducah, Kentucky, that will open in the first quarter of 2026.

●	Virginia HRMs:

—

The Rose Gaming Resort: Opened a world class entertainment resort in Dumfries, Virginia in November 2024 that includes 1,650 HRMs, eight bars and restaurants, and a hotel with over 100 rooms and event space.

—	Richmond Expansion: Announced plans to further expand the Richmond, Virginia HRM venue by 450 HRMs.

—	Roseshire Henrico County: Announced plans to open a new HRM entertainment venue in Henrico County, Virginia that will include 175 HRMs.

Wagering Services and Solutions Segment:

●	Adjusted EBITDA was $165.6 million, up $33.5 million or 25.4% from fiscal year 2023.

●	We expanded Exacta technology and product offerings to customers in new states and internationally.

●	We monetized online sports betting market access in select states (Indiana, Kentucky, and Pennsylvania) with third parties.

Gaming Segment:

●	Adjusted EBITDA was $506.9 million, up $18.3 million or 3.7% from fiscal year 2023.

●

Terre Haute Casino Resort: Opened the Terre Haute Casino Resort in April 2024 and luxury 122-room hotel in May 2024 that includes over 1,000 slot machines, table games, a state-of-the-art retail sportsbook, a 400,000 square-foot entertainment venue, and several food and drink offerings.

38	2025 Proxy Statement

Compensation Discussion and Analysis

All Other:

●

We amended our senior secured credit agreement to extend the maturity date of our revolving credit facility and term loan A facility from 2027 to 2029 and to make certain other changes to our existing credit agreement.

●	We repurchased $65.3 million of shares under our share repurchase program in 2024, based on trade date.

●

We continued in our ESG efforts with the ongoing promotion of responsible gaming; initiatives at our properties to lessen energy and water usage, to decrease carbon emissions, and to responsibly manage waste; increasing investments in the communities in which we operate and supporting our teams through educational and leadership development; and increasing engagement with our shareholders.

The Company’s five-year total shareholder return for 2024 was 97.6% compared to 94.9% for the Russell 1000 and 97.0% for the S&P 500. The preceding shareholder return calculations assume dividends are reinvested.

We remain committed to delivering strong financial results and long-term sustainable growth. Our businesses generate strong cash flow, and we have a solid balance sheet that supports our organic growth as well as strategic acquisitions that we believe will create long-term value for our shareholders.

2025 Proxy Statement	39

Compensation Discussion and Analysis

Key 2024 Compensation Actions

●	The primary elements of our total direct compensation program for the NEOs and a summary of the actions taken by the Committee during 2024 are set forth below.

Compensation Component	Link to Business and Talent Strategies	2024 Compensation Actions

Base Salary (Page 44)	• Competitive base salaries help attract and retain executive talent.	• Merit and market-based increases to each NEO.

Annual Cash Incentive (Page 45)

•  Focus executives on achieving annual financial and non-financial results that are considered key indicators of financial and operational performance.

•  Annual cash incentives are earned based on achievement of Adjusted EBITDA and other strategic, operational and financial measures.

•  Merit and market-based increases to Mr. Carstanjen’s annual cash incentive target opportunities for 2024, with the remaining NEOs’ target opportunities remaining the same as compared to 2023.

•  Annual cash incentive awards were earned at 149% of target due to strong Company and executive performance.

Long-Term Equity Incentive Compensation (Page 47)

•  2024 annual equity-based awards consist of PSUs and RSUs.

•  2024 PSUs vest based on achievement of 2-year Cumulative Adjusted EBITDA and 3-year Cumulative Cash Flow metrics that are considered key indicators of long-term performance, with vesting adjusted based on relative total shareholder return (“TSR”) performance to additionally incorporate a measure of shareholder value creation over the performance period.

•  RSUs provide focus on stock price growth and serve our talent retention objectives.

•  All NEOs’ target opportunities remained the same as compared to 2023.

•  The target value of the equity award mix is generally balanced between PSUs (50%) and RSUs (50%).

•  2024 PSUs are subject to a multi-year performance period and will be earned based on goals relating to Adjusted EBITDA (weighted 50%) measured over the 2024-2025 performance period and Cash Flow (weighted 50%) measured over the 2024-2026 performance period, with a relative TSR modifier of +/- 25% for TSR performance over the 2024-2026 performance period.

•  RSUs vest over three years in equal annual installments.

40	2025 Proxy Statement

Compensation Discussion and Analysis

Executive Compensation Philosophy and Core Principles

	What We Do		What We Don’t Do

✓	Generally Target Median Compensation Among Peer Group	×	No Employment Agreements

✓	Executive Stock Ownership Guidelines	×	No Re-pricing of SARs or Stock Options

✓	PSUs Vesting over Multi-year Performance Period	×	No Excessive Perquisites

✓	Capped Bonus Payments under EAIP	×	No Service Based Defined Benefit Pension Plans

✓	Capped PSU Vesting Levels	×	No Excise Tax Gross Ups upon Change in Control

✓	Payouts Tied to Individual and Company Performance, with Majority of Payout Determined by Pre-Established Formula and Goal

✓	Use of an Independent Compensation Consultant

✓	Anti-Hedging Policy, Applicable to Directors and Employees

✓	Annual Say-on-Pay Vote

The fundamental philosophy of the Committee is to provide an executive compensation program that links pay to business strategy and performance in a manner that is effective in attracting, motivating and retaining key executives while also aligning the interests of the executives with the interests of shareholders over the long-term. To that end, the Committee evaluates the pay practices of its peers and generally considers the median of the peer group. In order to continue to support the Company’s high-performance and entrepreneurial culture, the Company’s key principles underlying the executive compensation program are to:

●	Attract and retain executives with the skills and experience needed to successfully grow the Company and create value for shareholders;

●

Create an entrepreneurial culture and mindset by de-emphasizing fixed pay (primarily salary) and focusing a significant percentage of compensation on at-risk pay elements (annual and long-term incentives); and

●	Motivate and reward executives for achieving exceptional performance supportive of creating value for shareholders over the long-term.

The Committee will continue to evaluate its pay practices and, when it deems appropriate, adjust its pay practices to support these principles over time.

2024 “Say-on-Pay” Advisory Vote on Executive Compensation

The Committee monitors closely the results of the annual advisory “say-on-pay” vote and evaluates such results as one of the many factors considered in connection with the discharge of its responsibilities. In 2024, the Company provided shareholders a “say-on-pay” advisory vote on its executive compensation program, as disclosed in the Company’s 2024 proxy statement. At the 2024 annual meeting of shareholders, approximately 98% of the votes cast for the “say-on-pay” proposal were in favor of our executive compensation program. We believe that this result indicates significant shareholder support for our executive compensation program, and therefore made no changes to our executive compensation program as a result of this vote. At the Annual Meeting, we are again holding an advisory vote on executive compensation and will continue to engage with our shareholders as we constantly consider further improvements to our executive compensation program.

Role of Management and Independent Advisors

The Committee meetings are regularly attended by the CEO, the Senior Vice President of Human Resources, the Vice President of Human Resources, and the General Counsel. The Committee may request the participation of management or outside consultants as it deems necessary or appropriate. The Committee regularly reports to the Board on compensation matters and annually reviews the CEO’s compensation with the independent members of the Board.

The Committee also meets in executive session without any members of management, for the purpose of discussing and approving compensation for the CEO, as well as other topics. The CEO reviews the performance of, and makes

2025 Proxy Statement	41

Compensation Discussion and Analysis

recommendations to, the Committee regarding total compensation to be paid to the Company’s executive officers other than himself, including salary, annual bonus, and long-term incentive awards, as appropriate. Management also develops and presents to the Committee recommendations for the performance measures and targets to be used to evaluate annual performance incentives.

After the end of each fiscal year, the Committee conducts a review of the CEO’s performance. As part of this process, the CEO provides a written assessment of the Company’s performance. The Committee sets the compensation of the CEO in executive session after considering its assessment of the CEO’s performance, including due consideration of the CEO’s written assessment of the Company’s performance. Neither the CEO nor any other members of management are present during this session.

The Committee has sole discretion, at the Company’s expense, to retain and terminate independent advisors, including sole authority to approve the fees and retention terms for such advisors, if it shall determine the services of such advisors to be necessary or appropriate. Such advisors are engaged by, and report directly to, the Committee. Since March 2015, the Committee has retained Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent compensation consultant. The scope of the engagement of FW Cook includes:

●	Assisting the Chair of the Committee in establishing appropriate agendas for the Committee meetings;

●	Reviewing management reports and recommendations to the Committee related to executive compensation matters;

●	Attending Committee meetings and providing the Committee with input and advice based on the advisor’s broad experience with market practices, including a perspective regarding the competitive market;

●	Assisting with the review of pay and performance and the evaluation of payouts under the Company’s annual and long-term incentive programs;

●	Assisting with the review and evaluation of non-employee director compensation;

●	Assisting the Committee in identifying similarly-situated peer group companies;

●	Providing the Committee and management with data on market practices for executive pay;

●	On behalf of the Committee, assisting management with disclosures, including this CD&A;

●	Providing updates to the Committee regarding regulatory developments; and

●	Assisting the Committee in evaluating future equity grants and cash compensation for the NEOs, including the CEO.

FW Cook did not provide any services to the Company other than advising the Committee as provided above. The Committee assessed FW Cook’s independence considering the SEC requirements and Nasdaq listing standards, and the Company determined that FW Cook’s work did not raise any conflict of interest or independence concerns.

Factors Used to Evaluate Pay Decisions

The Company seeks to obtain and retain the services of executives who bring the skills, experience, and motivation deemed necessary to significantly expand the scope and scale of the Company’s operations. Therefore, compensation decisions for individual executives are made based on a balance of many subjective factors as evaluated by the CEO in the case of his direct reports (with Committee review and approval) and the Committee in the case of the CEO. These factors include:

●	The scope and responsibility of the executive’s position and the perceived level of contribution;

●	Internal comparisons among the executive’s peers at the Company;

●	Comparisons among the executive’s peers at the peer group companies, generally with a target of median among peers;

●	The recruitment and development of talent in a competitive market;

●	Target annual incentive opportunities based on the Company’s annual goals with regard to the executive’s position, as approved by the Committee; and

●	Long-term incentive opportunities driven by the perceived level of contribution expected of the executive toward achieving the Company’s growth objectives.

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Compensation Discussion and Analysis

Each element of compensation is evaluated independently based on the role of that component in achieving the Company’s overall compensation objectives, with an emphasis on long-term incentives and retention.

In making executive pay decisions, the Committee considers the advice and experience of FW Cook, its independent advisor, and the CEO to evaluate the reasonableness of executive pay. While the Committee considers input from its independent advisor and the CEO, all of the decisions with respect to the Company’s executive compensation programs are made by the Committee alone and may reflect factors and considerations other than the information and recommendations provided by management or its independent advisor. In addition, the CEO does not make recommendations with respect to his own compensation. The Committee determines pay levels and practices based on the talent needs of the organization as defined by our strategy of growing and diversifying revenues and with the guidance of the Committee’s independent advisor.

The Committee believes that it is important for the Company to provide a competitive compensation program and the Committee, with the assistance of the Committee’s independent advisor, conducts periodic reviews of compensation relative to similarly-situated businesses, which can lead to adjustments in compensation and program offerings. The compensation peer group was selected to represent a reasonable match to the Company in terms of size and business characteristics. The group consists of public, similarly sized gaming and entertainment companies, where the median net income and market capitalization approximate the Company’s net income and market capitalization. The Company periodically reviews the peer group and adjusts, as deemed necessary, for continued appropriateness as a market reference for informing executive compensation levels. The Company’s peer group for 2024 was as follows:

Fiscal 2024 Peer Group
Aristocrat Leisure Limited (ALL)
Boyd Gaming Corporation (BYD)
Caesars Entertainment, Inc. (CZR) DraftKings Inc. (DKNG)
Flutter Entertainment PLC (FLTR)
Gaming and Leisure Properties Inc. (GLPI)
MGM Resorts International (MGM)
PENN Entertainment, Inc., Inc. (PENN)
Red Rock Resorts Inc. (RRR)
Light & Wonder, Inc. (LNW)
Wynn Resorts, Limited (WYNN)

The only change from the 2023 peer group was the removal of Sphere Entertainment Co (SPHR) (prior to Sphere being spun-off as a stand-alone public company, Madison Square Garden Entertainment Corp (MSGE) was the relevant peer company).

Non-Disclosure of Certain Metrics and Targets

The Company believes in transparency and strives to disclose as much information to shareholders as possible except in situations where we believe that providing full, or even limited, disclosure would be detrimental to the interests of the Company and our shareholders. We believe certain disclosures could provide our competitors with insight regarding confidential business strategies without meaningfully adding to our shareholders’ understanding of the metric. Although we set compensation metrics and targets in advance of applicable performance periods, we do not disclose such metrics and targets in advance due to potential risk to the interests of the Company and our shareholders. We disclose such metrics and targets alongside actual performance in our annual filings following the completion of the applicable performance periods.

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Compensation Discussion and Analysis

Components of Compensation

During 2024, the Company used multiple components to provide an overall compensation and benefits package designed to attract and retain the needed level of executive talent for the Company and to incentivize their performance. The Committee believes that the goals that were set for the executives and executive compensation are aligned with the interests of our investors to support enhancing long-term shareholder value. The following table sets forth the principal compensation elements of the Company’s 2024 executive compensation program and how each element fits into the Company’s overall compensation program and is supportive of the Company’s executive compensation objectives.

Motivation
Element of Compensation	Attraction	Short-Term	Long-Term	Alignment with Stockholder Interests	Retention

Base Salary	✓	✓			✓

Annual Incentive Compensation	✓	✓		✓	✓

Long-Term Incentive Compensation	✓		✓	✓	✓

Base Salary

The Committee’s philosophy is that base salaries should meet the objectives of attracting and retaining the executive talent needed to grow the business and create shareholder value. Upon promotion or other adjustment of responsibilities, executives receive base pay increases that are intended to be commensurate with their new role or responsibilities, the pay levels for colleagues at similar levels in the organization and market pay practices, with increases thereafter based on an assessment of performance and the competitive market.

Peer group market analyses were performed for each of the NEO positions, generally targeting the median compensation levels among our peer group.

Based on the above considerations, the Committee set the following base salaries for the NEOs for 2024:

Name	Position	2023 Base Salary ($)(1)	2024 Base Salary ($)(2)(3)	Percent Increase

William C. Carstanjen	Chief Executive Officer	1,650,000	1,800,000	9%

William E. Mudd	President & COO	1,200,000	1,236,000	3%

Marcia A. Dall	EVP & CFO	892,500	919,275	3%

Bradley K. Blackwell	EVP & General Counsel	700,000	750,000	7%

Maureen Adams	EVP, Gaming Operations	625,000	643,750	3%

(1)	Annual rate of base compensation shown as of December 31, 2023.

(2)	Annual rate of base compensation shown as of December 31, 2024. Actual salaries paid in 2024 are shown in the 2024 Summary Compensation Table on page 53.

(3)

Peer group market analyses were performed by FW Cook for each of the NEO positions, and NEO base salary levels were adjusted after considering those analyses. Consistent with the Company’s compensation philosophy, certain adjustments were made with respect to the NEOs to better position their base salary compared to the peer group.

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Compensation Discussion and Analysis

Executive Annual Incentive Plan

Our executive annual incentive plan is designed to motivate and reward our NEOs for achieving annual performance objectives by tying the majority of the EAIP award to attainment of a pre-established financial goal. We believe this program supports our “pay-for-performance” culture. 75% of the target EAIP award is determined formulaically based on corporate Adjusted EBITDA performance, and the remaining 25% is based on a qualitative assessment of the attainment of other financial, strategic, operational and individual goals established by the Committee.

The Committee utilized Adjusted EBITDA as elements in both the Company’s EAIP and ELTI in recognition that Adjusted EBITDA is viewed as a core driver of the Company’s performance and shareholder value creation. In designing the Company’s executive compensation program, the Committee supplemented this measure with additional performance measures in order to strike an appropriate balance with respect to incentivizing top-line growth, profitability, non-financial business imperatives and shareholder returns over both the short-term and long-term horizons.

Financial Component (75%)

As noted above, 75% of the target EAIP payout was determined formulaically based on achievement of the annual Adjusted EBITDA (as defined in in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Form 10-K for the fiscal year ended December 31, 2024) target (the “Financial Component”). In February 2024, the Committee set an Adjusted EBITDA target of $1,088.9 million, which was set higher than the actual 2023 Adjusted EBITDA performance of $1,023.9 million. The Compensation Committee believed at the time that the performance targets were rigorous yet achievable, and therefore established the targets so that the targets would be achieved, at the target performance level, if the Company successfully executed against its operating plan for 2024. Consistent with the 2023 EAIP design, potential EAIP payouts for the Financial Component ranged from 0% to 200% (i.e., 0% to 150% of total target EAIP award) based on the achievement of the pre-established financial goal in accordance with the following table:

Percentage of Adjusted EBITDA Goal Achieved*	Percentage of Financial Component Awarded	Percentage of Total Target EAIP Award Awarded

Below 80%	0%	0%

80%	50%	37.5%

100%	100%	75%

110%	150%	112.5%

120%	200%	150%

*	Amounts in between based on interpolation between the points

In 2024, the actual Company performance was $1,159.2 million in Adjusted EBITDA, which was 106.5% of the target of $1,088.9 million. This performance resulted in a payout for each NEO at 132.3% of target for the Financial Component (i.e., 99% of the target EAIP award) as detailed below.

2024 Adjusted EBITDA Target (in millions)	2024 Actual Adjusted EBITDA (in millions)	Actual Performance as a percentage of Adjusted EBITDA Target	Percentage of Financial Component	Percentage of Total Target EAIP Award

$1,088.9	$1,159.2	106.5%	132.3%	99%

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Compensation Discussion and Analysis

Qualitative Component (25%)

Pursuant to the EAIP, the Committee established secondary performance goals for the Company and its executives to be used to determine the vesting of the qualitative component under the EAIP, weighted 25% (the “Qualitative Component”).

The Committee set performance goals for 2024, based upon a comprehensive assessment of the Company against its long-term strategic plan and its ability to achieve said goals with its current leadership team and key employees.

Individual performance by the NEOs (as measured by various factors, including, but not limited to, continued growth and diversification of the Company’s asset portfolio, customer and employee satisfaction, and the completion of certain specified legislative and regulatory outcomes), and business unit performance led by the Company’s key employees (as measured by, among other things, revenue performance) was also considered in evaluating the Company’s performance, and determining the level of compensation deemed necessary to incent and reward the NEOs and key employees to continue to drive growth. These goals relate to the Company’s overall financial goals, strategic goals, and business segment goals, respectively, with no specific weighting attributed to any one goal.

In evaluating 2024 performance, a few of the accomplishments that were considered to be significantly above target by the Committee included:

●	The completion and opening of Terre Haute Casino Resort, a new casino and resort located in Terre Haute, Indiana, with the casino opening in April 2024 and the hotel opening in May 2024.

●	The completion and opening of The Rose Gaming Resort, a new HRM facility and resort located in Dumfries, Virginia, in November 2024.

●	The completion of the transformative Paddock redevelopment project at Churchill Downs Racetrack prior to the 150th Kentucky Derby in May 2024.

●	The completion of the sale of 49% of the United Tote Company to the New York Racing Association.

●	The ongoing capital management execution enabling the Company to fund capital projects, grow dividends, and buy back shares while maintaining one of the strongest balance sheets in the industry.

●	The strengthening of relationships with investors and analysts that has created substantial support for long-term shareholder value creation.

●

The expansion of our ESG efforts including the ongoing promotion of responsible gaming; initiatives at our properties to lessen energy and water usage, decrease carbon emissions, and responsibly manage waste; increasing investments in the communities in which we operate and supporting our teams through educational and leadership development; and increasing engagement with our shareholders.

●	The ongoing strengthening of the Company’s leadership team and development of team members with varied backgrounds across the Company to support long-term sustainable business growth.

In determining the EAIP payouts for the Qualitative Component, the Compensation Committee exercises its discretion to determine whether to payout at, above, or below the target opportunities based upon its review of the outcomes evaluated against Company and individual performance. The individual Qualitative Component awards for each NEO was equal to 200% of target (50% of total target EAIP award) made pursuant to the EAIP in recognition of the NEOs’ respective roles in driving performance during the period ending December 31, 2024.

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Compensation Discussion and Analysis

Summary of 2024 EAIP Awards

As noted above, the Company exhibited strong overall financial performance in 2024 and the NEOs were viewed by the Committee to be the primary parties responsible for the actual performance relative to the performance goals established with respect to 2024. The Committee, after considering the Company’s overall performance, awarded the NEOs the total EAIP awards equal to 149% of target as shown in the table below and in the 2024 Summary Compensation Table in the column labeled “Non-Equity Incentive Plan Compensation.”

Name	Target Incentive Award as a Percentage of Salary(1)	Target Incentive Award in ($)	Maximum Incentive Award as a Percentage of Salary	Maximum Incentive Award in ($)	Actual 2024 Incentive Award in ($)

William C. Carstanjen	250%	4,500,000	500%	9,000,000	6,714,460

William E. Mudd	125%	1,545,000	250%	3,090,000	2,305,298

Marcia A. Dall	110%	1,011,203	220%	2,022,405	1,508,817

Bradley K. Blackwell	100%	750,000	200%	1,500,000	1,119,077

Maureen Adams	90%	579,375	180%	1,158,750	864,487

(1)

Mr. Carstanjen’s target incentive award as a percentage of salary was adjusted in 2024 from 175% to 250%. Consistent with the Company’s compensation philosophy, adjustments were made to better position Mr. Carstanjen’s target incentive compared to the peer group after consideration of the peer group compensation analysis performed by FW Cook.

Long-Term Incentives

The objective of the Company’s long-term incentive compensation program is to support the entrepreneurial mindset desired of management by the Board of Directors by providing an opportunity to earn significant equity in the Company for achieving significant performance improvements.

The Company maintains the ELTI, pursuant to which the NEOs may earn variable equity payouts based upon the Company achieving certain key performance metrics. The purpose of the ELTI is to provide participants with a long-term incentive program that is designed to be market-competitive and provides long-term incentives on a regular, predictable, and annual basis. Eligible participants (as determined by the Committee) may be members of the Company’s senior executive team and/or such other executives and key contributors as the Committee may designate from time to time. As and to the extent determined by the Committee as part of the annual compensation planning process for participants, the CEO will participate in the ELTI at a rate determined by the Committee. No individual will have an automatic right to participate in the ELTI.

The Committee and senior management monitor the Company’s equity grant practices to evaluate whether such policies comply with governing regulations and are consistent with good corporate practices. When making regular annual equity grants, the Committee’s practice is to approve them at its meeting in February of each year as part of the annual compensation review and after results for the preceding fiscal year become available. Because the Committee’s regular meeting schedule is determined in the prior fiscal year, the proximity of any awards to other significant corporate events is coincidental. In addition, the Committee may make grants at any time during the year it deems appropriate, including with respect to new hires or transitions. A summary of the 2024 terms and applicable award opportunities, granted by the Committee to the NEOs, is provided below.

During the beginning of 2024, the CEO recommended employees (other than with respect to himself) to the Committee for participation in the ELTI for 2024 and their respective specific levels of proposed participation. Awards granted to eligible employees under the ELTI may be in the form of RSUs, PSUs, or both. To pursue the key objective of linking executive compensation with Company performance, the Committee generally aims to deliver at least 50% of the grant value of the 2024 awards as PSUs.

The Committee approved the 2024 RSU awards on February 8, 2024, and the PSU awards (for the 36-month performance period of January 1, 2024 through December 31, 2026) on March 7, 2024. The 2024 awards are as follows. The Committee

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Compensation Discussion and Analysis

approved target LTI awards for the NEOs as follows: Mr. Carstanjen, $6,800,000; Mr. Mudd, $3,000,000; Ms. Dall, $2,200,000; Mr. Blackwell, $1,100,000; and Ms. Adams, $1,100,000. Once the target LTI awards were established, the number of shares subject the 2024 RSU awards and the 2024 PSU awards was determined based on the closing stock price as of February 8, 2024. The table below sets forth the number of shares subject to the RSUs and PSUs granted to each NEO, which were based on an allocation of approximately 50% RSUs and 50% PSUs. The table also reflects the grant date fair value of the RSUs and PSUs for accounting purposes. Because the accounting value for the PSUs is based on the Monte-Carlo simulation model using the stock price as of the PSU grant date of March 7, 2024, the grant date fair value of the PSUs for accounting purposes may differ from the target LTI award.

	RSUs		PSUs		Total
Executive Officer	#	$(1)	#	$(2)	#	$(3)

William C. Carstanjen	27,645	3,400,335	27,643	3,185,026	55,288	6,585,361

William E. Mudd	12,198	1,500,354	12,196	1,405,223	24,394	2,905,577

Marcia A. Dall	8,946	1,100,358	8,944	1,030,528	17,890	2,130,886

Bradley K. Blackwell	4,473	550,179	4,472	515,264	8,945	1,065,443

Maureen Adams	4,473	550,179	4,472	515,264	8,945	1,065,443

(1)

The grant date fair value of the time-vesting RSUs was calculated utilizing the closing price of the Company’s Common Stock as of February 8, 2024 multiplied by the total number of time-vesting RSUs granted.

(2)

The grant date fair value for the PSUs was calculated based on the probable achievement of the performance goals and a Monte-Carlo simulation model, which factors in the value of the relative TSR modifier (defined below) that is applied to the award before the share-based payment vests. The PSUs represent the target opportunity, and corresponding fair value, available to the grantees should the Company achieve the pre-determined performance metrics. Actual shares that vest pursuant to the PSUs may be more or less given the performance on the selected metrics discussed below.

(3)

While the accounting value decreased year-over-year due to the impact of the Monte-Carlo simulation model, the target value of the long-term incentive awards for each NEO was consistent with the 2024 target values.

With respect to the PSU awards in the table above, performance will be based on the following three performance measures during the 36-month period from January 1, 2024 through December 31, 2026 (the “Performance Period”):

1)

2-Year Cumulative Adjusted Earnings before Interest, Tax, Depreciation and Amortization (“Adjusted EBITDA”) (50% weight). Adjusted EBITDA measured during the two-year period beginning as of the start of the Performance Period relative to the pre-established goals set for such measurement period, will be derived from the Company’s consolidated financial statements with any necessary adjustments similar to those described further below;

2)

3-Year Cumulative Cash Flow Metric (“Cash Flow Metric”) (50% weight). Cumulative Cash Flow (i.e. the sum of the free cash flows from the annual periods ending December 31 of each of 2024, 2025, and 2026, respectively, where the Cash Flow Metric goals are set at the beginning of each of those three periods) will also be derived from the Company’s consolidated financial statements with any necessary adjustments similar to those described further below; and

3)

Relative Total Shareholder Return Modifier. The Company’s TSR modifier will be determined by ranking the return on the Company’s shares against those of the companies in the Russell 1000 index, in each case, over the Performance Period. The PSU awards determined by the Adjusted EBITDA and Cash Flow Metric performance goals described above will then be adjusted based on the Company’s relative TSR performance, by increasing the PSU awards by 25% if the Company’s TSR is in the top quartile of the Russell 1000 index, decreasing the PSU awards by 25% if the Company’s TSR is in the bottom quartile of the Russell 1000 index, and providing no change to the PSU awards if the Company’s TSR is in the middle two quartiles.

The maximum number of PSUs that can be earned for the Performance Period is 250% of target, with payout for each performance measure determined by a payout curve, as achievement that lies between two goals will be interpolated. At the end of the Performance Period, the Committee will review performance achieved on each pre-established performance measure.

With respect to the RSU awards, the RSUs vest in one third (1/3) increments on each of December 31, 2024, December 31, 2025, and December 31, 2026 respectively, subject to the executive’s continued employment through the applicable vesting date or as otherwise provided for in the underlying award agreement.

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Compensation Discussion and Analysis

With respect to the performance period and related PSU awards under the ELTI for January 1, 2022 through December 31, 2024, the actual performance was certified by the Committee at its February 2025 meeting (with a TSR at 19%, in the top 42% of the Russell 2000 over the performance period) as set forth below:

$ in Millions	Target	Maximum	Actual	% of Target	Projected Payout	Weighted Payout

2-year Cumulative Adjusted EBITDA:	$1,715.0	$2,058.0	$2,062.1	120.2%	200%	100%

3-year Cumulative Cash Flow Metric:	$1,482.0	$1,778.4	$1,969.9	132.9%	200%	100%

Total Weighted Payout:		200%

TSR Modifier:		100%

Target Multiplier:		100%

•	Adjusted EBITDA—as defined in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Form 10-K for the fiscal year ended December 31, 2024.

	2022	2023

Adj. EBITDA as reported in the 2024 Form 10-K	$763.6	$1,023.9

Calder Land Sale Adjustment	$274.6	N/A

Adjusted EBITDA for Compensation Purposes ($ in millions)	$1,038.2	$1,023.9

•

Cash Flow Metric—Our cash flow metric is defined as Cash Flows from Operating Activities and Discontinued Operations in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Form 10-K for the fiscal year ended December 31, 2024, not including the impact from the change in restricted cash, plus distributions of capital from equity investments less capital maintenance expenditures.

$ in millions	2022	2023		2024

Cash Flow from Operating Activities	$510.8	$605.3		$771.7

Operating Activities of Discontinued Operations	$26.0	$0.5		$1.0

Capital Maintenance Expenditures	$(50.2)	$(77.7)		$(83.6)

Change in Restricted Cash	$(10.6)	$12.0	(1)	$0.1

Calder Land Sale Adjustment	$279.0	N/A		N/A

Proceeds from Equity Transaction	N/A	N/A		$(14.4)

Cash Flow Metric	$755.0	$540.1		$674.8

(1)	Change in Restricted Cash excludes receipt of proceeds from the pending United Tote Company equity transaction.

•

Total Shareholder Return—defined as the Company’s stock price as of the end of the measurement period, assuming reinvestment of dividends, divided by the Company’s stock price as of the beginning of the measurement period. The Company’s Total Shareholder Return for the period January 1, 2022 through December 31, 2024 was 19%.

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Compensation Discussion and Analysis

Based on the performance achievement as discussed above, the participating NEOs received PSUs as follows:

Name(1)	Target PSU Award	Target Multiplier	PSU Payout(1)

William C. Carstanjen	29,406	200%	58,812

William E. Mudd	13,368	200%	26,736

Marcia A. Dall	9,802	200%	19,604

Bradley K. Blackwell	4,902	200%	9,804

Maureen Adams	4,456	200%	8,912

(1)

In 2025, the Committee offered the cash-settlement of the 2022 PSU awards to each NEO. Mr. Carstanjen, Mr. Mudd, Mr. Blackwell, and Ms. Adams accepted the Committee’s offer to settle the awards in cash. Accordingly, in February 2025, the 2022 PSU awards were settled in cash after certification by the Committee that the Company achieved the required level of performance. The cash amounts paid to the participating NEOs with respect to the 2022 PSU awards were based upon the closing price of the Company’s Common Stock on February 6, 2025 ($123.27 per share). Ms. Dall elected to receive settlement of the awards in Company Common Stock.

Executive Stock Ownership Guidelines

Our Board of Directors has adopted minimum stock ownership guidelines for our executive officers. The principal objective of the guidelines is to enhance the linkage between the interests of shareholders and our executive officers by requiring a meaningful, minimum level of stock ownership. The current guidelines provide that, within five (5) years of becoming subject to the stock ownership guidelines, our CEO should own shares valued at an amount equal to at least six times (6x) his base salary, our President & COO should own shares valued at an amount equal to at least four times (4x) his base salary, and our other executive officers should own shares valued at an amount equal to at least three times (3x) the executive’s base salary. As of the Record Date, each NEO met or exceeded the guidelines or were within the five (5) year transition period.

Executive Officer	Ownership Guidelines	Met Guidelines

William C. Carstanjen	6x	✓

William E. Mudd	4x	✓

Marcia A. Dall	3x	✓

Bradley K. Blackwell	3x	✓

Maureen Adams	3x	Transition Period(1)

✓	=	Met guidelines.

(1)	Ms. Adams became an NEO in 2022 and will not be required to satisfy the Executive Stock Ownership Guidelines until July 2027.

Anti-Hedging Policy

Under the terms of the Company’s Insider Trading Policy, our directors, officers and other employees are prohibited from engaging in hedging and monetization transactions and transactions that involve exchange-traded options or short sales of the Company’s securities. Because hedging transactions might permit a director, officer or other employee to continue to own our securities without the full rewards and risks of ownership, such hedging transactions are prohibited.

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Compensation Discussion and Analysis

Anti-Pledging and Margin Accounts Policy

Under the terms of the Company’s Insider Trading Policy, our directors and officers are prohibited from pledging Company securities or holding Company securities in a margin account. A margin or foreclosure sale that occurs while a director or officer is aware of material non-public information may, under some circumstances, result in unlawful insider trading. Accordingly, pledging Company securities or holding Company securities in a margin account by our directors or officers are prohibited.

Clawback Policy

Under the terms of the Company’s Policy on Recoupment of Incentive Compensation, the NEOs’ incentive compensation is subject to “clawback” in the event of a restatement of the Company’s financial statements due to material noncompliance, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Upon any such restatement, the amount to be recovered shall be the excess of the incentive-based compensation received by the NEO during the three fiscal years prior to the restatement based on the erroneous data and calculated without regard to any taxes paid or withheld, over the incentive-based compensation that would have been received by the NEO had it been calculated based on the restated financial information.

Deferred Compensation and Other Benefits

The Company’s philosophy is to provide retirement and savings benefits to executives which are commonly provided by other public companies. The benefits available to executives include:

401(k). The Company maintains the Churchill Downs Incorporated 401(k) Retirement Plan (the “401(k) Retirement Plan”), which is a profit sharing plan that is intended to be a qualified retirement plan under Section 401(a) of the Internal Revenue Code (the “Code”). The 401(k) Retirement Plan allows all employees who meet the eligibility requirements to become participants. Participants may make salary deferral contributions pursuant to Section 401(k) of the Code up to limits prescribed by the plan and the Code. The Company makes matching contributions with respect to such salary deferrals at a rate of 100% on the first 3% of compensation deferred and 50% on deferrals in excess of 3% of compensation deferred but no more than 5% of compensation deferred. Salary deferral contributions and matching contributions are fully vested at all times. Participants are allowed to direct investment of their accounts under the 401(k) Retirement Plan into as many as 27 investment options. All assets of the 401(k) Retirement Plan are held in a trust that is intended to be qualified under Section 501 of the Code.

Equity Award Deferral Plan. The Company maintains the Amended and Restated Churchill Downs Incorporated Equity Award Deferral Plan (the “Deferral Plan”). Under the Deferral Plan, certain individual employees who are management or highly compensated employees of the Company may elect to defer settlement of equity awards granted to them pursuant to the 2016 Plan that are due to be earned and that would otherwise be settled with respect to a given year pursuant to the terms of an equity award agreement between the Company and such employees. In December 2024, the Deferral Plan was amended and restated in order to permit participants approved by the Committee to elect to have their earnings on their balances under the plan be calculated based on deemed investment allocations other than notional investments in Company Common Stock.

Please see the 2024 Nonqualified Deferred Compensation Table, on page 58, and the accompanying narrative below for further information regarding the Deferral Plan.

Allowances and Other Benefits. The Company’s standard, non-cash executive benefits are Company-paid premiums on executive term life insurance and an optional supplemental long-term disability income plan for each NEO. These plans provide benefits which are similar to those provided to eligible employees, but extend the benefit levels to reflect the income of the executive officers. Occasionally a spouse or other guest may accompany executive officers on corporate aircraft when the aircraft is already scheduled for business purposes and can accommodate additional passengers. In those cases, there is no aggregate incremental cost to the Company and, as a result, no amount is reflected in the 2024 Summary Compensation Table for such instances.

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Compensation Discussion and Analysis

Post-Termination Arrangements. The Committee believes that arrangements that provide benefits upon termination or a change in control of the Company support the goals of attracting and retaining qualified executives. Such benefits include clarifying the terms of employment and reducing the risks to the executive where the executive believes that either the Company may undergo a merger or be acquired. In addition, the Committee believes that such agreements align the interests of executives with the interests of shareholders if a qualified offer to acquire the Company is made, in that each of the executives would likely be aware of or involved in any such negotiation and it is to the benefit of shareholders to have the executives negotiating in the best interests of the Company without regard to their personal financial interests. The Committee has adopted forms of Executive Change in Control, Severance and Indemnity Agreements (the “Change in Control Agreements”) applicable to the NEOs. The terms of the Change in Control Agreements were determined after considering market data and the input of the Committee’s independent compensation consultant at the time. The Change in Control Agreements provide, subject to the Company receiving a general release of claims from the executive, severance benefits in the event the executive’s employment is terminated (i) by the Company other than for “Cause” (as defined in the Change in Control Agreements) or due to “Disability” (as defined in the Change in Control Agreements) or death or (ii) by the executive for “Good Reason” (as defined in the Change in Control Agreement), with enhanced benefits for a termination in connection with a “Change in Control” (as defined in the Change in Control Agreement). All equity-based awards in effect at the time of termination for the aforementioned reasons will remain governed by the applicable plan or award agreement. The Change in Control Agreements do not provide for any tax gross-ups for excise taxes payable following a Change in Control.

Please see the “Potential Payments Upon Termination or Change of Control” section for a summary of the severance benefits payable to the NEOs under their applicable Change in Control Agreements.

Compensation Committee Report

The Committee has reviewed and discussed the information appearing above under the heading “Compensation Discussion and Analysis” with management and, based on that review and discussion, has recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2024.

Compensation Committee of the Board of Directors:

Daniel P. Harrington, Chair

Douglas C. Grissom

Andréa Carter

Paul C. Varga

R. Alex Rankin, ex officio

52	2025 Proxy Statement

2024 Summary Compensation Table

2024 SUMMARY COMPENSATION TABLE

The following table provides information regarding compensation earned by our Chief Executive Officer, President & Chief Operating Officer, Executive Vice President and Chief Financial Officer, Executive Vice President and General Counsel and Executive Vice President, Gaming Operations (sometimes referred to in this proxy statement as the “Named Executive Officers” or “NEOs”) in 2024, 2023 and 2022.

Name and Principal Position	Year	Base Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)

William C. Carstanjen Chief Executive Officer	2024	1,776,923	-0-	6,585,361	6,714,460	26,919	15,103,663
	2023	1,626,923	-0-	7,051,043	3,511,979	21,689	12,211,634
	2022	1,500,000	-0-	6,538,424	4,035,025	19,664	12,093,113

William E. Mudd President and Chief Operating Officer	2024	1,230,462	-0-	2,905,577	2,305,298	21,561	6,462,898
	2023	1,184,615	-0-	3,111,080	1,824,405	20,175	6,140,275
	2022	1,100,000	-0-	2,972,375	2,113,585	18,346	6,204,306

Marcia A. Dall Executive Vice President and Chief Financial Officer	2024	915,156	-0-	2,130,886	1,508,817	28,539	4,583,398
	2023	885,961	-0-	2,281,448	1,194,073	22,945	4,384,427
	2022	826,923	-0-	2,179,699	1,437,238	20,452	4,464,312

Bradley K. Blackwell Executive Vice President and General Counsel	2024	742,308	-0-	1,065,443	1,119,077	20,212	2,947,040
	2023	684,615	-0-	1,140,724	851,389	18,746	2,695,474
	2022	584,615	-0-	1,089,960	783,948	16,904	2,475,427

Maureen Adams Executive Vice President, Gaming Operations	2024	640,865	-0-	1,065,443	864,487	26,895	2,597,690
	2023	617,308	-0-	1,140,724	684,152	21,317	2,463,501
	2022	538,038	-0-	991,016	707,090	19,774	2,255,918

(1)

In accordance with the SEC executive compensation disclosure rules, the amounts shown in 2024 for stock awards represent the grant date fair value of such awards determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”), but disregarding the estimate of forfeitures, in connection with service-based RSUs and PSUs granted pursuant to the ELTI to each of our NEOs in 2024. The amounts included in the Stock Awards column for the PSUs granted during 2024 are calculated based on the probable satisfaction of the performance conditions for such awards as of the date of grant. Assuming the highest level of performance is achieved for the 2024 PSUs, the maximum value of such PSUs at the grant date would be as follows: Mr. Carstanjen—$7,819,514; Mr. Mudd—$3,449,944; Ms. Dall—$2,530,034; Mr. Blackwell—$1,265,017; and Ms. Adams—$1,265,017. See Note 10 to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for a discussion of the relevant assumptions used in calculating the amounts reported for 2024.

(2)	Amounts in this column represent payments for performance under the EAIP. The NEOs received their 2024 EAIP awards in February 2025.

(3)

The table below shows the components of this column for 2024, which include the Company match for each individual’s defined contribution plan contributions, life insurance premiums, and supplemental long-term disability insurance premiums.

2025 Proxy Statement	53

All Other Compensation for Fiscal Year Ended December 31, 2024

ALL OTHER COMPENSATION FOR FISCAL YEAR ENDED DECEMBER 31, 2024

Name	Company Contributions Under Defined Contribution Plans(1) ($)	Life Insurance Premiums(2) ($)	Supplemental Long-Term Disability Insurance Premiums(3) ($)	Total All Other Compensation ($)

William C. Carstanjen	13,800	10,384	2,735	26,919

William E. Mudd	13,800	4,595	3,166	21,561

Marcia A. Dall	13,800	8,863	5,876	28,539

Bradley K. Blackwell	13,800	3,171	3,241	20,212

Maureen Adams	13,800	7,016	6,079	26,895

(1)	This amount consists of Company contributions to 401(k) plans.

(2)	The NEOs receive group life coverage equal to two times (2x) base salary with a $3 million maximum. The amounts in this column are the premiums for the NEOs’ coverage.

(3)

The NEOs receive long-term disability coverage equal to sixty percent (60%) of their base salary with a $10,000 per month maximum in the event of a long-term disability. The Company offers supplemental long-term disability income insurance to help fill the gap between the executive’s regular monthly net income and the amount that would be paid under the Company’s standard long-term disability insurance policy that is available to other salaried employees. The amounts in this column are the premiums for the NEOs’ supplemental coverage paid by the Company.

54	2025 Proxy Statement

Grants of Plan-Based Awards for Fiscal Year Ended December 31, 2024

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR ENDED DECEMBER 31, 2024

The grants in the following table are generally described in the CD&A, beginning on page 36.

		Estimated Future Payout under Non-Equity Incentive Plan Awards(1)			Estimated Future Payout under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Threshold ($)(4)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)

William C. Carstanjen		1,687,500	4,500,000	9,000,000

	02/08/2024							27,645	3,400,335

	03/07/2024				10,366	27,643	69,108		3,185,026

William E. Mudd		579,375	1,545,000	3,090,000

	02/08/2024							12,198	1,500,354

	03/07/2024				4,574	12,196	30,490		1,405,223

Marcia A. Dall		379,201	1,011,203	2,022,405

	02/08/2024							8,946	1,100,358

	03/07/2024				3,354	8,944	22,360		1,030,528

Bradley K. Blackwell		281,250	750,000	1,500,000

	02/08/2024							4,473	550,179

	03/07/2024				1,677	4,472	11,180		515,264

Maureen Adams		217,266	579,375	1,158,750

	02/08/2024							4,473	550,179

	03/07/2024				1,677	4,472	11,180		515,264

(1)

Represents annual incentive bonus opportunities under the EAIP for each of the NEOs. See “Executive Annual Incentive Plan” beginning on page 45. Actual bonus payments for 2024 are listed under Non-Equity Incentive Plan Compensation in the 2024 Summary Compensation Table on page 53.

(2)

Represents the PSUs granted under the ELTI to each of the NEOs, which vest based on the Company’s performance with respect to Adjusted EBITDA for compensation purposes (measured over the 2024-2025 performance period) and a cash flow metric (measured over the 2024-2026 performance period). The vesting of these awards is also subject to a TSR modifier measured over the 2024-2026 performance period), which could increase or decrease the number of shares earned under an award by 25%, as more fully explained on pages 47-50.

(3)

Represents RSUs granted under the ELTI to each of the NEOs, which are scheduled to vest over three years in equal annual installments (on December 31, 2024, December 31, 2025, and December 31, 2026), subject generally to the NEO’s continued employment through the applicable vesting date.

(4)

The EAIP threshold represents a 50% payout of the pre-established financial performance goal, which constitutes 75% of the target EAIP payout, based upon achievement of the minimum annual Adjusted EBITDA target. The individual performance goal has a range of 0% to 200% payout depending on achievement of goals, which constitutes the remaining 25% of the total EAIP payout and is not included in the threshold.

2025 Proxy Statement	55

Outstanding Equity Awards at Fiscal Year-End for Fiscal Year Ended December 31, 2024

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR FISCAL YEAR ENDED DECEMBER 31, 2024

The following table provides information regarding unvested stock awards held by each of the NEOs on December 31, 2024. As of such date, none of our NEOs held any outstanding option awards.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

William C. Carstanjen	179,446	23,963,219	54,865	7,326,672

William E. Mudd	107,102	14,302,401	24,206	3,232,469

Marcia A. Dall	8,900	1,188,506	17,752	2,370,602

Bradley K. Blackwell	6,084	812,457	8,876	1,185,301

Maureen Adams	5,936	792,693	8,876	1,185,301

(1)

Represent awards under the ELTI consisting of RSUs and PSUs for continued employment periods from January 1, 2023 - December 31, 2026, including the 2018 PSUs granted to Messrs. Carstanjen and Mudd which remain subject to time-based vesting. The 179,446 RSUs for Mr. Carstanjen vest as follows: 151,942 units on October 30, 2025; 18,289 units on December 31, 2025; and 9,215 units on December 31, 2026. The 107,102 RSUs for Mr. Mudd vest as follows: 94,966 units on October 30, 2025; 8,070 units on December 31, 2025; and 4,066 units on December 31, 2026. The 8,900 RSUs for Ms. Dall vest as follows: 5,918 units on December 31, 2025; and 2,982 units on December 31, 2026. The 6,084 RSUs for Mr. Blackwell vest as follows: 1,634 units on February 10, 2025; 2,959 units on December 31, 2025; and 1,491 units on December 31, 2026. The 5,936 RSUs for Ms. Adams vest as follows: 1,486 units on February 10, 2025; 2,959 units on December 31, 2025; and 1,491 units on December 31, 2026.

(2)	Based on the December 31, 2024 closing price of CHDN of $133.54 per share.

(3)

Represent awards under the ELTI consisting of PSUs for certain performance periods from January 1, 2023 through December 31, 2026, which are subject to vesting upon meeting the performance criteria at the end of each applicable performance period. The 54,865 PSUs for Mr. Carstanjen are subject to vesting on the following dates: 27,222 units on December 31, 2025 and 27,643 units on December 31, 2026. The 24,206 PSUs for Mr. Mudd are subject to vesting on the following dates: 12,010 units on December 31, 2025 and 12,196 units on December 31, 2026. The 17,752 PSUs for Ms. Dall are subject to vesting on the following dates: 8,808 units on December 31, 2025 and 8,944 units on December 31, 2026. The 8,876 PSUs for Mr. Blackwell are subject to vesting on the following dates: 4,404 units on December 31, 2025 and 4,472 units on December 31, 2026. The 8,876 PSUs for Ms. Adams are subject to vesting on the following dates: 4,404 units on December 31, 2025 and 4,472 units on December 31, 2026. For purposes of this table, the PSUs are reported assuming target performance.

56	2025 Proxy Statement

Stock Vested for Fiscal Year Ended December 31, 2024

STOCK VESTED FOR FISCAL YEAR ENDED DECEMBER 31, 2024

The following table provides information concerning vesting of stock awards during 2024 for each of the NEOs. None of our NEOs held any stock options during 2024.

	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)

William C. Carstanjen	238,845	$32,877,637

William E. Mudd	134,228	$18,641,673

Marcia A. Dall	28,790	$3,643,284

Bradley K. Blackwell	15,975	$2,001,169

Maureen Adams	13,989	$1,755,830

(1)

The RSUs vested reflect the market value of the stock on the day the stock vested. In 2025, the Committee offered the cash-settlement of the 2022 PSU awards and Mr. Carstanjen, Mr. Mudd, Mr. Blackwell, and Ms. Adams accepted the Committee’s offer to settle the awards in cash. Accordingly, in February 2025, the 2022 PSU awards for the participating NEOs were settled in cash after certification by the Committee that the Company achieved the required level of performance, based upon the closing price of the Company’s Common stock on February 6, 2025 ($123.27 per share). Ms. Dall elected to receive settlement of the awards in Company Common Stock.

2025 Proxy Statement	57

Nonqualified Deferred Compensation for Fiscal Year Ended December 31, 2024

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR ENDED DECEMBER 31, 2024

The following table provides information regarding the deferred settlement of RSUs granted to certain NEOs pursuant to the 2016 Plan, in accordance with the Deferral Plan adopted by the Company, effective January 1, 2020 and compensation that had been previously deferred by the NEOs pursuant to the terms of the Company’s legacy nonqualified deferred compensation plan.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings (Losses) in Last Fiscal Year ($)	Aggregate Withdrawals Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(1)(2)

William C. Carstanjen

Deferral Plan	-0-	-0-	(69,652)	-0-	9,402,548

Legacy Nonqualified Deferred Compensation Plan	-0-	-0-	-0-	-0-	-0-

William E. Mudd

Deferral Plan	-0-	-0-	-0-	-0-	-0-

Legacy Nonqualified Deferred Compensation Plan	-0-	-0-	160,276	-0-	1,237,637

Marcia A. Dall

Deferral Plan	-0-	-0-	(7,726)	-0-	1,046,567

Legacy Nonqualified Deferred Compensation Plan	-0-	-0-	60,999	-0-	401,723

Bradley K. Blackwell

Deferral Plan	-0-	-0-	-0-	-0-	-0-

Legacy Nonqualified Deferred Compensation Plan	-0-	-0-	14,736	-0-	111,975

Maureen Adams

Deferral Plan	-0-	-0-	-0-	-0-	-0-

Legacy Nonqualified Deferred Compensation Plan	-0-	-0-	12,025	-0-	83,593

(1)

Amounts in this column represent the market value of RSUs which vested on December 31, 2024 but were elected to be deferred under the Deferral Plan. For purposes of this disclosure, market value is determined using the December 31, 2024 closing price of CHDN of $133.54 per share.

(2)	Of the totals in this column, the following totals have been reported in the Summary Compensation Table for the previous three (3) years:

Name	2022 ($)	2023 ($)	2024 ($)(1)

William C. Carstanjen	2,474,923	1,358,161	-0-

William E. Mudd	-0-	-0-	-0-

Marcia A. Dall	275,432	-0-	-0-

Bradley K. Blackwell	-0-	-0-	-0-

Maureen Adams	-0-	-0-	-0-

(1)

Amounts in this column represent the market value of RSUs which vested on December 31, 2024 but were elected to be deferred under the Deferral Plan. For purposes of this disclosure, market value is determined using the December 31, 2024 closing price of CHDN of $133.54 per share. For 2024, no NEO deferred any of their RSUs.

58	2025 Proxy Statement

Nonqualified Deferred Compensation for Fiscal Year Ended December 31, 2024

Under the Deferral Plan, an account has been established and maintained for each participant, and each participant’s account has been credited with all RSUs and any applicable dividend equivalents allocated to such participant. In December 2024, the Deferral Plan was amended and restated in order to permit participants approved by the Committee to elect to have their earnings on their balances under the plan be calculated based on deemed investment allocations other than notional investments in Company common stock. A participant’s account under the Deferral Plan will be settled on the earlier of: (i) the participant’s separation from service with the Company or (ii) the date fixed in such participant’s plan participation agreement.

The Nonqualified Deferred Compensation table above shows information about the Company’s legacy nonqualified deferred compensation plan. In December 2019, this plan was frozen with respect to future contributions. Participants can elect to receive their deferred compensation balance (i) upon termination of employment through a lump sum payment or (ii) while employed by the Company provided that the initial distribution date is at least five (5) years from the initial participation date, in which case distributions may be made on a monthly basis or in a lump sum.

2025 Proxy Statement	59

Potential Payments Upon Termination or Change of Control

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to the NEOs in the event of a termination of employment. None of our compensation arrangements with our NEOs provide for single trigger vesting or severance benefit upon a change in control (“CIC”) of the Company without a related or subsequent qualifying termination of employment. The amount of compensation payable to each NEO in each situation as of December 31, 2024 is listed in the table below.

Name	Cash Severance Payment ($)		Acceleration & Continuation of Equity Awards ($)(1)		Total Benefits ($)

William C. Carstanjen

Involuntary or good reason termination	17,109,758		27,617,185	(3)	44,726,943

Change in control without termination	-0-		-0-		-0-

Death or Disability	4,500,000	(2)	27,617,185	(4)	32,117,185

Involuntary or good reason termination within 2 years of a CIC	17,109,758		31,289,891	(5)	48,399,649

William E. Mudd

Involuntary or good reason termination	5,722,570		15,914,496	(3)	21,637,066

Change in control without termination	-0-		-0-		-0-

Death or Disability	1,545,000	(2)	15,914,496	(4)	17,459,496

Involuntary or good reason termination within 2 years of a CIC	7,113,070		17,534,870	(5)	24,647,940

Marcia A. Dall

Involuntary or good reason termination	2,897,185		2,370,780	(3)	5,267,965

Change in control without termination	-0-		-0-		-0-

Death or Disability	1,011,203	(2)	2,370,780	(4)	3,381,983

Involuntary or good reason termination within 2 years of a CIC	3,862,424		3,559,108	(5)	7,421,532

Bradley K. Blackwell

Involuntary or good reason termination	2,256,070		1,403,594	(3)	3,659,664

Change in control without termination	-0-		-0-		-0-

Death or Disability	750,000	(2)	1,403,594	(4)	2,153,594

Involuntary or good reason termination within 2 years of a CIC	3,006,070		1,997,758	(5)	5,003,828

Maureen Adams

Involuntary or good reason termination	1,837,588		1,383,831	(3)	3,221,419

Change in control without termination	-0-		-0-		-0-

Death or Disability	579,375	(2)	1,383,831	(4)	1,963,206

Involuntary or good reason termination within 2 years of a CIC	2,449,151		1,977,994	(5)	4,427,145

(1)

Represents the market value as of December 31, 2024 of stock awards accelerated or continued in each scenario. For purposes of this disclosure, market value is determined using the December 31, 2024 closing price of CHDN of $133.54 per share.

(2)	Represents the pro rata bonus for the year of death or disability based on the target bonus the executive was eligible to receive for that year.

60	2025 Proxy Statement

Potential Payments Upon Termination or Change of Control

(3)

Represents (i) continued vesting of all unvested RSUs as of the termination date, plus (ii) continued vesting of all PSUs based on performance through the entire performance period, pro-rated for the time the NEO was employed during that performance period. For purposes of this table, all PSUs values are based on target performance.

(4)

Represents (i) accelerated vesting of all unvested RSUs as of the termination date, plus (ii) continued vesting of all PSUs based on performance through the entire performance period, pro-rated for the time the NEO was employed during that performance period. For purposes of this table, all PSUs values are based on target performance.

(5)	Represents one hundred percent (100%) of all unvested RSU and PSU awards (based on to-date performance as of the termination date) granted under the 2016 Plan and the ELTI.

Non-Solicit Provisions

The NEOs each entered into an Executive Change in Control, Severance and Indemnity Agreement (the “Change in Control Agreements”) with the Company. Pursuant to each of these agreements, each NEO is subject to a two-year non-solicitation period after the termination of their employment with the Company for any reason, during which they may not solicit any employee of the Company to leave employment with the Company or solicit any customer of the Company for the purpose of engaging in business with them that competes with the business engaged in by the Company.

Severance Benefits

The Change in Control Agreements provide for the following principal severance provisions upon termination by the Company without cause or by the executive upon constructive termination or for good reason (as defined in each agreement):

Mr. Carstanjen and Mr. Mudd. The Change in Control Agreement executed by Mr. Carstanjen and Mr. Mudd in 2018 provides that, upon termination by the Company without cause or by the executive upon constructive termination or for good reason, the executive will be entitled to receive (a) an amount in cash equal to, in the case of Mr. Carstanjen, 2 times and, in the case of Mr. Mudd, 1.5 times the sum of (x) the executive’s annual base salary and (y) the amount of the executive’s annual target bonus for the year in which the executive was terminated, (b) a lump sum amount equal to the prorated in-cycle bonus of executive’s target bonus for the year in which the executive’s termination of employment occurs, (c) treatment of all equity-based awards per the terms of the applicable plan, award or agreement, and (d) a lump sum cash payment equal to the total premiums for medical, dental and vision benefits for a three-month period.

Ms. Dall, Mr. Blackwell and Ms. Adams. The Change in Control Agreement executed by Ms. Dall in 2020, and Mr. Blackwell and Ms. Adams in 2022, provides that, upon termination by the Company without cause or by the executive upon constructive termination or for good reason, the executive will be entitled to receive (a) an amount in cash equal to 1.5 times the sum of (x) the executive’s annual base salary and (y) the amount of the executive’s annual target bonus for the year in which the executive was terminated, (b) treatment of all equity-based awards per the terms of the applicable plan, award or agreement, and (c) a lump sum cash payment equal to the total premiums for medical, dental and vision benefits for a three-month period.

Change in Control Benefits. The current agreements for the NEOs also provide for the following change in control provisions: if the executive is terminated within two years following a change in control, the NEO will receive severance as provided above, except that the salary and bonus severance multiple shall in each case be 2x.

In the event that any payments to any of the NEOs are subject to the excise tax imposed by Section 4999 of the Code, such payments shall be reduced to one dollar ($1) below the maximum amount of payments that will not be subject to such tax; provided, however, that the foregoing limitation shall not apply in the event the total payments to the NEO, on an after-tax basis, would exceed the after-tax benefits to the NEO if such limitation applied. The NEO shall bear the expense of any and all excise taxes due on any payments that are deemed to be “excess parachute payments” under Section 280G of the Code.

2025 Proxy Statement	61

Pay Ratio

PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of Mr. Carstanjen, our Chief Executive Officer. To understand this disclosure, we think it is important to give context to our operations. Our business is seasonal and relies heavily on seasonal, part-time and hourly workers. In addition, our gaming business operation also employs many part time hourly employees. In total, approximately 76.4% of our workforce consists of hourly employees.

We strive to create a compensation program that is competitive in terms of both the position and the geographic location in which the employee is located. Accordingly, our pay structures vary among employees based on position and geographic location.

Identification of Median Employee

For 2024, we elected to use December 31, 2024 as the date on which to determine our median employee. As of December 31, 2024, we had approximately 8,879 employees. For purposes of identifying the median employee, we ran a report for all year-to-date taxable compensation for employees as of the selection date, and sorted by the total compensation.

Using this methodology, we determined our median employee was a full-time, hourly employee with an annual total compensation of $29,775. We used base cash compensation as our compensation measure as it is the principal form of compensation delivered to all of our employees and annualized compensation for full-time and part-time employees hired during 2024 who did not work an entire year. In determining the annual total compensation of the median employee, we calculated such employee’s compensation in accordance with Item 402(c)(2)(x) of Regulation S-K as required pursuant to SEC executive compensation disclosure rules. This calculation is the same calculation used to determine total compensation for purposes of the 2024 Summary Compensation Table with respect to each of the NEOs.

Ratio (2024)

Median Annual Total Compensation (excluding CEO)	$29,775

CEO Annual Total Compensation	$15,103,663

Pay Ratio	507 to 1

SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

62	2025 Proxy Statement

Pay Versus Performance

PAY VERSUS PERFORMANCE
Pursuant to Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation
S-K,
the Pay Versus Performance Table (set forth below) is required to include “Compensation Actually Paid,” as calculated per SEC disclosure rules, to the Company’s principal executive officer (“PEO”) and the Company’s non-PEO
NEOs, as noted below. “Compensation Actually Paid” represents a new required calculation of compensation that differs significantly from the Summary Compensation Table calculation of compensation, the NEO’s realized or earned compensation, as well as from the way in which the Compensation Committee views annual compensation decisions, as discussed in the CD&A. The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by NEOs, including with respect to RSUs and PSUs which remain subject to forfeiture if the vesting conditions are not satisfied.

Year (1)	Summary Compensation Table Total for PEO ($) (2)	Compensation Actually Paid to PEO ($) (3)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (2)	Average Compensation Actually Paid to Non-PEO NEOs ($) (3)	Value of Initial Fixed $100 Investment Based On: (4)		Net Income (Loss) (in millions) ($)	Adjusted EBITDA (in millions) (6)
					Total Shareholder Return ($) (4)	Peer Group Total Shareholder Return ($) (5)

2024	15,103,663	20,419,147	4,147,757	5,452,616	197.63	129.80	426.8	1,159.2

2023	12,211,634	27,983,078	3,920,919	6,776,749	199.12	114.83	417.3	1,023.9

2022	12,093,113	7,804,678	3,849,991	2,945,887	155.52	82.99	439.4	763.6

2021	13,755,283	43,164,399	4,490,694	10,733,870	176.65	115.80	249.1	627.0

2020	10,491,139	40,031,657	3,304,200	9,720,189	142.44	119.14	(81.9)	286.5

(1)	Mr. Carstanjen served as the Company’s PEO for the entirety of 2020, 2021, 2022, 2023, and 2024 and the Company’s other NEOs for the applicable years were as follows:

–	2024: William E. Mudd; Marcia A. Dall; Bradley K. Blackwell; and Maureen Adams
–	2023: William E. Mudd; Marcia A. Dall; Bradley K. Blackwell; and Maureen Adams
–	2022: William E. Mudd; Marcia A. Dall; Bradley K. Blackwell; and Maureen Adams
–	2021: William E. Mudd; Marcia A. Dall; and Austin Miller
–	2020: William E. Mudd; Marcia A. Dall; and Austin Miller

(2)
Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table for the applicable year in the case of Mr. Carstanjen and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for the Company’s NEOs reported for the applicable year other than Mr. Carstanjen.

(3)
To calculate “Compensation Actually Paid” under SEC disclosure rules, adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year. Reconciliations of the adjustments for Mr. Carstanjen and for the average of the other NEOs are set forth in the tables below. Based on the required methodology for calculating “Compensation Actually Paid” under SEC disclosure rules, “Compensation Actually Paid” fluctuates most significantly based on changes in the Company’s stock price during the vesting period of the award. Accordingly, the values shown as “Compensation Actually Paid” reflect the increase or decrease in the value of such equity awards based on our stock price performance and, for the years prior to vesting, do not reflect compensation actually realized or earned by the NEO. Accordingly, the “Compensation Actually Paid” reflected below includes values for equity awards that may not be earned due to failure to satisfy the vesting conditions or may be earned at levels that differ from the amounts reported below based on the stock price as of the vesting date. The assumptions used to calculate the fair value for purposes of determining the “Compensation Actually Paid” are consistent with the methodology used for calculating the grant date fair value for financial reporting purposes and, in the case of PSUs, are valued based on the probable achievement of the performance condition as of the applicable measurement date or, upon vesting, based on actual achievement.

2025 Proxy Statement	63

Pay Versus Performance

	PEO ($)					Other NEOs Average ($)
	2024	2023	2022	2021	2020	2024	2023	2022	2021	2020

Summary Compensation Table - Total Compensation	15,103,663	12,211,634	12,093,113	13,755,283	10,491,139	4,147,757	3,920,919	3,849,991	4,490,694	3,304,200

- Grant Date Fair Value of Stock Awards Granted in Fiscal Year	(6,585,361)	(7,051,043)	(6,538,424)	(6,986,731)	(7,057,084)	(1,791,837)	(1,918,494)	(1,808,263)	(1,976,295)	(1,889,018)

+ Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year	6,280,355	6,494,124	5,487,230	6,418,135	7,375,924	1,708,820	1,766,952	1,352,052	1,598,600	1,737,326

+/- Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years	(457,671)	9,671,750	(5,857,318)	20,661,694	21,626,016	(108,023)	1,711,587	(925,963)	4,333,577	4,607,234

+ Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	1,234,340	1,227,821	1,039,698	1,257,372	1,341,294	335,877	334,085	204,821	355,672	359,033

+/- Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	4,843,821	5,428,792	1,580,379	8,058,646	6,254,368	1,160,023	961,700	273,249	1,931,623	1,601,412

- Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—	—	—	—	—	—	—	—	—

= Compensation Actually Paid	20,419,147	27,983,078	7,804,678	43,164,399	40,031,657	5,452,616	6,776,749	2,945,887	10,733,870	9,720,189

(4)	Pursuant to SEC rules, the comparison assumes $100 was invested on December 31, 2019. Historic stock price performance is not necessarily indicative of future stock price performance.

(5)
The TSR Peer Group consists of the following peer group, which represents the same peer group used for our competitive compensation analysis, as described in “Factors Used to Evaluate Pay Decisions” in the CD&A.

–
For 2024, the peer group included Aristocrat Leisure Limited (ALL); Boyd Gaming Corporation (BYD); Caesars Entertainment, Inc. (CZR); DraftKings Inc. (DKNG); Flutter Entertainment PLC (FLTR); Gaming and Leisure Properties Inc. (GLPI); MGM Resorts International (MGM); PENN Entertainment, Inc. (PENN); Red Rock Resorts Inc. (RRR); Light & Wonder, Inc. (LNW); and Wynn Resorts, Limited (WYNN). The peer group has been updated from the prior year peer group to reflect the removal of Sphere Entertainment Co (SPHR) from our 2024 peer group (prior to Sphere being spun-off as a stand-alone public company, Madison Square Garden Entertainment Corp (MSGE) was the relevant peer company). If we had continued using the same benchmarking peer group, the cumulative peer group TSR, assuming $100 invested in such peer group including reinvestment of dividends, would have been $119.14 for 2020, $115.26 for 2021, $82.47 for 2022, $114.12 for 2023, and $128.98 for 2024.

–
For 2021, 2022, and 2023, the peer group included Aristocrat Leisure Limited (ALL); Boyd Gaming Corporation (BYD); Caesars Entertainment, Inc. (CZR); DraftKings Inc. (DKNG); Flutter Entertainment PLC (FLTR); Gaming and Leisure Properties Inc. (GLPI); Madison Square Garden Entertainment Corp (MSGE) (for 2023, subsequent to its selection as part of the peer group, this entity spun-off
Sphere Entertainment Co (SPHR) into a stand-alone public company, with Sphere becoming the relevant peer company); MGM Resorts International (MGM); PENN Entertainment, Inc. (PENN); Red Rock Resorts Inc. (RRR); Light & Wonder, Inc. (LNW); and Wynn Resorts, Limited (WYNN).

–
For 2020, the peer group included: Aristocrat Leisure Limited (ALL); Boyd Gaming Corporation (BYD); Caesars Entertainment Corp. (CZR); Eldorado Resorts Inc. (ERI); Flutter Entertainment PLC (FLTR); Gaming and Leisure Properties Inc. (GLPI); Madison Square Garden Company (MSG); MGM Resorts International (MGM); PENN National Gaming, Inc. (PENN); Red Rock Resorts Inc. (RRR); Scientific Games Corp (SGMS); and Wynn Resorts, Limited (WYNN). The TSR reflected for the TSR Peer Group for 2020 does not include returns for ERI or MSG due to trading information not being available for such companies after each ticker symbol no longer being traded.

64	2025 Proxy Statement

Pay Versus Performance

(6)
As noted in the CD&A, Adjusted EBITDA is viewed as a core driver of the Company’s performance and shareholder value creation and, accordingly, the Compensation Committee utilized Adjusted EBITDA as elements in both the Company’s Executive Annual Incentive Plan and Executive Long-Term Incentive Plan. Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, as further adjusted as described in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Form
10-K
for the year ended December 31, 2024.

Relationship Between Pay and Performance
We believe the “Compensation Actually Paid” in each of the years reported above and over the multi-year cumulative period are reflective of the Compensation Committee’s emphasis on
“pay-for-performance”
as the “Compensation Actually Paid” fluctuated year-over-year, primarily due to the result of our stock performance and our varying levels of achievement against pre-established
performance goals under our annual incentive program and PSU awards, including our Adjusted EBITDA performance.
Because of the focus of our executive compensation program towards long-term incentives through grants of PSUs and RSUs, the “Compensation Actually Paid” is most significantly impacted by changes in our stock price over the vesting period of the awards. In addition, this Pay Versus Performance disclosure is significantly impacted by the
7-Year
Grants (as defined below). As further described in the Company’s Definitive Proxy Statement, filed with the SEC on March 13, 2019, on October 30, 2018, the Compensation Committee granted special, meaningful, stock unit awards (the
“7-Year
Grants”) to Messrs. Carstanjen and Mudd in the form of PSUs and RSUs. The
7-Year
Grants were awarded to Messrs. Carstanjen and Mudd in recognition of the leadership and unique skills of these executives and to strengthen the retentive aspect of the Company’s executive compensation program in light of the expectation that there would be increased solicitation of Messrs. Carstanjen and Mudd for alternative employment opportunities. The
7-Year
Grants were designed around three key elements: (1) inclusion of robust performance goals designed to reinforce the Company’s pay for performance philosophy, with no payout under the PSUs unless the Company’s TSR outperformed the median of the Russell 2000; (2) linkage to the Company’s share price appreciation and shareholder interests through a stock-settled award with 67% of the PSUs vesting based on our relative TSR performance and the value of the award subject to continued fluctuations in the Company’s stock price over the
7-year
vesting period; and (3) appropriate leverage to provide a meaningful compensation opportunity while not promoting excessive risk-taking. Because the
7-Year
Grants are not eligible for full vesting until the seventh anniversary of the grant date, the Pay Versus Performance disclosure will be impacted by stock price fluctuations over the course of the term of the award.
Sixty-seven percent (67%) of the
7-Year
Grants were in the form of PSUs, with vesting based on the Company’s relative TSR performance versus the Russell 2000 over the three-year performance period (October 30, 2018 through October 29, 2021) and vesting occurring thereafter in twenty-five percent (25%) annual increments over four years based on the executive’s continued service through such date, beginning on the fourth anniversary of the grant date, totaling seven years to be fully vested.
The relationship between compensation paid and the pay of our NEOs is further explained below:

●
Relationship Between “Compensation Actually Paid” to the PEO and Average Other NEOs and the Company’s Cumulative TSR—
As calculated in accordance with the SEC disclosure rules, Mr. Carstanjen’s “Compensation Actually Paid” was impacted by the effect of the increase in 2020, 2021, and 2023, and the slight decline in 2022 and 2024, in the Company’s stock price on Mr. Carstanjen’s
7-Year
Grant. Similarly, the other NEOs’ “Compensation Actually Paid” was impacted primarily by the effect of the change in stock price on Mr. Mudd’s
7-Year
Grant. This relationship is further illustrated in the following chart which shows the alignment between our “Compensation Actually Paid” and TSR performance.

2025 Proxy Statement	65

Pay Versus Performance

●
Relationship Between “Compensation Actually Paid” to the PEO and Average Other NEOs and the Company’s Net Income and Adjusted EBITDA—
The “Compensation Actually Paid” to our NEOs is impacted by net income through the use of Adjusted EBITDA as a component in both the Company’s Executive Annual Incentive Plan and Executive Long- Term Incentive Plan. The relationship between “Compensation Actually Paid” and the Company’s net income and Adjusted EBITDA performance is further illustrated in the following chart:

66	2025 Proxy Statement

Pay Versus Performance

●
Relationship Between the Company’s TSR and the Peer Group TSR—
Over the 2020 to 2024 time period, the Company’s TSR has consistently outperformed the Peer Group TSR each year, as illustrated in the following chart:

Financial Performance Measures
As described in greater detail in the CD&A, our approach to executive compensation is designed to (i) attract and retain executives with the skills and experience needed to successfully grow the Company and create value for shareholders; (ii) create an entrepreneurial culture and mindset by de-emphasizing
fixed pay (primarily salary) and focusing a significant percentage of compensation on at-risk
pay elements (annual and long-term incentives); and (iii) motivate and reward executives for achieving exceptional performance supportive of creating value for shareholders over the long-term. Because of the focus of our executive compensation program towards long-term incentives through grants of PSUs and RSUs, our executive compensation program is designed to be strongly aligned with the interests of our shareholders and our executive compensation program is most significantly impacted by changes in our stock price.

2025 Proxy Statement	67

Pay Versus Performance

Our executive compensation program is also designed so that compensation is tied to our performance against pre-established
financial measures. The most important financial measures used by the Company to link “Compensation Actually Paid” (as defined by SEC rules) to the Company’s NEOs for the most recently completed fiscal year to the Company’s performance are:

●	Adjusted EBITDA

●	Multi-Year Cumulative Adjusted EBITDA

●	3-Year Cumulative Cash Flow

●	Multi-Year Relative Total Shareholder Return

68	2025 Proxy Statement

Equity Compensation Plan Information

EQUITY COMPENSATION PLAN INFORMATION(1)

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity compensation plans approved by security holders(2)	922,132	(3)(4)	-0-	3,174,680	(5)

Equity compensation plans not approved by security holders	-0-		-0-	-0-

Total	922,132		-0-	3,174,680

(1)

This table provides information, as of December 31, 2024, about CHDN Common Stock that may be issued upon the exercise of options and settlement of other equity awards under all compensation plans under which equity securities are reserved for issuance.

(2)

The equity compensation plans of the Company which have been approved by the shareholders of the Company and pursuant to which equity securities are authorized for issuance are the Churchill Downs Incorporated 2000 Employee Stock Purchase Plan (“Stock Purchase Plan”) and the 2016 Plan.

(3)

Includes 124,973 PSUs and 450,730 RSUs (including the 2018 PSUs granted to Messrs. Carstanjen and Mudd which remain subject to time-based vesting) that were outstanding on December 31, 2024 under the 2016 Plan. For purposes of this table, we have included the number of shares issuable under outstanding PSUs assuming performance targets are achieved. Please see the CD&A for further information regarding the 2024 PSUs, including performance metrics applicable to such awards.

(4)

Because each participant in the Stock Purchase Plan has one option each plan year and that option consists of the number of shares which can be purchased, through exercise, at the end of the plan year using compensation deductions made throughout the plan year, no outstanding options, warrants or rights for a specific number of the Company’s securities to be issued upon exercise existed at December 31, 2024 and, therefore, none are included in this total for the Stock Purchase Plan.

(5)

Of this total, as of December 31, 2024, 996,677 shares of Common Stock of the Company remained available for future issuance under the Stock Purchase Plan and 2,178,003 shares of Common Stock of the Company remained available for future issuance under the 2016 Plan. Stock awards under the 2016 Plan will be counted against the maximum number of shares as to which stock awards may be granted on a ratio of 1-to-1.

2025 Proxy Statement	69

Certain Relationships and Related Transactions

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has adopted written policies and procedures for identifying and approving or ratifying related person transactions. The policies and procedures cover all related person transactions required to be disclosed under Item 404 (a) of Regulation S-K. The Audit Committee is responsible for applying the policies and procedures. In evaluating related person transactions, the Audit Committee considers all factors it deems appropriate, including without limitation, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person’s interest in the transaction, and whether products or services of a similar nature, quantity, or quality are readily available from alternative sources.

Directors of the Company may from time to time own or have interests in horses racing at the Company’s tracks. All such races are conducted, as applicable, under the regulations of the Kentucky Horse Racing Commission, the Louisiana State Racing Commission, the Ohio State Racing Commission, the Maryland Racing Commission, the Virginia Racing Commission, and the Pennsylvania State Horse Racing Commission, and no director receives any extra or special benefit with regard to having his or her horses selected to run in races or in connection with the actual running of races.

In its ordinary course of business, the Company may enter into transactions with certain of its officers and directors for the sale of personal seat licenses and suite accommodations at its racetracks, and tickets for its live racing events. The Company believes that each such transaction has been on terms no less favorable for the Company than could have been obtained in a transaction with a third party and no such person received any extra or special benefit in connection with such transactions.

On January 2, 2024, the Company closed on a privately negotiated transaction entered into with CDI Holdings, LLC, an affiliate of The Duchossois Group, Inc. (“TDG”) on December 18, 2023 to repurchase 1,000,000 shares of the Company’s Common Stock from TDG at a price per share equal to $123.75, for an aggregate purchase price of $123.75 million.

Other than as described above, since January 1, 2024, no transaction was identified as a related party transaction.

70	2025 Proxy Statement

Delinquent Section 16(a) Reports

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires that the Company’s directors, executive officers and persons who beneficially own more than ten percent (10%) of the Company’s Common Stock file certain reports with the SEC with regard to their beneficial ownership of the Common Stock. The Company is required to disclose in this Proxy Statement any failure to file or late filings of such reports. Based solely on our review of the forms filed with the SEC or written representations from certain reporting persons received by us, we believe that our directors, officers and persons who own more than ten percent (10%) of the Company’s Common Stock have complied with all applicable filing requirements.

2025 Proxy Statement	71

Multiple Shareholders Sharing the Same Address

MULTIPLE SHAREHOLDERS SHARING THE SAME ADDRESS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single Proxy Statement or Notice addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

At this time, one or more brokers with accountholders who are Company shareholders will be “householding” our proxy materials. A single Proxy Statement or Notice will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholder. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement or Notice, please notify your broker. You may direct your written request for a copy of the Proxy Statement or Notice to Churchill Downs Incorporated, Attn: Joseph Quinn, 600 N. Hurstbourne Parkway, Ste. 400, Louisville, Kentucky 40222, or at (502) 636-4400. If your broker is not currently “householding” (i.e., you received multiple copies of the Company’s Proxy Statement or Notice), and you would like to request delivery of a single copy, you should contact your broker.

72	2025 Proxy Statement

Proposals by Shareholders

PROPOSALS BY SHAREHOLDERS

Any shareholder proposal that may be included in the Board of Directors’ Proxy Statement and proxy for presentation at the annual meeting of shareholders to be held in 2026 must be received by the Company at the principal executive office at 600 N. Hurstbourne Parkway, Ste. 400, Louisville, Kentucky 40222, Attention of the Secretary, no later than November 13, 2025. Pursuant to the Company’s Amended and Restated Bylaws, proposals of shareholders intended to be presented at the Company’s 2026 annual meeting of shareholders, but not included in the Proxy Statement, must be received by the Company at the principal executive offices of the Company not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. Accordingly, any shareholder proposals intended to be presented at the 2026 annual meeting of shareholders of the Company must be received in writing by the Company at its principal executive offices no later than January 22, 2026, and no sooner than December 23, 2025 and otherwise comply with the requirements set forth in the Company’s Amended and Restated Bylaws. Any proposal submitted before or after those dates will be considered untimely, and the Chairman shall declare that the business is not properly brought before the meeting and such business shall not be transacted at the annual meeting. In addition to satisfying the foregoing requirements under the Company’s Amended and Restated Bylaws, shareholders who intend to solicit proxies in support of director nominees other than the management’s nominees at the Company’s 2026 annual meeting of shareholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 23, 2026.

By Order of the Board of Directors

R. ALEX RANKIN
Chairman
BRADLEY K. BLACKWELL
Executive Vice President and
General Counsel,
Secretary

Louisville, Kentucky

March 13, 2025

PLEASE VOTE BY TELEPHONE OR OVER THE INTERNET

IF YOU CANNOT ATTEND VIRTUALLY

2025 Proxy Statement	73

Appendix A

APPENDIX A

We use non-GAAP measures, including Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization). We believe that the use of Adjusted EBITDA as a key performance measure of results of operations enables management and investors to evaluate and compare from period to period our operating performance in a meaningful and consistent manner. Our chief operating decision maker utilizes Adjusted EBITDA to evaluate segment performance, develop strategy, and allocate resources. Adjusted EBITDA is a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income (as determined in accordance with GAAP) as a measure of our operating results.

Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, adjusted for the following:

Adjusted EBITDA includes our portion of EBITDA from our equity investments and the portion of EBITDA attributable to a noncontrolling interest.

Adjusted EBITDA excludes:

●	Transaction expense, net which includes:

–	Acquisition, disposition, and property sale related charges;

–	Direct online Sports and Casino business exit costs; and

–	Other transaction expense, including legal, accounting, and other deal-related expense;

●	Stock-based compensation expense;

●	Rivers Des Plaines’ impact on our investments in unconsolidated affiliates from:

–	The impact of changes in fair value of interest rate swaps; and

–	Legal reserves, recapitalization and transaction costs;

●	Asset impairments;

●	Gain on property sales;

●	Legal reserves;

●	Pre-opening expense; and

●	Other charges, recoveries, and expenses

As of December 31, 2021, Arlington International Racecourse (“Arlington”) ceased racing and simulcast operations and the property was sold on February 15, 2023 to the Chicago Bears. Arlington’s results and exit costs in 2022 and 2023 are treated as an adjustment.

On June 26, 2023, the Company’s management agreement for Lady Luck in Farmington, Pennsylvania expired and was not renewed.

2025 Proxy Statement	A-1

Appendix A

Reconciliation of Net Income to Adjusted EBITDA:

	Years Ended December 31,
(in millions)	2024	2023	2022

Net income attributable to Churchill Downs Incorporated	$426.8	$417.3	$439.4

Net income attributable to noncontrolling interest	2.3		2.3

Net income	429.1	417.3	439.4

Adjustments:

Depreciation and amortization	199.1	169.0	113.7

Interest expense	289.8	268.4	147.3

Income tax provision	144.1	144.5	169.4

Stock-based compensation expense	36.1	32.9	31.8

Legal reserves	—	(1.2)	3.8

Pre-opening expense	29.6	18.6	13.2

Arlington exit costs	—	9.4	5.7

Other expense, net	4.2	7.0	1.7

Transaction (benefit) expense, net	(12.1)	4.8	42.1

Asset impairments	3.9	24.6	38.3

Other income, expense:

Interest, depreciation and amortization expense related to equity investments	42.0	40.2	42.8

Changes in fair value of Rivers Des Plaines’ interest rate swaps	—	—	(12.6)

Rivers Des Plaines’ legal reserves and transactions costs	0.3	—	0.6

Other charges and recoveries, net	(6.9)	2.4	1.0

Gain on the sale of assets	—	(114.0)	(274.6)

Total adjustments	730.1	606.6	324.2

Adjusted EBITDA	$1,159.2	$1,023.9	$763.6

A-2	2025 Proxy Statement

Appendix A

(in millions)	Year Ended December 31, 2019

Comprehensive income attributable to Churchill Downs Incorporated	$137.5

Net loss attributable to noncontrolling interest	0.3

Net income before noncontrolling interest	137.2

Loss from discontinued operations, net of tax	2.4

Income from continuing operations, net of tax	139.6

Adjustments to continuing operations:

Depreciation and amortization	96.4

Interest expense	70.9

Income tax provision	56.8

Stock-based compensation expense	23.8

Legal Reserves	3.6

Other charges	0.4

Pre-opening expense	5.1

Other income, expense:

Interest, depreciation and amortization expense related to equity investments	32.6

Other charges and recoveries, net	(0.2)

Changes in fair value of Midwest Gaming’s interest rate swaps	12.4

Midwest Gaming’s recapitalization and transaction costs	4.7

Transaction expense, net	5.3

Total adjustments	311.8

Adjusted EBITDA	$451.4

2025 Proxy Statement	A-3

Appendix B

APPENDIX B

CHURCHILL DOWNS INCORPORATED

2025 OMNIBUS STOCK AND INCENTIVE PLAN

1. Purpose. The purpose of the Churchill Downs Incorporated 2025 Omnibus Stock and Incentive Plan (the “Plan”) is to attract and retain employees and non-employee directors for Churchill Downs Incorporated and its Subsidiaries and to provide such persons with incentives and rewards for superior performance.

2. Definitions. As used in this Plan, the following terms shall be defined as set forth below:

2.1. “Award” means any Option, Stock Appreciation Right, Restricted Shares, Restricted Share Units, Performance Shares, Performance Units, Other Share-Based Award, or Performance Cash granted under the Plan.

2.2. “Award Agreement” means an agreement, certificate, resolution or other form of writing or other evidence approved by the Committee which sets forth the terms and conditions of an Award. An Award Agreement may be in an electronic medium, may be limited to a notation on the Company’s books and records and, if approved by the Committee, need not be signed by a representative of the Company or a Participant.

2.3. “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Freestanding Stock Appreciation Right. Except in the case of a Substitute Award, in no case shall the Base Price be less than the Fair Market Value on the Grant Date of the Freestanding Stock Appreciation Right.

2.4. “Board” means the Board of Directors of the Company.

2.5. “Change in Control” means the first to occur of the following events:

(a) the acquisition, directly or indirectly, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either the then outstanding voting securities of the Company (the “Outstanding Company Common Stock”) or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (w) any acquisition directly from the Company, (x) any acquisition by the Company or any of its subsidiaries, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (c) of this definition;

(b) during any twenty-four (24) month period, individuals who, as of the beginning of each period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a “Corporate Transaction”), in each case, unless, immediately following such Corporate Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same

2025 Proxy Statement	B-1

Appendix B

proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Corporate Transaction or employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-Outstanding Company Common Stock resulting from such Corporate Transaction or the Outstanding Company Voting Securities resulting from such Corporate Transaction, except to the extent that such ownership existed prior to the Corporate Transaction, and (C) at least a majority of the members of the Board resulting from the Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial plan or action of the Board providing for such Corporate Transaction; or

(d) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Solely with respect to any award that constitutes “deferred compensation” subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership”, “change in effective control”, and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time or form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for purposes of determining whether a participant’s rights to such Award become vested or otherwise unconditional upon the Change in Control.

2.6. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.7. “Committee” means the Compensation Committee of the Board, or a subcommittee thereof, or such other committee designated by the Board, in each case, consisting of two or more members of the Board, each of whom is intended to be (i) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) “independent” within the meaning of the rules of the Nasdaq Global Select Market or, if the Shares are not listed on the Nasdaq Global Select Market, within the meaning of the rules of the principal securities exchange on which the Shares are then traded.

2.8. “Company” means Churchill Downs Incorporated, a Kentucky corporation, or any successor corporation.

2.9. “Deferral Period” means the period of time during which Restricted Share Units are subject to deferral limitations under Section 9.

2.10. “Employee” means any person, including an officer, employed by the Company or a Subsidiary.

2.11. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.12. “Fair Market Value” means the closing price for the Shares on the date as of which such value is being determined, as reported on the Nasdaq Global Select Market or the principal securities exchange on which the Shares are listed for trading or, if there were no sales on such date, the closing price on the nearest preceding date on which sales occurred, in each case, as reported in The Wall Street Journal or such other source as the Committee deems reliable; provided, however, that the Company may in its discretion use the closing transaction price of a Share on the day preceding the date as of which such value is being determined to the extent the Company determines such method is more practical for administrative purposes, such as for purposes of tax withholding. If the Shares are not listed on a national securities exchange or if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate and in compliance with Section 409A of the Code.

2.13. “Freestanding Stock Appreciation Right” means a Stock Appreciation Right granted pursuant to Section 7 that is not granted in tandem with an Option or similar right.

2.14. “Grant Date” means the date specified by the Committee on which a grant of an Award shall become effective, which shall not be earlier than the date on which the Committee takes action with respect thereto.

2.15. “Incentive Stock Option” means any Option that meets the requirements of Code Section 422 or any successor provision, which is intended by the Committee to constitute an Incentive Stock Option.

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Appendix B

2.16. “Nonemployee Director” means a member of the Board who is not an Employee.

2.17. “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

2.18. “Option” means any option to purchase Shares granted under Section 6.

2.19. “Optionee” means the person so designated in an Award Agreement evidencing an outstanding Option.

2.20. “Option Price” means the purchase price payable upon the exercise of an Option. Except in the case of a Substitute Award, in no case shall the Option Price be less than the Fair Market Value on the Grant Date of the Option.

2.21. “Other Share-Based Award” shall mean an award granted pursuant to Section 11.

2.22. “Participant” means an Employee or Nonemployee Director who is selected by the Committee to receive benefits under this Plan.

2.23. “Performance Award” shall mean any Award of Performance Cash, Performance Shares or Performance Units awarded pursuant to Section 10.

2.24. “Performance Cash” shall mean any cash incentives awarded pursuant to Section 10.

2.25. “Performance Objectives” means the performance objectives established pursuant to this Plan for Participants who have received Awards. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or the Subsidiary, division, department or function within the Company or Subsidiary in which the Participant is employed. Performance Objectives may be measured on an absolute or relative basis. Relative performance may be measured by a group of peer companies or by a financial market index. Performance Objectives may be based on specified levels of or increases in the Company’s or Subsidiary’s return on equity, earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis, net earnings per share, diluted earnings per share, total earnings, earnings growth, return on capital, cost of capital, return on assets, return on investment, return on equity, net customer sales, volume, sales growth, gross profit, gross margin return on investment, share price (including but not limited to, growth measures and total stockholder return), operating profit, operating margin, net operating profit after taxes, net earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on investment (which equals net cash flow divided by total capital), financial return ratios, total return to shareholders, market share, earnings measures/ratios, economic value added (EVA), balance sheet measurements, asset growth, market share, internal rate of return, increase in net present value or expense targets, “Employer of Choice” or similar survey results, customer satisfaction surveys and productivity, ESG-related metrics, or any other performance objectives selected by the Committee whether or not listed herein. Any Performance Objectives that are financial metrics, may be determined in accordance with United States Generally Accepted Accounting Principles or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP. Potential adjustments include, but are not limited to: (a) restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring or non-recurring charges or events; (b) asset write-downs; (c) significant litigation or claim judgments or settlements; (d) acquisitions or divestitures; (e) any reorganization or change in the corporate structure or capital structure of the Company; (f) an event either not directly related to the operations of the Company, Subsidiary, division, business segment or business unit or not within the reasonable control of management; (g) foreign exchange gains and losses; (h) a change in the fiscal year of the Company; (i) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles; or (j) the effect of changes in other laws or regulatory rules affecting reporting results. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Objectives unsuitable, the Committee may modify such Performance Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable.

2.26. “Performance Period” means a period of time established by the Committee within which the Performance Objectives relating to an Award are to be achieved.

2.27. “Performance Share” means a bookkeeping entry that records the equivalent of one Share awarded pursuant to Section 10.

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Appendix B

2.28. “Performance Unit” means a bookkeeping entry that records a unit equivalent to $1.00 awarded pursuant to Section 10.

2.29. “Prior Plan” means the Company’s 2016 Omnibus Stock Incentive Plan and 2007 Omnibus Stock Incentive Plan.

2.30. “Restricted Share Units” means an Award pursuant to Section 8 of the right to receive Shares or, in lieu thereof and to the extent provided in the applicable Award Agreement, the Fair Market Value of such Shares in cash at the end of a specified Deferral Period (including, the right to receive fully vested but deferred Share units).

2.31. “Restricted Shares” mean Shares granted under Section 8 subject to a substantial risk of forfeiture.

2.32. “Shares” means shares of the Common Stock of the Company, no par value, or any security into which Shares may be converted by reason of any transaction or event of the type referred to in Section 13.

2.33. “Spread” means, in the case of a Freestanding Stock Appreciation Right, the amount by which the Fair Market Value on the date when any such right is exercised exceeds the Base Price specified in such right or, in the case of a Tandem Stock Appreciation Right, the amount by which the Fair Market Value on the date when any such right is exercised exceeds the Option Price specified in the related Option.

2.34. “Stock Appreciation Right” means a right granted under Section 7, including a Freestanding Stock Appreciation Right or a Tandem Stock Appreciation Right.

2.35. “Subsidiary” means a corporation or other entity in which the Company has a direct or indirect ownership or other equity interest, provided that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation (within the meaning of the Code) in which the Company owns or controls directly or indirectly more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation at the time of such grant.

2.36. “Substitute Awards” shall mean Awards granted or Shares issued by the Company under this Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, including a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

2.37. “Tandem Stock Appreciation Right” means a Stock Appreciation Right granted pursuant to Section 7 that is granted in tandem with an Option or any similar right granted under any other plan of the Company.

3. Shares Available Under the Plan.

3.1. Reserved Shares Available for Awards. Subject to adjustment as provided in Section 13, the maximum number of Shares that shall initially be available for all Awards under this Plan, other than Substitute Awards, shall be 3,300,00 Shares, less one (1) Share for every one (1) Share granted under the Prior Plan after December 31, 2024. After the Effective Date of the Plan, no awards may be granted under the Prior Plan. The number of Shares that remain available for future grants under the Plan shall be reduced by the sum of the aggregate number of Shares which become subject to outstanding Awards denominated in Shares, other than Substitute Awards.

3.2. Permitted Addbacks. If (i) any Shares subject to an Award are forfeited, an Award expires or an Award is settled for cash (in whole or in part), or (ii) after December 31, 2024 any Shares subject to an award under the Prior Plan are forfeited, an award under the Prior Plan expires or is settled for cash (in whole or in part), then in each such case the Shares subject to such Award or award under the Prior Plan shall, to the extent of such forfeiture, expiration or cash settlement, be added to the Shares available for Awards under the Plan. In the event that withholding tax liabilities arising from an Award other than an Option or Stock Appreciation Right or, after December 31, 2024, an award other than an option or stock appreciation right under the Prior Plan are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered or withheld shall be added to the Shares available for Awards under the Plan.

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Appendix B

3.3. No Recycling of Options or SARs. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 3.1: (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option or, after December 31, 2024, an option under the Prior Plan; (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to Options or Stock Appreciation Rights or, after December 31, 2024, options or stock appreciation rights under the Prior Plan; (iii) Shares subject to a Stock Appreciation Right or, after December 31, 2024, a stock appreciation right under the Prior Plan that are not issued in connection with its stock settlement on exercise thereof; and (iv) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or, after December 31, 2024, options under the Prior Plan.

3.4. ISO Maximum. In no event shall the number of Shares issued upon the exercise of Incentive Stock Options exceed 3,300,000 Shares, subject to adjustment as provided in Section 13.

3.5. Limitations on Awards to Nonemployee Directors. Notwithstanding any provision contained herein to the contrary, the maximum number of Shares subject to Awards granted during a single calendar year to any Nonemployee Director, taken together with any cash fees paid to such Nonemployee Director during the calendar year, shall not exceed $750,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes); provided that the limitations set forth in this Section 3.5 shall not apply to distributions of previously deferred compensation under a deferred compensation plan maintained by the Company or any Subsidiary or with respect to any compensation received by the director in his or her capacity as an executive officer or employee of the Company or any Subsidiary.

3.6. Substitute Awards. Substitute Awards shall not reduce the Shares authorized for grant under the Plan or the applicable limitations for grant to a Nonemployee Director under Section 3.5, nor shall Shares subject to a Substitute Award again be available for Awards under the Plan as provided in this Section 3. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Nonemployee Directors prior to such acquisition or combination.

3.7. Awards Settled in Cash. Awards (including awards outstanding under a Prior Plan) valued by reference to Shares that are settled in equivalent cash or property value will not count against the limitations in this Section 3.

3.8. Character of Shares. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

4. Eligibility. Participants in this Plan shall consist of Employees and Nonemployee Director and persons expected to become Employees and Nonemployee Directors as the Committee in its sole discretion may select from time to time, provided that only Employees shall be eligible to receive grants of Incentive Stock Options. The Committee’s selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time. Except as provided otherwise in an Award Agreement, for purposes of this Plan, references to employment by the Company shall also mean employment by a Subsidiary, and references to employment shall include service as a Nonemployee Director. The Committee shall determine, in its sole discretion, the extent to which a Participant shall be considered employed during any periods during which such Participant is on a leave of absence.

5. Plan Administration.

5.1. Board Committee Administration. This Plan shall be administered by the Committee. The Committee shall, subject to the terms of this Plan, select eligible persons for participation in this Plan and determine the form, amount and timing of each Award to such persons and, if applicable, the number of Shares subject to an Award, the number of Stock Appreciation Rights, the number of Restricted Share Units and Performance Units, the dollar value subject to a Performance Cash Award,

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Appendix B

the Option Price, Base Price or any other purchase price associated with the Award, the time and conditions of exercise or settlement of the Award and all other terms and conditions of the Award, including, without limitation, the form of the Award Agreement. The Committee may, in its sole discretion and for any reason at any time, take action such that (i) any or all outstanding Options and Stock Appreciation Rights shall become exercisable in part or in full, (ii) all or a portion of the vesting conditions applicable to any outstanding Awards shall lapse, (iii) all or a portion of the Performance Period applicable to any outstanding Awards shall lapse and (iv) the Performance Objectives (if any) applicable to any outstanding Awards shall be deemed to be satisfied at the target, maximum or any other level. The Committee shall, subject to the terms of this Plan, interpret this Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of this Plan and may impose, incidental to the grant of an Award, conditions with respect to the award, such as restrictive covenants. All such interpretations, rules, regulations and conditions shall be conclusive and binding on all parties.

5.2. Committee Delegation. The Committee may delegate some or all of its power and authority hereunder to the Board or, subject to applicable law, to a subcommittee of the Board, a member of the Board, the Chief Executive Officer or such other officer of the Company as the Committee deems appropriate, provided that the Committee shall have fixed the total number of Shares with respect to delegations with respect to granting Awards; provided, however, that the Committee may not delegate its power and authority to a member of the Board or the Chief Executive Officer or other officer of the Company with regard to the selection for participation in this Plan of an Employee or Nonemployee Director subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an award to such Employee or Nonemployee Director. Any delegation pursuant to this Section 5.2 shall be subject to the limitations of the Kentucky Business Corporation Act.

5.3. Limitation of Liability. No member of the Board or Committee, and neither the Chief Executive Officer nor any other officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Board and the Committee and the Chief Executive Officer or other officer shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law (except as otherwise may be provided in the Company’s Articles of Incorporation and/or Bylaws) and under any directors’ and officers’ liability insurance that may be in effect from time to time.

6. Options. The Committee may from time to time authorize grants to Participants of Options to purchase Shares upon such terms and conditions as the Committee may determine in accordance with the following provisions:

6.1. Number of Shares. Each grant shall specify the number of Shares to which it pertains.

6.2. Option Price. Other than with respect to a Substitute Award, each grant shall specify an Option Price per Share, which shall be equal to or greater than the Fair Market Value per Share on the Grant Date. With respect to an Option granted as a Substitute Award, which substitution occurs in connection with a transaction to which Code Section 424(a) or Code Section 409A is applicable, the exercise price may be computed in accordance with such Code Sections and the regulations thereunder and the Option may contain such other terms and conditions as the Committee may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued option being replaced.

6.3. Vesting. Each Option grant may specify (i) a period of continuous employment of the Optionee by the Company or any Subsidiary (or, in the case of a Nonemployee Director, service on the Board) that is necessary or (ii) Performance Objectives that must be achieved before the Options or installments thereof shall become exercisable.

6.4. ISOs. Options granted under this Plan may be Incentive Stock Options, Nonqualified Stock Options or a combination of the foregoing, provided that only Nonqualified Stock Options may be granted to Nonemployee Directors. Each grant shall specify whether (or the extent to which) the Option is an Incentive Stock Option or a Nonqualified Stock Option. Each Option, or portion thereof, that is not an Incentive Stock Option (including as a result of the failure to qualify as an Incentive Stock Option) shall be a Nonqualified Stock Option. Notwithstanding any such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by an Optionee during any calendar year (under all plans of the Company) exceeds $100,000 (or such other limit specified in the Code), such Options shall be treated as Nonqualified Stock Options.

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Appendix B

6.5. Exercise Period. No Option granted under this Plan may be exercised more than ten years from the Grant Date; provided however, that if an Incentive Stock Option shall be granted to any person who, at the time such Incentive Stock Option is granted, owns capital stock possessing more than 10 percent of the total combined voting power of all classes of capital stock of the Company (or of any parent or Subsidiary), such Option shall not be exercised later than five years after the Grant Date. Notwithstanding the foregoing, in the event that on the last business day of the term of an Option (i) the exercise of the Option, other than an Incentive Stock Option, is prohibited by applicable law or (ii) Shares may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement to the extent such extension does not cause adverse tax consequences to the Participant under Section 409A of the Code.

6.6. Award Agreement. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with this Plan. All terms relating to the exercise, cancellation or other disposition of an Option (i) upon a termination of employment with or service to the Company of the Optionee, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the Award Agreement.

6.7. Method of Exercise. An Option may be exercised (i) by giving written notice to the Company specifying the number of whole Shares to be purchased and accompanying such notice with payment therefor in full (or arrangement made for such payment to the Company’s satisfaction) either (A) in cash, (B) by delivery (either actual delivery or by attestation procedures established by the Company) of Shares having a Fair Market Value, determined as of the date of exercise, equal to the aggregate Option Price payable by reason of such exercise, (C) authorizing the Company to withhold whole Shares which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (D) in cash by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise, or (E) such other form of payment approved by the Committee, in each case to the extent set forth in the Award Agreement, (ii) if applicable, by surrendering to the Company any Tandem Stock Appreciation Rights which are cancelled by reason of the exercise of the Option and (iii) by executing such documents as the Company may reasonably request. No Shares shall be issued and no certificate representing Shares shall be delivered until the full Option Price therefor and any withholding taxes thereon, as described in Section 16, have been paid (or arrangement made for such payment to the Company’s satisfaction).

6.8. No Dividend Equivalents. Notwithstanding anything in an Award Agreement to the contrary, an Optionee shall not be entitled to receive dividend equivalents with respect to the number of Shares subject to such Option.

7. Stock Appreciation Rights. The Committee may also authorize grants to Participants of Stock Appreciation Rights. A Stock Appreciation Right is the right of the Participant to receive from the Company an amount, which shall be determined by the Committee and shall be expressed as a percentage (not exceeding 100 percent) of the Spread at the time of the exercise of such right. Any grant of Stock Appreciation Rights under this Plan shall be upon such terms and conditions as the Committee may determine in accordance with the following provisions:

7.1. Payment in Cash or Shares. Any grant may specify that the amount payable upon the exercise of a Stock Appreciation Right may be paid by the Company in cash, Shares or any combination thereof as specified in the Award agreement and may (i) either grant to the Participant or reserve to the Committee the right to elect among those alternatives or (ii) preclude the right of the Participant to receive and the Company to issue Shares or other equity securities in lieu of cash.

7.2. Maximum SAR Payment. Any grant may specify that the amount payable upon the exercise of a Stock Appreciation Right shall not exceed a maximum amount specified by the Committee on the Grant Date.

7.3. Vesting. Each Stock Appreciation Rights grant may specify (i) a period of continuous employment of the Participant by the Company or any Subsidiary (or, in the case of a Nonemployee Director, service on the Board) that is necessary or (ii) Performance Objectives that must be achieved before the Stock Appreciation Rights or installments thereof shall become exercisable.

7.4. Exercise Period. Any grant may specify (i) a waiting period or periods before Stock Appreciation Rights shall become exercisable and (ii) permissible dates or periods on or during which Stock Appreciation Rights shall be exercisable. No Stock Appreciation Right granted under this Plan may be exercised more than ten years from the Grant Date. Notwithstanding

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Appendix B

the foregoing, in the event that on the last business day of the term of a Stock Appreciation Right (x) the exercise of the Stock Appreciation Right is prohibited by applicable law or (y) Shares may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement to the extent such extension does not cause adverse tax consequences to the Participant under Section 409A of the Code.

7.5. Award Agreement. Each grant shall be evidenced by an Award Agreement which shall describe the subject Stock Appreciation Rights, identify any related Options, state that the Stock Appreciation Rights are subject to all of the terms and conditions of this Plan and contain such other terms and provisions as the Committee may determine consistent with this Plan. All terms relating to the exercise, cancellation or other disposition of a Stock Appreciation Right (i) upon a termination of employment with or service to the Company of the Participant, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the Award Agreement.

7.6. Tandem Stock Appreciation Rights. Each grant of a Tandem Stock Appreciation Right shall provide that such Tandem Stock Appreciation Right may be exercised only (i) at a time when the related Option (or any similar right granted under any other plan of the Company) is also exercisable and the Spread is positive; and (ii) by surrender of the related Option (or such other right) for cancellation. The exercise price of a Tandem SAR shall be the Option Price per Share of the related Option.

7.7. Freestanding Stock Appreciation Rights. Regarding Freestanding Stock Appreciation Rights only, each grant shall specify in respect of each Freestanding Stock Appreciation Right a Base Price per Share, which shall be equal to or greater than the Fair Market Value on the Grant Date except in the case of Freestanding Stock Appreciation Rights granted as a Substitute Award. With respect to a Freestanding Stock Appreciation Right granted as a Substitute Award, which substitution occurs in connection with a transaction to which Code Section 409A is applicable, the exercise price may be computed in accordance with such Code Section 409A and the regulations thereunder and the Freestanding Stock Appreciation Right may contain such other terms and conditions as the Committee may prescribe to cause such substitute Freestanding Stock Appreciation Right to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued stock appreciation right being replaced.

7.8. Method of Exercise. A Tandem Stock Appreciation Right may be exercised (i) by giving written notice to the Company specifying the number of whole Stock Appreciation Rights which are being exercised, (ii) by surrendering to the Company any Options which are cancelled by reason of the exercise of the Tandem Stock Appreciation Right and (iii) by executing such documents as the Company may reasonably request. A Freestanding Stock Appreciation Right may be exercised (A) by giving written notice to the Company specifying the whole number of Freestanding Stock Appreciation Right which are being exercised and (B) by executing such documents as the Company may reasonably request. No Shares shall be issued and no certificate representing Shares shall be delivered until any withholding taxes thereon, as described in Section 16, have been paid (or arrangement made for such payment to the Company’s satisfaction).

7.9. No Dividend Equivalents. Notwithstanding anything in an Award Agreement to the contrary, a Participant shall not be entitled to receive dividend equivalents with respect to the number of Shares subject to a Stock Appreciation Right.

8. Restricted Shares. The Committee may authorize grants to Participants of Restricted Shares upon such terms and conditions as the Committee may determine in accordance with the following provisions:

8.1. Number of Shares and Other Terms. The number of Shares subject to a Restricted Share Award and the vesting period, Performance Period (if any) and Performance Objectives (if any) applicable to a Restricted Share Award shall be determined by the Committee.

8.2. Vesting and Forfeiture. The Award Agreement relating to a Restricted Share Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of the Shares subject to such award (i) if the Participant remains continuously in the employment of the Company or any Subsidiary (or, in the case of a Nonemployee Director, service on the Board) during the specified vesting period and (ii) if specified Performance Objectives (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the Shares subject to such Award (x) if the Participant does not remain continuously in the employment of the Company or any Subsidiary (or, in the case of a Nonemployee Director, service on the Board) during the specified vesting period or (y) if specified Performance Objectives (if any) are not satisfied or met during a specified Performance Period.

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8.3. Transfer of Shares. Each grant shall constitute an immediate transfer of the ownership of Shares to the Participant, with restrictions on such Shares duly noted, in consideration of the performance of services, subject to vesting and forfeiture and restrictions on transfer hereinafter referred to.

8.4. Dividends, Voting and Other Ownership Rights. Unless otherwise determined by the Committee, an Award of Restricted Shares shall entitle the Participant to dividend, capitalization adjustments applicable to all holders of Shares, voting and other ownership rights during the period for which such substantial risk of forfeiture is to continue; provided, however, that any dividend or other distribution paid with respect to Shares subject to a Restricted Share Award shall be deposited with the Company and shall be subject to the same restrictions as the Shares with respect to which such dividend or distribution was made.

8.5. Restrictions on Transfer. Each grant shall provide that, during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Grant Date. Such restrictions may include, without limitation, rights of repurchase or first refusal in the Company.

8.6. Award Agreements. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with this Plan. Unless otherwise directed by the Committee, all certificates representing Restricted Shares, together with a stock power that shall be endorsed in blank by the Participant with respect to such Shares, shall be held in custody by the Company until all restrictions thereon lapse. All of the terms relating to the satisfaction of Performance Objectives (if any) and the termination of the vesting period or Performance Period relating to a Restricted Share Award, or any forfeiture and cancellation of such Award (i) upon a termination of employment with or service to the Company or any Subsidiary of the Participant, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the applicable Award Agreement.

9. Restricted Share Units. The Committee may authorize grants of Restricted Share Units to Participants upon such terms and conditions as the Committee may determine in accordance with the following provisions:

9.1. Number of Shares and Other Terms. The number of Shares subject to a Restricted Share Unit Award and the vesting period, Performance Period (if any) and Performance Objectives (if any) applicable to a Restricted Share Unit Award shall be determined by the Committee.

9.2. Deferred Compensation. Each grant shall constitute the agreement by the Company to issue or transfer Shares or, to the extent set forth in the Award Agreement, the Fair Market Value of such Shares in cash, to the Participant in the future in consideration of the performance of services, subject to the fulfillment during the Deferral Period of such conditions as the Committee may specify.

9.3. Deferral Period. Each grant shall provide that the Restricted Share Units covered thereby shall be subject to a Deferral Period, which shall be fixed by the Committee on the Grant Date and which may lapse if (i) the Participant remains continuously in the employment of the Company or any Subsidiary (or, in the case of a Nonemployee Director, service on the Board) during the Deferral Period and (ii) if specified Performance Objectives (if any) are satisfied or met during a specified Performance Period.

9.4. Dividend Equivalents and Other Ownership Rights. During the Deferral Period, the Participant shall not have any right to transfer any rights under the subject Award, shall not have any rights of ownership in the Restricted Share Units and shall not have any right to vote such shares, but the Committee may on or after the Grant Date authorize the payment of dividend equivalents on such shares in cash or additional Shares on a current, deferred or contingent basis. Notwithstanding anything contained herein to the contrary, dividend equivalents on Restricted Share Units shall be subject to the same vesting and other restrictions as the Restricted Share Units to which they relate.

9.5. Award Agreement. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with this Plan. All of the terms relating to the satisfaction of Performance Objectives (if any) and the termination of the Deferral Period or Performance Period relating to a Restricted Share Unit Award, or any forfeiture and cancellation of such Award (i) upon a termination of employment with or service to the Company or any Subsidiary of the Participant, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the applicable Award Agreement.

2025 Proxy Statement	B-9

Appendix B

10. Performance Awards. The Committee may authorize grants of Performance Shares, Performance Units and Performance Cash, which shall become payable to the Participant upon the achievement of specified Performance Objectives, upon such terms and conditions as the Committee may determine in accordance with the following provisions:

10.1. Number of Performance Shares or Units; Amount of Performance Cash. Each grant shall specify the number of Performance Shares or Performance Units, or amount of Performance Cash, to which it pertains.

10.2. Performance Period. The Performance Period with respect to each Performance Award shall commence on the Grant Date or such other date as the Committee determines.

10.3. Performance Objectives. Each grant shall specify the Performance Objectives that are to be achieved by the Participant.

10.4. Threshold Performance Objectives. Each grant may specify in respect of the specified Performance Objectives a minimum acceptable level of achievement below which no payment will be made and may set forth a formula for determining the amount of any payment to be made if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified Performance Objectives.

10.5. Payment of Performance Awards. Each grant shall specify the time and manner of payment of Performance Awards that shall have been earned, and any grant may specify that any such amount may be paid by the Company in cash, Shares or any combination thereof as specified in the Award agreement and may either grant to the Participant or reserve to the Committee the right to elect among those alternatives.

10.6. Dividend Equivalents. Any grant of a Performance Award may provide for the payment to the Participant of dividend equivalents thereon in cash or additional Shares. Notwithstanding anything contained herein to the contrary, dividend equivalents on Performance Awards shall be subject to the same vesting and other restrictions as the Performance Awards to which they relate.

10.7. Award Agreement. Each grant shall be evidenced by an Award Agreement which shall state that the Performance Shares, Performance Units or Performance Cash, as applicable, are subject to all of the terms and conditions of this Plan and such other terms and provisions as the Committee may determine consistent with this Plan. All of the terms relating to the satisfaction of Performance Objectives and the termination of the vesting period or Performance Period relating to a Performance Award, or any forfeiture and cancellation of such Award (i) upon a termination of employment with or service to the Company or any Subsidiary of the Participant, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the applicable Award Agreement.

11. Other Share-Based Awards. The Committee may authorize grants of Other-Share Based Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, including without limitation Shares granted as a bonus and not subject to any vesting conditions, dividend equivalents, share purchase rights and Shares issued in lieu of obligations of the Company to pay cash under any compensatory plan or arrangement, subject to such terms as shall be determined by the Committee. The Committee shall determine the terms and conditions of such awards, which may include the right to elective deferral thereof, subject to such terms and conditions as the Committee may specify in its discretion. Any distribution, dividend or dividend equivalents with respect to Other Share-Based Awards that are subject to vesting conditions shall be subject to the same vesting conditions as the underlying awards.

12. Transferability.

12.1. Transfer Restrictions. Except as provided in Section 12.2, no Award granted under this Plan shall be transferable by a Participant other than by will or the laws of descent and distribution, and Options and Stock Appreciation Rights shall be exercisable during a Participant’s lifetime only by the Participant or, in the event of the Participant’s legal incapacity, by his guardian or legal representative acting in a fiduciary capacity on behalf of the Participant under state law. Any attempt to transfer an Award in violation of this Plan shall render such Award null and void.

12.2. Limited Transfer Rights. The Committee may expressly provide in an Award Agreement (or an amendment to an Award Agreement) that a Participant may transfer without consideration such Award (other than an Incentive Stock

B-10	2025 Proxy Statement

Appendix B

Option), in whole or in part, to a spouse or lineal descendant (a “Family Member”), a trust for the exclusive benefit of Family Members, a partnership or other entity in which all the beneficial owners are Family Members, or any other entity affiliated with the Participant that may be approved by the Committee. Subsequent transfers of Awards shall be prohibited except in accordance with this Section 12.2. All terms and conditions of the Award, including provisions relating to the termination of the Participant’s employment or service with the Company or a Subsidiary, shall continue to apply following a transfer made in accordance with this Section 12.2.

12.3. Restrictions on Transfer. Any Award made under this Plan may provide that all or any part of the Shares that are to be issued or transferred by the Company upon the exercise or settlement of an Award, as applicable, shall be subject to further restrictions upon transfer.

12.4. Designation of Beneficiary. To the extent permitted by the Company, a holder of an Award may file with the Company a written designation of one or more persons as such holder’s beneficiary or beneficiaries (both primary and contingent) in the event of the holder’s death or incapacity. To the extent an outstanding Option or Stock Appreciation Right granted hereunder is exercisable, such beneficiary or beneficiaries shall be entitled to exercise such Option or Stock Appreciation Right pursuant to procedures prescribed by the Company. Each beneficiary designation shall become effective only when filed in writing with the Company during the holder’s lifetime on a form prescribed by the Company. The spouse of a married holder domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Company of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a holder fails to designate a beneficiary, or if all designated beneficiaries of a holder predecease the holder, then each outstanding award held by such holder, to the extent vested or exercisable, shall be payable to or may be exercised by such holder’s executor, administrator, legal representative or similar person.

13. Adjustments. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or any successor or replacement accounting standard) that causes the per share value of Shares to change, such as a share dividend, share split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the number and class of securities available under this Plan, the terms of each outstanding Option and Stock Appreciation Right (including the number and class of securities subject to each outstanding Option or Stock Appreciation Right and the Option Price or Base Price per Share), the terms of each outstanding Restricted Share Award, Restricted Share Unit Award and Other Share-Based Award (including the number and class of securities subject thereto), and the terms of each outstanding Performance Award (including the number and class of securities subject thereto) shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding Options and Stock Appreciation Rights in accordance with Section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of participants. In either case, the decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

14. Fractional Shares. The Company shall not be required to issue any fractional Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement thereof in cash.

15. Change in Control Provisions.

15.1. Impact on Certain Awards. Unless otherwise provided in an Award Agreement, the Committee (as constituted prior to the Change in Control) shall have the right to provide in the event of a Change in Control: (i) Options and Stock Appreciation Rights outstanding as of the date of the Change in Control shall be cancelled and terminated without payment if the Fair Market Value of one Share as of the date of the Change in Control is less than the per Share Option Price or Base Price; and (ii) all Performance Awards shall be (x) considered to be earned and payable based on achievement of performance goals, target performance or such other performance level determined by the Committee (either in full or pro rata based on the portion of Performance Period completed as of the date of the Change in Control), and any limitations or other restrictions shall lapse and such Performance Awards shall be immediately settled or distributed or (y) converted into Restricted Share or Restricted Share Unit Awards based on achievement of performance goals, target performance or such other performance level determined by the Committee (either in full or pro rata based on the portion of Performance Period completed as of the date of the Change in Control) that are subject to Section 15.2 and with appropriate adjustments in accordance with Section 13.

2025 Proxy Statement	B-11

Appendix B

15.2. Assumption or Substitution of Certain Awards.

(a) Unless otherwise provided in an Award Agreement, in the event of a Change in Control in which the successor company assumes or substitutes shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, for some or all of the Shares subject to an outstanding Award, with an appropriate and equitable adjustment to such Award as determined by the Committee (as constituted prior to the Change in Control) in accordance with Section 13, if a Participant’s employment with such successor company (or the Company) or a subsidiary thereof terminates within 24 months following such Change in Control (or such other period set forth in the Award Agreement, including prior thereto if applicable) and under the circumstances specified in the Award Agreement: (i) Options and Stock Appreciation Rights outstanding as of the date of such termination of employment will immediately vest, become fully exercisable and shall remain exercisable for a two-year period (or if earlier, until the original expiration date set forth in the Award Agreement); (ii) the restrictions, limitations and other conditions applicable to Restricted Shares, Restricted Share Units and Other Share-Based Awards outstanding as of the date of such termination of employment shall lapse and the Restricted Shares, Restricted Share Units and Other Share-Based Awards shall become free of all restrictions, limitations and conditions and become fully vested; and (iii) the restrictions, limitations and other conditions applicable to any other Awards shall lapse, and such other Awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable. For the purposes of this Section 15.2, an Award shall be considered assumed or substituted for if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether shares, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares), with appropriate adjustments in accordance with Section 13; provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Award, for each Share subject thereto, will be solely common stock of the successor company with a fair market value substantially equal to the per Share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of what fair market value is substantially equal shall be made by the Committee, as constituted prior to the Change in Control, in its sole discretion and its determination shall be conclusive and binding.

(b) Unless otherwise provided in an Award Agreement, in the event of a Change in Control, to the extent the successor company does not assume or substitute for an Award (or in which the Company is the ultimate parent corporation and does not continue the Award), then immediately prior to the Change in Control: (i) Options and Stock Appreciation Rights outstanding as of the date of the Change in Control that are not assumed or substituted for (or continued) shall immediately vest and become fully exercisable; (ii) restrictions, limitations and other conditions applicable to Awards that are not assumed or substituted for (or continued) shall lapse and the Awards shall become free of all restrictions, limitations and conditions and become fully vested; and (iii) the restrictions, other limitations and other conditions applicable to any other Awards that are not assumed or substituted for (or continued) shall lapse, and such other Awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable and the Committee (as constituted prior to the Change in Control) may require such Awards, in its discretion and in whole or in part, to be surrendered to the Company by the Participant, and to be immediately cancelled by the Company, and to provide for the Participant to receive (A) a cash payment or other property in an amount equal to (1) in the case of an Option or Stock Appreciation Right, the aggregate number of Shares then subject to the portion of such Option or Stock Appreciation Right surrendered multiplied by the excess, if any, of the Fair Market Value of a Share as of the date of the Change in Control, over the Option Price or Base Price per Share subject to such Option or Stock Appreciation Right, (2) in the case of Restricted Shares, Restricted Share Units, Other Share-Based Awards or Performance Awards denominated in Shares, the aggregate number of Shares then subject to the portion of such Award surrendered to the extent the Performance Objectives applicable to such Award have been satisfied or are deemed satisfied pursuant to Section 15.1, multiplied by the Fair Market Value of a Share as of the date of the Change in Control, and (3) in the case of an Performance Award denominated in cash, the value of the Performance Award then subject to the portion of such Award surrendered to the extent the Performance Objectives applicable to such Award have been satisfied or are deemed satisfied pursuant to Section 15.1; (B) shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (A) above; or (C) a combination of the payment of cash or other property pursuant to clause (A) above and the issuance of shares pursuant to clause (B) above.

B-12	2025 Proxy Statement

Appendix B

16. Withholding Taxes. The Company shall have the right to require, prior to the issuance or delivery of any Shares or the payment of any cash pursuant to an Award made hereunder, payment by the holder of such Award of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such Award. An Award Agreement may provide that (i) the Company shall withhold whole Shares which would otherwise be delivered to a holder, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an Award (the “Tax Date”), or withhold an amount of cash which would otherwise be payable to a holder, in the amount necessary to satisfy any such obligation or (ii) the holder may satisfy any such obligation by any of the following means: (A) a cash payment to the Company; (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole Shares having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation; (C) authorizing the Company to withhold whole Shares which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a holder, equal to the amount necessary to satisfy any such obligation; (D) a cash payment by a broker-dealer acceptable to the Company to whom the participant has submitted an irrevocable notice of exercise or sale or (E) such other form of payment approved by the Committee, in each case to the extent set forth in the Award Agreement. Shares to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate (or, if permitted by the Company, such other rate as will not cause adverse accounting consequences under the accounting rules then in effect, and is permitted under applicable IRS withholding rules); provided, however, that if a fraction of a Share would be required to satisfy the minimum statutory withholding taxes, then the number of Shares to be delivered or withheld may be rounded up to the next nearest whole Share.

17. Foreign Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals, or who are employed by or perform services for the Company or any Subsidiary outside of the United States of America, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose, provided that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of this Plan, as then in effect, unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

18. Amendments and Other Matters.

18.1. Plan Amendments. This Plan may be amended from time to time by the Board, but no such amendment shall (a) materially impair the rights of a Participant with respect to a previously granted Award without the Participant’s consent, except with respect to an amendment that is necessary to be made in order to comply with applicable law, stock exchanges rules or accounting rules or (b) increase any of the limitations specified in Section 3, other than to reflect an adjustment made in accordance with Section 13, or modify the prohibition on repricing contained in Section 18.4, without the further approval of the stockholders of the Company. The Board may condition any amendment on the approval of the stockholders of the Company if such approval is necessary or deemed advisable with respect to the applicable listing or other requirements of a national securities exchange or other applicable laws, policies or regulations.

18.2. Award Deferrals. The Committee may permit Participants to elect to defer the issuance of Shares or the settlement of Awards in cash under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan. In the case of an award of Restricted Shares, the deferral may be effected by the Participant’s agreement to forego or exchange his or her award of Restricted Shares and receive an award of Restricted Share Units. The Committee also may provide that deferred settlements include the payment or crediting of interest on the deferral amounts, or the payment or crediting of dividend equivalents where the deferral amounts are denominated in Shares, provided that any dividend equivalents shall be subject to the same vesting conditions as the underlying Awards.

18.3. Conditional Awards. Subject to Section 18.4, the Committee may condition the grant of any award or combination of Awards under the Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or any Subsidiary to the Participant.

18.4. Repricing Prohibited. The Committee shall not, without the approval of the Company’s stockholders, (a) lower the Option Price or Base Price per Share of an Option or Stock Appreciation Right after it is granted, (b) cancel any previously

2025 Proxy Statement	B-13

Appendix B

granted Option or Stock Appreciation Right in exchange for another Option or Stock Appreciation Right with a lower Option Price or Base Price, (c) cancel an Option or Stock Appreciation Right when the exercise price per Share exceeds the Fair Market Value of one Share in exchange for cash or another Award, or (d) take any other action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are listed, in each case, other than in connection with a Change in Control or the adjustment provisions set forth in Section 13.

18.5. No Right of Participation, Employment or Service. Unless otherwise set forth in an employment agreement, no person shall have any right to participate in this Plan. This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary and shall not interfere in any way with any right that the Company or any Subsidiary would otherwise have to terminate any Participant’s employment or other service at any time.

18.6. Rights as a Stockholder. No person shall have any right as a stockholder of the Company with respect to any Shares or other equity security of the Company which is subject to an Award hereunder unless and until such person becomes a stockholder of record with respect to such Shares or equity security.

18.7. Restrictions on Shares. Each Award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the Shares subject to such Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares thereunder, such Shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing Shares delivered pursuant to any Award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

18.8. Compliance with Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, this Plan is intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code and shall be administered in a manner that is intended to comply with, or exempt from, Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with this Plan or any Award (including any taxes or penalties under Section 409A of the Code), and neither the Company nor any affiliate shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties. Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments or deliveries in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code and which are payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code), shall be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” or, if earlier, the Participant’s date of death, to the extent required to comply with Section 409A of the Code. Following any applicable six month delay, all such delayed payments or deliveries will be paid or delivered (without interest) in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day. Unless otherwise provided by the Committee, in the event that the timing of payments in respect of any Award (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) would be accelerated upon the occurrence of (A) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder or (B) a disability, no such acceleration shall be permitted unless the disability also satisfies the definition of “Disability” pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder. For purposes of Section 409A of the Code, each payment made under this Plan or any Award shall be treated as a separate payment.

B-14	2025 Proxy Statement

Appendix B

19. Effective Date. This Plan shall become effective upon its approval by the stockholders of the Company.

20. Termination. This Plan shall terminate on the tenth anniversary of the date upon which it is approved by the stockholders of the Company (and, with respect to Incentive Stock Options, on the tenth anniversary of the date upon which it is approved by the Board), unless earlier terminated by the Board, and no Award shall be granted after that date. Termination of this Plan shall not affect the terms or conditions of any award granted prior to termination.

21. Recoupment of Awards. The Awards granted under this Plan and any cash payment or Shares delivered pursuant to an Award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable Award Agreement or any clawback or recoupment policy which the Company may adopt from time to time, including, without limitation, the Churchill Downs Incorporated Policy on Recoupment of Incentive Compensation, and any other policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law or applicable listing standards.

22. Governing Law. This Plan, each Award hereunder and the related Award Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the Commonwealth of Kentucky and construed in accordance therewith without giving effect to principles of conflicts of laws.

2025 Proxy Statement	B-15

Mediant P.O. BOX 8016, CARY, NC 27512-9903

Churchill Downs Incorporated

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www.proxypush.com/CHDN

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Virtual:

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Annual Meeting of Shareholders

For Shareholders of record as of March 3, 2025
Tuesday, April 22, 2025 9:00 AM, Eastern Time
Annual Meeting to be held live via the Internet. Please visit
www.proxydocs.com/CHDN for more details.

YOUR VOTE IS IMPORTANT!

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Karole F. Lloyd and Paul C. Varga (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Churchill Downs Incorporated which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Copyright © 2025 BetaNXT, Inc. or its affiliates. All Rights Reserved

Churchill Downs Incorporated Annual Meeting of Shareholders

Please make your marks like this:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

   FOR ON PROPOSALS 1, 2, 3 AND 4

	PROPOSAL		YOUR VOTE		BOARD OF DIRECTORS RECOMMENDS

1.	Election of Class II Directors
		FOR	WITHHOLD

	1.01 R. Alex Rankin	☐	☐		FOR

	1.02 Andréa Carter	☐	☐		FOR

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2025.	☐	☐	☐	FOR

3.	To approve the Churchill Downs Incorporated 2025 Omnibus Stock and Incentive Plan.	☐	☐	☐	FOR

4.	To approve, on a non-binding advisory basis, the Company’s executive compensation as disclosed in the proxy statement.	☐	☐	☐	FOR

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Signature (and Title if applicable)	Date	Signature (if held jointly)	Date